As filed with the Securities and Exchange Commission on June 19, 2009
Registration No. 333-159202

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
Amendment No. 1 to
FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
OCEANIC EXPLORATION COMPANY
(Exact name of registrant as specified in its charter)

Delaware	1311	84-0591071
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
7800 East Dorado Place, Suite 250
Englewood, CO 80111
(303) 220-8330
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
STEPHEN M. DUNCAN, PRESIDENT
OCEANIC EXPLORATION COMPANY
7800 East Dorado Place, Suite 250
Englewood, CO 80111
(303) 220-8330
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies of communications to:
PAUL H. SHAPHREN, ESQ.
Callister Nebeker & McCullough
2180 South 1300 East, Suite 600
Salt Lake City, UT 84106
(801) 530-7300
Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑
CALCULATION OF REGISTRATION FEE

Proposed
		Maximum	Proposed Maximum	Amount of
Title of Each Class of	Dollar Amount to be	Offering Price	Aggregate Offering	Registration
Securities to be Registered	Registered	Per Unit	Price(1)	Fee(2)
Common Stock, $.0625 par	$6,080,960	$.32	$6,080,960	$339.32

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) of the Securities Act.

(2)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 19, 2009

PROSPECTUS

OCEANIC EXPLORATION COMPANY
19,000,000 Shares of Common Stock
Issuable Upon Exercise of Subscription Rights

•	Oceanic Exploration Company (referred to as Oceanic or we) is distributing non-transferable, irrevocable subscription rights to purchase shares of common stock in this rights offering to persons who owned shares of its common stock on [July 16, 2009].

•	You will receive 0.318317 subscription rights for each share of common stock you owned on [July 16, 2009], rounded up to the next whole subscription right. Each whole subscription right entitles you to purchase one share of common stock for $.32. You must own Oceanic’s common stock at the official offering date to participate in this rights offering.

•	If you exercise all of your subscription rights, you may elect to purchase additional shares at the same price. The exercise of such over-subscription privilege is non-transferable and irrevocable. NWO Resources Inc. (NWO), our principal stockholder, has stated its intention to exercise its subscription rights, thereby purchasing 16,939,198 shares, and has also indicated that it may purchase any additional shares that are not subscribed for by other stockholders. NWO is considered to be acting as the underwriter of the rights offering. It is, however, not obligated to exercise its subscription rights or to purchase additional shares.

•	The subscription rights are exercisable beginning on the date of this prospectus and continuing until 5:00 p.m., Mountain Daylight Time (MDT), on [August 21, 2009] (the Expiration Date). Common stock issued upon exercise of the rights will be delivered within 15 business days after the expiration of the rights offering. We reserve the right to extend the rights offering up to an additional 30 days and to cancel the rights offering at any time. If the rights offering is terminated, any funds you paid will be refunded within 15 business days. There is no minimum that we must sell in order to complete the rights offering. The rights offering is being made on an ‘any’ or ‘all’ basis. This means that Oceanic may accept any subscription received, and you will not have the right to receive a refund of funds you pay, even if not all 19,000,000 shares of common stock offered are subscribed for in the rights offering.

•	The subscription rights may not be sold or transferred. The last sale price of our common stock on May 20, 2009 was $.0649.

•	Our subsidiary, Petrotimor Companhia de Petróleos, S.A. (Petrotimor), was granted a concession to explore for oil and gas by Portugal in the Timor Gap, between East Timor and Australia. Oil and gas rights in areas overlapping with our concession area were granted by other governments to other entities. Subsequently, we applied for rights to explore for and produce oil and gas in the Timor Gap. Oceanic and Petrotimor have filed a lawsuit against ConocoPhillips, Inc. and ConocoPhillips Company claiming that the misdeeds of the defendants effectively prevented Oceanic from competing for those rights. We are currently appealing a dismissal of the lawsuit by a Federal District Court in Texas. We will spend a majority of the net proceeds from the rights offering repaying NWO for prior advances on a line of credit and pursuing our lawsuit. Advances under the line of credit were primarily used to pay the expenses of our lawsuit.

•	On March 31, 2009, our liabilities were larger than the book value of our assets. We therefore had a stockholders deficit of ($3,356,126) (unaudited).

The exercise of the subscription rights involves substantial risk. For a discussion of certain factors that should be considered in evaluating an investment in the securities offered, see ‘Risk Factors’ on page 8.

		Discount and
	Subscription Price	Commissions	Net Proceeds(1)
Per Share	$.32	None	$.32

Total(2)	$6,080,000	None	$6,080,000

(1)	Before deducting estimated expenses of the rights offering of $80,000 payable by us.

(2)	Up to 3,000 additional shares of common stock may be issued solely in connection with the rounding up of shares, if any. If these shares are issued in full the Net Proceeds will be $6,080,960.

Prospectus Dated          , 2009

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

No person is authorized to give any rights offering information or to make any representations other than those contained or incorporated by reference in this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the common stock offered by this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any common stock in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of Oceanic since the date hereof or that the information contained by reference herein is correct as of any time subsequent to its date.

This rights offering is being made in all 50 states of the United States and the District of Columbia. This rights offering is not being made to stockholders outside of the United States. Exercise of oversubscription rights will not be allowed for Oregon residents.

For California Residents:

This rights offering is limited to stockholders who satisfy the following suitability standards:

(i) the stockholder has a net worth of $200,000 or more (exclusive of home, furnishings and automobile); or

(ii) the stockholder has at least $50,000 of annual gross income and $75,000 of liquid net worth.

PROSPECTUS SUMMARY

This section answers in summary form some questions you may have about Oceanic Exploration Company and this rights offering. The information in this section is a summary and therefore does not contain all of the information that you should consider before exercising your subscription rights. You should read the entire prospectus carefully, including the ‘Risk Factors’ section and the documents listed under ’If You Would Like More Information.’

QUESTIONS AND ANSWERS ABOUT OCEANIC EXPLORATION COMPANY

What is Oceanic Exploration Company?

We were incorporated in December 1968 as a Delaware corporation and historically have been engaged in the business of acquiring oil and gas concessions covering large blocks of acreage in selected areas of the world. The term ‘concession’ means exploration, development and production rights with respect to a specific area. After we buy those rights, we conduct exploration activities on that property, including seismic and other geophysical evaluation and exploratory drilling where appropriate. We did not conduct any oil and gas exploration or production activities and did not receive any revenue from oil and gas properties in recent years, including 2008, 2007 and 2006. We do not expect to receive any material revenue from oil and gas properties in 2009.

One of our oil and gas concessions is for an area located between East Timor and Australia known as the ‘Timor Gap.’ It is a concession that was granted by Portugal, and has been, and is being disputed. ConocoPhillips and other participants are developing the Bayu-Undan field in the area covered by our disputed concession in two phases. According to the 2000 Annual Report of Petroz N.L., which was acquired by ConocoPhillips in December 2000, there are proven reserves of 297 million barrels of condensate and natural gas liquids and 2.7 trillion cubic feet of gas in the Bayu-Undan field alone, with another 107 million barrels and .7 trillion cubic feet possible. As reported by ConocoPhillips in its December 31, 2007 and 2008 Forms 10-K, Phase 1 is a gas-recycle project, where condensate and natural gas liquids are separated and removed and the dry gas re-injected into the reservoir. This phase began production in February 2004, and averaged a net rate of 34,100 and 36,000 barrels of liquids per day in 2007 and 2008, respectively, from these reserves. The second phase involved the installation of a natural gas pipeline from the field to Darwin, Australia and construction of a liquefied natural gas facility located in Darwin. This will be used for the production, export and sale of the natural gas from the field, for gross contracted sales of up to 3 million tons of liquefied natural gas (LNG) annually for a period of 17 years to customers in Japan. ConocoPhillips subsequently reported that the construction of the LNG facility in Darwin was completed in 2006. It also reported that its net share of natural gas production from the Bayu-Undan field was 189 million cubic feet per day in 2007.

On March 1, 2004, Oceanic and Petrotimor filed a complaint in the United States District Court for the District of Columbia (DC Federal Court) regarding their 14.8 million-acre Timor Gap concession (the U.S. Timor Gap Litigation). Oceanic and Petrotimor, as plaintiffs, brought this action to redress the harm caused by the defendants’ (collectively including ConocoPhillips, Inc. and designated subsidiaries, the Timor Sea Designated Authority for the Joint Petroleum Development Area, the Timor Gap Joint Authority for the Zone of Cooperation, PT Pertamina and BP Migas) theft, misappropriation and conversion of oil and gas resources within the Timor Gap.

Oceanic filed a Second Amended Complaint (the Complaint) with the DC Federal Court on March 1, 2005. The Complaint reflected claims that the misdeeds of the defendants effectively prevented Oceanic from competing for rights to explore for and produce oil and gas within the Timor Gap.

On September 21, 2006, the DC Federal Court dismissed certain defendants and certain of our claims and ordered that the remaining defendants file an Answer or other Responsive Pleading to the Complaint.

On February 5, 2007, the DC Federal Court granted the motion of the remaining defendants ConocoPhillips, Inc. and ConocoPhillips Company (ConocoPhillips) to transfer the case to the United States District Court for the Southern District of Texas (Texas Federal Court).

The defendants subsequently filed a motion for judgment on the pleadings. On April 16, 2008, the Texas Federal Court issued an Opinion on Dismissal and an Interlocutory Order providing that Oceanic take nothing from defendants. On April 22, 2008, the Texas Federal Court entered a Final Judgment dismissing the case. On May 15, 2008, we filed a Notice of Appeal. On August 19, 2008, we filed our Opening Brief with the United States Court of Appeals for the Fifth Circuit (Court of Appeals). The defendants/appellees filed their Brief in response on October 6, 2008. We filed our Reply Brief on October 21, 2008. The parties presented oral arguments on their respective positions on March 30, 2009, and are currently awaiting a decision by the Court of Appeals.

As stated in the Complaint, we have consistently proposed to locate liquefied natural gas facilities in East Timor which would significantly benefit the people of East Timor, yet we have effectively not been given an opportunity to compete for rights to explore for and produce oil and gas within the Timor Gap due to the alleged bribes and corruption. Under these circumstances, we believe there is substantially disputed evidence entitling us to the opportunity to prove our case at trial. We continue to believe that we have a persuasive case against the defendants based on the evidence.

We anticipate that if our appeal is successful, the defendants/appellees will continue to deny the allegations of the Complaint and will otherwise vigorously defend against our claims. We understand that pursuing this lawsuit to its fullest extent could take substantial time by our personnel, and we could incur substantial expense. However, we believe that the possibility of a favorable judgment justifies this substantial commitment of time and expense.

During the three months ended March 31, 2009 and 2008, we incurred exploration expenses of $216,858, and $432,319, respectively, related to our litigation expenses and other expenses of our subsidiary, Petrotimor. We incurred $1,804,141, $1,125,575, and $1,839,231, for the years ended December 31, 2008, 2007 and 2006, respectively, for these expenses. We have financed certain past expenses of pursuing our litigation by borrowing from NWO Resources, Inc (NWO), and we will use part of the proceeds of the rights offering to repay the amounts owing to NWO, plus continuing pursuit of our lawsuit. It is expected that these expenses and cash requirements will increase in 2009 depending on the result of certain judicial decisions.

We also provide management services to various entities with which our Chairman of the Board of Directors and Chief Executive Officer, James N. Blue, is affiliated. We provide:

•	Management, administrative and bookkeeping services to San Miguel Valley Corporation (San Miguel),

•	Management, administrative and professional services to Cordillera Corporation (Cordillera), and

•	Consulting services, including monitoring exploration and production activities on a worldwide basis to identify potential investment opportunities for Harvard International Resources, Ltd. (HIRL).

Except for the contract with HIRL, all labor services are provided at payroll cost plus benefits and include a 5% markup on that total to cover administrative expense. This charge is calculated annually based upon the prior year’s costs. All expenses are billed at cost. The purpose of the management agreements is to avoid duplication of functions and costs for the economic benefit of all of the companies involved. Together, these management services provided virtually all of Oceanic’s revenue for the three months ended March 31, 2009 and the years ended December 31, 2008, 2007 and 2006.

Where are we located?

Our principal executive offices are located at:

7800 East Dorado Place, Suite 250
Englewood, CO 80111
(303) 220-8330

Who Controls Oceanic Exploration Company?

NWO owns approximately 89.2% of our outstanding shares of common stock. NWO is a holding company incorporated in Ohio. NWO’s primary holding is an investment in Ohio Gas Company, a natural gas distribution company that provides natural gas services to customers over several counties in northwest Ohio. Oceanic’s Chairman of the Board of Directors and Chief Executive Officer is also Chairman of the Board of Directors, President and the indirect beneficial owner of a majority of the common stock of Cordillera, which is the major stockholder of NWO. He is also the Chairman of the Board and President of NWO.

If all stockholders fully exercise their subscription rights, the effective percentage ownership of each stockholder will remain unchanged. If the other stockholders do not exercise their rights and NWO purchases all shares of common stock that are available, NWO will control approximately 91.8% of the issued common stock.

QUESTIONS AND ANSWERS ABOUT THE RIGHTS OFFERING

What is a rights offering?

A rights offering is an opportunity for you to purchase additional shares of common stock at a fixed price and in an amount at least proportional to your existing interest, which enables you to maintain and possibly increase your current percentage ownership.

What is a subscription right?

We are distributing to you at no charge 0.318317 subscription rights for every share of our common stock that you owned as a holder of record on [July 16, 2009]. We will not distribute any fractional subscription rights, but will round the number of subscription rights you receive up to the next largest whole number. Each whole subscription right entitles you to purchase one share of our common stock for $.32. When you ‘exercise’ a subscription right that means that you choose to purchase the number of shares of common stock that the subscription right entitles you to purchase. You may exercise any number of your subscription rights, or you may choose not to exercise any subscription rights. You cannot give away, transfer or sell your subscription rights. Only you may exercise your subscription rights.

What is the basic subscription privilege?

The basic subscription privilege of each whole subscription right entitles you to purchase one share of our common stock at a subscription price of $.32. The subscription price is higher than the recent trading price of our common stock.

What is the over-subscription privilege?

We do not expect that all of our stockholders will exercise all of their basic subscription privileges. By extending over-subscription privileges to our stockholders, we are providing for the purchase of those shares that are not purchased through exercise of basic subscription privileges. The over-subscription privilege of each subscription right entitles you, if and when you fully exercise your basic subscription privilege, to subscribe for additional shares of common stock at a subscription price of $.32 per share.

What are the limitations on the over-subscription privilege?

If sufficient shares are available in the rights offering, we will honor all over-subscription requests in full. If over-subscription requests exceed the number of shares available, we will allocate the available shares among stockholders who over-subscribed in proportion to the over-subscription request of all over-subscribing stockholders. NWO, our principal stockholder, has stated its intention to exercise its basic subscription rights and may purchase any additional shares that are not subscribed for by other stockholders in the rights offering, to the extent such shares are available. It has indicated that there is no minimum number of shares that other stockholders must subscribe for before it will consider purchasing the additional shares. NWO is, however, not obligated to exercise its basic subscription rights or to purchase any additional shares that are not subscribed for by other stockholders and may decide not to do so. NWO is considered to be acting as the underwriter of the rights offering.

Why are we engaging in a rights offering and how will the proceeds be used?

We are making this rights offering with the intention of raising up to approximately $6,080,000. The majority of the proceeds from the rights offering will be used to repay NWO for prior advances on a line of credit and to pursue the U.S. Timor Gap Litigation. Our lawsuit is based upon claims alleging that the misdeeds of the defendants effectively prevented us from competing for rights to explore for and produce oil and gas within the Timor Gap. We are currently appealing the dismissal of our lawsuit in the United States Court of Appeals for the Fifth Circuit relating to these claims. If our appeal is unsuccessful, we may use these funds to pursue our claims in other forums or to fund our future operations. As of June 19, 2009, we have borrowed $2,816,457 including interest from NWO for these purposes, using the terms of a line of credit evidenced by a promissory note that currently exists. We will use the proceeds from the rights offering to repay these borrowings first. We want to give you the opportunity to participate in our equity fund-raising so that you will have the ability to maintain your proportional ownership interest in us.

What is the Board of Directors recommendation regarding the rights offering?

The Board of Directors is not making any recommendation as to whether or not you should exercise your subscription rights. You should make your decision based on your own assessment of your best interests.

How many shares may I purchase?

You will receive 0.318317 subscription rights for each share of common stock that you owned on [July 16, 2009]. We will not distribute fractional subscription rights, but will round the number of subscription rights you are to receive up to the next largest whole number. Each whole subscription right entitles you to purchase one share of common stock for $.32. If you exercise all of the subscription rights that you receive, you may have the opportunity to purchase additional shares of common stock. In your subscription agreement, you may request to purchase as many additional shares as you wish for $.32 per share. We may honor all of these over-subscription requests, but if not, you may not be able to purchase as many shares as you requested in your subscription agreement. We have the discretion to issue less than the total number of shares that may be available for over-subscription requests in order to comply with state securities laws.

How did we arrive at the $.32 per share subscription price?

Independent members of our Board of Directors recommended all of the terms and conditions of the rights offering, including the subscription price. The entire Board of Directors approved this recommendation. In establishing the subscription price, the independent directors considered the $.32 subscription price established for our last rights offering in 2006, the difficulty of placing an accurate value on our claims relating to our right to compete for rights to explore for and produce oil and gas within in the Timor Gap, and the willingness of NWO to pay more than the current trading price for our common stock. The independent directors also considered the strategic alternatives available to us for raising capital, the lack of trading volume in our stock, the market price of our common stock before and after the announcement of the rights offering, our business prospects and general conditions in the securities markets. The $.32 subscription price is substantially in excess of recent trading prices for our common stock.

How do I exercise my subscription rights?

You must properly complete the attached subscription agreement and deliver it to us before 5:00 p.m., MDT, on [August 21, 2009] (the Expiration Date). Our address is 7800 East Dorado Place, Suite 250, Englewood, CO 80111. Any subscription agreements received after that date will be immediately returned.

How do I pay for my shares?

Your subscription agreement must be accompanied by proper payment by wire transfer, certified check, or bank draft (cashier’s check) drawn upon a U.S. bank or a money order payable to Oceanic Exploration Company for each share that you wish to purchase pursuant to both your basic and over-subscription privileges. Please contact Lori Brundage, CFO, for wiring instructions at the address given above. We cannot accept personal checks and will return those checks to you.

How long will the rights offering last?

You will be able to exercise your subscription rights only during a limited period. If you do not exercise your subscription rights before 5:00 p.m., MDT, on the Expiration Date of [August 21, 2009] the subscription rights will expire. We have the discretion to extend the rights offering up to an additional 30 days.

What if my shares are not held in my name?

If you hold your shares of our common stock in the name of a broker, dealer or other nominee, then your broker, dealer or other nominee is the record holder of the shares you own. The record holder must exercise the rights on your behalf for the shares of common stock you wish to purchase. Therefore, you will need to have your record holder act for you. If your shares are held in trust, then you must ask your trustee to act for you.

If you wish to participate in this rights offering and purchase shares of common stock, please promptly contact the record holder of your shares. We will ask your broker, dealer or other nominee to notify you of this rights offering.

After I exercise my subscription rights, can I change my mind and cancel my purchase?

No. Once you send in your subscription agreement and payment, you cannot revoke the exercise of your subscription rights, even if you later learn information about us that you consider unfavorable and even if the market price of our common stock is below the $.32 per share purchase price. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of our common stock at a price of $.32 per share.

Is exercising my subscription rights risky?

Yes, the exercise of your subscription rights involves significant risks. Exercising your subscription rights means buying additional shares of our common stock and should be considered as carefully as you would consider any other equity investment. Risks associated with our common stock include the following:

•	we have incurred material net losses;

•	we have no oil and gas operations or revenues;

•	we were unsuccessful in our original lawsuit brought in Australia in that the court found it did not have jurisdiction to hear our case;

•	we voluntarily withdrew our appeal of the jurisdiction issue in the Australian case;

•	a federal court has issued a final judgment dismissing our current lawsuit and our appeal of the dismissal may not be successful;

•	we are incurring significant costs and negative cash flow in connection with our current lawsuit;

•	we may not recover any damages in our current lawsuit and all of the legal fees that we spend on the lawsuit may be of no value to us;

•	we have been unsuccessful to date, in obtaining recognition of our interests in the Timor Gap;

•	we are controlled by our principal stockholder.

Risks specific to the rights offering include the following:

•	the rights offering price was not based on an independent valuation by outside sources and our recent stock price has been substantially below the offering price;

•	your percentage ownership of Oceanic may be diluted in the offering;

•	you will not earn interest on funds tendered on subscription;

•	the proceeds of the rights offering may not be sufficient to satisfy all of our capital needs.

You should carefully consider the risks described under the heading ’Risk Factors.’

Must I exercise any subscription rights?

No. You are not required to exercise your subscription rights or take any other action.

What happens if I choose not to exercise my subscription rights?

You will retain your current number of shares of common stock even if you do not exercise your subscription rights. However, if other stockholders exercise their subscription rights and you do not, the percentage of Oceanic that you own will diminish, and your voting and other rights will be diluted.

Can I sell or give away my subscription rights?

No. Should you choose not to exercise your rights, you may not sell, give away or otherwise transfer your rights. However, rights will be transferable by operation of law such as to the estate of a recipient upon the death of the recipient.

What happens to my rights if I sell or transfer my shares after the record date and prior to exercising my subscription rights?

You may exercise your rights even if you have sold or transferred your shares of common stock after the record date and prior to exercising your subscription rights. Your subscription rights will not be forfeited.

What are the Federal Income Tax consequences of exercising my subscription rights?

The receipt and exercise of your subscription rights are intended to be nontaxable events. You should seek specific tax advice from your personal tax advisor.

When will I receive my new shares?

If you purchase shares of common stock through the rights offering, you will receive certificates representing those shares within 15 business days after the Expiration Date, which Expiration Date may be extended up to 30 days.

Can the Board of Directors extend or cancel the rights offering?

Yes. The Board of Directors may decide to extend the rights offering up to an additional 30 days or cancel the rights offering at any time, on or before [August 21, 2009], for any reason. If the rights offering is cancelled, any funds you paid will be refunded within 15 business days.

How much money will Oceanic Exploration Company receive from the rights offering?

We are making this rights offering with the intent to raise approximately $6,080,000 by offering 19,000,000 shares of stock at $.32 per share. We are offering shares in the rights offering with no minimum purchase requirement. The rights offering is being made on an ‘any’ or ‘all’ basis, which means that Oceanic may accept any subscription received, even if all of the 19,000,000 shares of common stock offered are not subscribed for in the rights offering. As a result, there is no assurance we will be able to sell all or any of the shares being offered. However, NWO, our principal stockholder, has indicated its intention to exercise fully its basic subscription rights and may purchase any additional shares that are not subscribed for by other stockholders. NWO is, however, not obligated to exercise its basic subscription rights or to purchase any additional shares that are not subscribed for by other stockholders and may decide not to do so.

How many shares will be outstanding after the rights offering?

The number of shares of common stock that will be outstanding after the rights offering will depend on the number of shares that are purchased in the rights offering. If we sell all of the shares being offered, then we will issue approximately 19,000,000 shares of common stock. In that case, we will have approximately 78,688,881 shares of common stock outstanding after the rights offering.

How do the ‘penny stock’ rules affect my ability to resell shares after exercising my rights in the rights offering?

Broker-dealer practices in connection with transactions in ‘penny stocks’ are regulated by certain penny stock rules adopted by the Securities and Exchange Commission. Penny stocks, like shares of our common stock, generally are equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on NASDAQ. The burdens imposed upon stockbrokers under the penny stock rules discourage stockbrokers from effecting transactions in our common stock, which may limit the market liquidity and the ability of investors to trade our common stock. The lack of volume and transactions in our stock may reduce the overall market value of the common stock.

What if I have more questions?

If you have more questions about the rights offering, please contact our Chief Financial Officer, Lori Brundage, at 7800 East Dorado Place, Suite 250, Englewood, Colorado 80111, by telephone at (303) 220-8330, or by email at Lori.Brundage@OceanicExploration.com.

SUMMARY FINANCIAL INFORMATION

The following table sets forth our summary financial data. The summary financial data in the table is derived from our financial statements. You should read the data in conjunction with the financial statements, related notes and other financial information included therein.

	Quarter Ended
	March 31		Year Ended December 31
Statement of Earnings Data	2009	2008	2008	2007	2006
	(unaudited)

Revenue	$301,500	$266,955	$1,216,050	$1,004,976	$1,063,465
Costs and expenses	$677,217	$889,191	$3,479,533	$2,734,108	$3,552,974
Net loss	$(375,717)	$(622,236)	$(2,263,483)	$(1,729,132)	$(2,489,509)
Loss per share of common stock	(.01)	(.01)	(.04)	(.03)	(.05)

			December 31,
	March 31, 2009		2008
Balance Sheet Data	Actual	As Adjusted(1)	Actual
	(unaudited)

Working capital (deficit)	$(2,753,777)	$3,246,223	$(2,371,887)
Total assets	$351,522	$3,870,464	$239,490
Stockholders’ (deficit)/equity	$(3,356,126)	$2,643,874	$(2,980,409)

(1)	As adjusted to give effect to the sale of 19,000,000 shares of common stock at an assumed offering price of $.32 per share and the application of net estimated proceeds at March 31, 2009.

See sections titled ‘Use of Proceeds’ and ‘Capitalization.’

RISK FACTORS

Investing in our common stock involves substantial risks. You should be able to bear a complete loss of your investment. You should carefully consider the following factors and other information in this prospectus before deciding to exercise your subscription rights and purchase our common stock.

Risk Factors Relating to the Offering of Subscription Rights

The subscription price is substantially above the recent market price of our common stock.  The subscription price of $.32 per share is substantially higher than the recent market prices for our common stock. The bid price for our common stock in the market has not been as high as the subscription price since the first quarter of 2007. We do not expect the public market price of our common stock to exceed the subscription price before the subscription rights expire, if ever. If you exercise your subscription rights then you will have committed to buy shares of common stock in the rights offering at a price that is higher than the price at which our shares could be purchased in the market. Moreover, we cannot assure you that you will ever be able to sell shares of common stock that you purchased in the rights offering at a price equal to or greater than the subscription price.

Determination of the subscription price was not based on an independent valuation and may not be the true value of the shares.  The terms and conditions of the rights offering, including the subscription price, were not based on an independent valuation of Oceanic. The $.32 subscription price was based in part on the subscription price of our last rights offering and the price our independent directors believed NWO would be willing to pay. The independent directors did not attempt to determine the value of our claims asserted in the U.S. Timor Gap Litigation or the probability of success in our lawsuit. The subscription price does not necessarily bear any relationship to our past operations, cash flows, current financial condition, or any other established criteria for value. You should not consider the subscription price as an indication of the value of Oceanic or its common stock or a prediction of the outcome of our current lawsuit. See ‘Determination of Offering Price.’

You will not be able to revoke your exercise of subscription rights.  Once you exercise your subscription rights, you cannot revoke the exercise.

Your percentage ownership of Oceanic Exploration Company may be diluted.  If you do not exercise all of your basic subscription rights, you may suffer significant dilution of your percentage ownership of our stock relative to stockholders who fully exercise their subscription rights. For example, if you own 597,000 shares of common stock before the rights offering, or approximately 1.0% of our equity and you exercise none of your subscription rights while all other subscription rights are exercised through the basic subscription privilege or over-subscription privilege, then the percentage ownership represented by your 597,000 shares will be reduced to approximately 0.76%.

You will suffer immediate and substantial dilution if you exercise the over-subscription privilege.  The difference between the offering price per share of common stock and the pro forma net tangible book value per share of our common stock after this offering constitutes the dilution to investors in this offering. Net tangible book value per share is determined by dividing our net tangible book value, which is our total tangible assets less our total liabilities, divided by the number of outstanding shares of our common stock. As of March 31, 2009, we had a negative net tangible book value of ($3,391,260) or ($0.057) per share. After giving effect to the sale of 19,000,000 shares of common stock included in the rights offering, our pro forma net tangible book value at March 31, 2009 would have been $2,608,740 or approximately $.03 per share, representing an immediate dilution of approximately $.29 per share or 90.63%. Stockholders who exercise the over-subscription privilege will suffer dilution on their newly purchased shares which will not be offset by the increase in the net tangible book value of their existing shares.

You may not be able to sell your shares of common stock immediately upon expiration of the rights offering.  Until certificates are delivered upon expiration of the rights offering, you may not be able to sell the shares of our common stock that you purchase in the rights offering. Certificates representing shares of our common stock that you purchased will be delivered within 15 business days after the [August 21, 2009] expiration of the rights offering, which may be extended up to 30 days.

The rights offering may be cancelled and funds returned without interest.  If we elect to cancel the rights offering, we will have no obligation with respect to the subscription rights except to return, without interest, any subscription payments.

You will not earn interest on any funds delivered to us to exercise the rights.  We will not pay you interest on funds delivered to us pursuant to the exercise of rights.

The rights offering may not satisfy our need for capital.  We intend to raise approximately $6,080,000 by making this rights offering, but no assurance can be given that we will be able to do so. Because there is no established minimum purchase requirement, we may complete the rights offering without having raised the full $6,080,000. If we do not raise the full $6,080,000, our ability to repay the NWO line of credit and continue to pursue the U.S. Timor Gap Litigation may be limited and we may not be able to fund the ongoing operations to the extent contemplated in this prospectus. Other than our line of credit evidenced by a promissory note with NWO, which allows us to borrow up to an additional $3,300,000, subject to certain conditions, we do not have any commitments for raising either debt or equity capital. We cannot assure you that the funds from this rights offering will be sufficient to fund operations and pursue the claims we have made in the U.S. Timor Gap Litigation. Even if all of the $6,080,000 is raised in this rights offering, we will likely need more capital to fund our operations during or after 2009 if we continue pursuing our claims. We are unable to predict when, or if, we will discontinue our lawsuit. Assuming that the lawsuit continues past 2009, we may need additional capital to fund litigation costs. Such additional financing will present additional risks to our stockholders, depending on the price and terms attached to such funding. See ‘Use of Proceeds.’

Risk Factors Relating to Oceanic Exploration Company

We have suffered recurring material net losses.  We have suffered recurring material net losses and losses from operations during the most recent interim period and in recent fiscal years. Net losses for the quarters ended March 31, 2009 and 2008 were $(375,717) and $(622,236), respectively. Net losses for the years ended December 31, 2008, 2007 and 2006 were $(2,263,483), $(1,729,132) and $(2,489,509), respectively. Our stockholders’ equity decreased from a negative ($2,980,409) at December 31, 2008 to a negative $(3,356,126) as of March 31, 2009. As long as we continue to incur significant expenses for the U.S. Timor Gap Litigation, we expect significant losses to continue.

Our only significant revenue in fiscal years 2008, 2007 and 2006 was from management services to related parties.  We provide management and other services to San Miguel, Cordillera and HIRL. The contracts with each company do not provide for an end date but most do contain a clause requiring 60 days termination notice. Each of these companies is a related party. There is no assurance that the management services agreements will continue in the future.

We currently have no oil and gas operations or revenues but have increasing costs charged to exploration expenses, which are primarily legal and professional expenses related to the U.S. Timor Gap Litigation.  We have not generated any material revenues from oil and gas operations for the past seven fiscal years and there is no assurance that oil and gas revenue will be generated in the future. We are currently actively pursuing legal claims asserted in the U.S. Timor Gap Litigation. During the three month periods ended March 31, 2009 and 2008 (unaudited), we incurred litigation related expenses of $196,711 and $422,946, respectively. During the years ended December 31, 2008, 2007 and 2006, these expenses were $1,779,648, $1,100,887 and $1,793,515, respectively. We will spend a majority of the net proceeds from the rights offering repaying NWO for prior advances on a line of credit and pursuing these claims. We expect that expenses relating to the claims will continue to be significant until our litigation is resolved.

We may be unsuccessful with respect to the U.S. Timor Gap Litigation.  No government of East Timor has recognized the concession other than Portugal, which granted the concession to our 99% owned subsidiary, Petrotimor Companhia de Petróleos, SA (Petrotimor) in December 1974 when East Timor was under its administrative control. Regardless of the outcome of the U.S. Timor Gap Litigation, this concession may never be recognized by the government of East Timor.

We may be unsuccessful in our pursuit of commercial opportunities in the Timor Gap. On April 22, 2008 the United States District Court for the Southern District of Texas entered a Final Judgment dismissing the case. We have appealed the dismissal to United States Court of Appeals for the Fifth Circuit. Our appeal of the dismissal may not be successful. Even if the case is remanded to the trial court for further proceedings, we may not ultimately succeed in those proceedings.

We understand that pursuing this lawsuit to its fullest extent in 2009 could take substantial time by our personnel, and we could incur substantial expense. Additional resources may be required in connection with this litigation. We cannot be certain that our resources in the future will be sufficient to satisfy expenditures we are required to make in our business.

If we are unsuccessful in our legal proceedings and do not receive damages for our claims, and do not achieve recognition in East Timor we may have no further interest in the Timor Gap and will have incurred substantial legal and other expenses over a protracted period of time in trying to protect our rights. The U.S. Timor Gap Litigation defendants have substantial resources, and we expect them to continue to contest our claims. While we believe in the merits of our claims, the ultimate outcome cannot be determined at this time. Ultimately, we must obtain a final judgment or settlement of the lawsuit or achieve recognition of our rights by the new government in East Timor in order to recover any benefits in connection with our interests in the Timor Gap. There is no assurance we will be successful in the lawsuit. Even if we are successful in our legal proceedings, the amount of damages that may be awarded cannot be determined at this time. Furthermore, if we are successful in obtaining recognition and entitlement to the benefits of the concession, the ultimate value of the concessions is unknown.

We are litigating against parties with substantial resources.  The defendants in the U.S. Timor Gap Litigation have far greater resources than we have at the current time. We may not be able to fund the litigation to conclusion or settle the litigation on terms favorable to us; however, we intend to make every effort to do so.

We face significant competition.  The oil and gas industry is competitive, and we must compete with many long-established companies having far greater resources and operating experience. Furthermore, the demand for financing of oil and gas, mineral exploration and development programs is highly competitive and we compete for such financing with other larger exploration and development companies. There is no independent competition for the management services activities, but each of the related parties to which we provide those services could elect to have their own employees provide those services.

Because we are subject to the ‘penny stock’ rules, the level of trading activity in our stock may be reduced which may make it difficult for investors to sell their shares.  Our common stock is penny stock as defined by the Securities Exchange Act of 1934. Broker-dealer practices in connection with transactions in ‘penny stocks’ are regulated by certain penny stock rules adopted by the Securities and Exchange Commission. Penny stocks, like shares of our common stock, generally are equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on NASDAQ. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market, and monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, broker-dealers who sell these securities to persons other than established customers and ‘accredited investors’ must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. The inability of institutional investors to trade our common stock and the additional burdens imposed upon stockbrokers by these requirements discourages stockbrokers from effecting transactions in our common stock, which may limit the market liquidity and the ability of investors to trade our common stock. The lack of volume and transactions in our stock may reduce the overall market value of the common stock.

Our business in the oil and gas industry is subject to price volatility and foreign risks.  Oil and gas exploration activities, especially in foreign areas, are subject to a wide variety of risks that affect not only the concessions themselves but also their salability (whether of partial interests or otherwise) to third parties. The industry is also subject to fluctuations in the price of and the demand for oil and gas.

Our foreign operations are subject to risks such as nationalization, jurisdictional disputes, civil unrest, taxation and price and demand fluctuations.  Our oil and gas concessions are generally located in territories controlled by foreign governments. As a result, the concessions may be subject to the following risks:

•	Potential expropriation or nationalization of concessions or facilities by foreign governments

•	Jurisdictional disputes between foreign governments concerning areas in which our concessions are located

•	Civil unrest or significant political changes in foreign countries in which we hold concessions

•	Taxation by foreign governments of our income derived within their jurisdiction or other forms of tax combined with uncertainties over the availability in the United States of foreign tax credits for taxes actually paid to foreign governments

•	Application of foreign procedural or substantive laws

•	Fluctuations in the price of and the demand for oil and gas

Certain of our properties, including those in Greece, Taiwan and the Timor Gap, are subject to current disputes between foreign governments that have essentially, in addition to our lack of funds, precluded development of those properties. There is no assurance that such disputes will be resolved in a timely manner.

At the current time, we do not intend to pay dividends on the common stock.  We use all available funds for working capital purposes and have never paid a dividend. We do not anticipate paying dividends at the current time. Any future payment of dividends by us is subject to the discretion of the Board of Directors.

We are controlled by our principal stockholder.  Our principal stockholder, NWO, currently owns 89.2% of our common stock. If all stockholders fully exercise their subscription rights, the effective percentage ownership of each stockholder will remain unchanged. If none of the other stockholders exercise their rights and NWO purchases all shares of common stock that are available to purchase, then NWO will control approximately 91.8%. In such event, NWO would increase its ownership and all of our current shareholders, except for NWO, would be diluted in percentage ownership of Oceanic. Oceanic’s Chairman of the Board of Directors and Chief Executive Officer is also Chairman of the Board of Directors, President and the indirect beneficial owner of a majority of the common stock of Cordillera, which is the major stockholder of NWO. He is also the Chairman of the Board and President of NWO.

There are conflicts of interest between us and our affiliates.  There have been material transactions between us and our affiliates, some of which cannot be deemed to have been the result of arm’s length negotiations. We provide management services to Cordillera and San Miguel and consulting services, including monitoring exploration and production activities on a worldwide basis to identify potential investment opportunities, for HIRL. Our Chairman of the Board of Directors and Chief Executive Officer is affiliated with each of these corporations. In addition, he receives officers’ fees of $5,000 per month for his services as Chairman of the Board of Directors and Chief Executive Officer. He is President and a director of NWO and Chairman of the Board of Directors, President and an indirect beneficial owner of a majority of the common stock of Cordillera, a related party, and a principal source of our current management revenue. Karsten Blue, son of our Chairman of the Board of Directors and Chief Executive Officer, performs services for us with respect to the Timor Gap matters on a monthly basis for which we pay his employer, General Atomics, $6,500 per month. Karsten Blue provided and will continue to coordinate various activities relating to Timor Gap matters.

Effective June 30, 2007, we entered into a Services Agreement with General Atomics (GA), a company controlled by Oceanic’s Chairman of the Board of Directors and Chief Executive Officer. This agreement specifies that Oceanic will pay GA for the services of Stephen M. Duncan to serve as President of Oceanic at a fixed rate of $7,500 per month. The agreement has no contractual termination date, but can be terminated with 30 days’ notice by either party.

We also have a $4,000,000 line of credit evidenced by a promissory note with NWO, our principal stockholder, established on February 28, 2008. NWO has agreed to increase its line of credit to Oceanic to $6,000,000 if any of the following occur: (i) Oceanic, by unanimous action of its Board of Directors, determines not to conduct a rights offering or (ii) Oceanic has fully drawn on the existing line of credit and Oceanic certifies that it will not have time to complete the rights offering before it exhausts its current assets needed to continue prosecution of the U.S. Timor Gap Litigation. The terms were not negotiated at arm’s length. We lease our office building in Englewood, Colorado from a company indirectly owned and controlled by our Chairman of the Board of Directors and Chief Executive Officer. See ‘Certain Relationships and Related Transactions’ for further information about these conflicts.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

Any statements contained in this prospectus that are not statements of historical fact are forward-looking statements. You can identify these statements by words such as ‘may,’ ‘will,’ ‘expect,’ ‘anticipate,’ ‘estimate,’ ‘continue’ or other similar words. These statements discuss future expectations, contain projections of results of operations or financial condition or state other forward-looking information and are based on certain assumptions and analyses made by Oceanic in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, including such factors as uncertainties in cash flow, expected time and costs of litigation, the volatility and level of oil and natural gas prices, production rates and reserve replacement, reserve estimates, drilling and operating risks, competition, litigation, environmental matters, the potential impact of government regulations, fluctuations in the economic environment and other such matters, many of which are beyond our control. You are cautioned that forward-looking statements are not guarantees of future performance and actual results or developments may differ materially from those expressed or implied in the forward-looking statements.

ABOUT THE RIGHTS OFFERING

Before exercising any subscription rights, you should read carefully the information set forth under ‘Risk Factors.’

Reason for the Rights Offering

We are making this rights offering with the intention of raising up to approximately $6,080,000. A majority of the proceeds from the rights offering will be used to repay NWO for prior advances on a line of credit and to pursue the claims we have made in the U.S. Timor Gap Litigation. We want to give you the opportunity to participate in our equity fund-raising so that you will have the ability to maintain your proportional ownership interest in us. See ‘Risk Factors — Risk Factors Relating to the Offering of Subscription Rights.’ This rights offering may not satisfy our need for capital.

The Subscription Rights

We are distributing to you, at no cost, non-transferable subscription rights as a holder of record of shares of our common stock on [July 16, 2009]. We are giving you .318317 subscription rights for each share of common stock that you owned on [July 16, 2009]. The rights are uncertificated securities. You will not receive fractional subscription rights during the rights offering, but instead we have rounded your total number of subscription rights up to the next largest whole number. Each subscription right entitles you to purchase one share of common stock for $.32. If you wish to exercise your subscription rights, you must do so before

5:00 p.m., MDT, on the Expiration Date. After that date, the subscription rights will expire and will no longer be exercisable. There is no minimum amount of stock that we must sell to complete the rights offering. The rights offering is being made on an ‘any’ or ‘all’ basis, which means that we may accept any subscription received even if all 19,000,000 shares of common stock offered are not subscribed for in the rights offering.

Basic Subscription Privilege

Each subscription right entitles you to receive one share of common stock upon payment of $.32 per share. You will receive certificates representing the shares that you purchase pursuant to your basic subscription privilege within 15 business days after the Expiration Date, whether you exercise your subscription rights immediately prior to that date or earlier.

Over-Subscription Privilege

Subject to the allocation described below, each subscription right also grants each stockholder an over-subscription privilege to purchase additional shares of common stock that are not purchased by other stockholders pursuant to their basic subscription privileges. You are entitled to exercise your over-subscription privilege only if you exercise your basic subscription rights in full.

If you wish to exercise your over-subscription privilege, you should indicate the number of additional shares that you would like to purchase in the space provided in your subscription agreement. When you send in your subscription agreement, you must also send the full purchase price for the number of additional shares that you have requested to purchase (in addition to the payment due for shares purchased through your basic subscription privilege). If the number of shares remaining after the exercise of all basic subscription privileges is not sufficient to satisfy all requests for shares pursuant to over-subscription privileges, you will be allocated additional shares pro rata (subject to elimination of fractional shares), based on the number of shares you requested through the over-subscription privilege in proportion to the total number of shares that you and other over-subscribing stockholders requested through the over-subscription privilege.

For example, assume that after the exercise of the basic subscription rights (1) there remain 150,000 shares of common stock that were not subscribed for pursuant to basic subscription rights, (2) two stockholders each indicated that they wished to acquire additional common stock pursuant to the over-subscription privilege, and (3) Stockholder A oversubscribed for 150,000 shares and Stockholder B oversubscribed for 300,000 shares and each tendered payment for that number of shares. Stockholder A would be entitled to one-third or 50,000 shares pursuant to the over-subscription privilege and Stockholder B would be entitled to two-thirds or 100,000 shares pursuant to the over-subscription privilege.

We have the discretion to issue less than the total number of shares that may be available for over-subscription requests in order to comply with state securities laws.

As soon as practicable after the Expiration Date, we will determine the number of shares of common stock that you may purchase pursuant to the over-subscription privilege. You will receive certificates representing these shares within 15 business days after the Expiration Date. We have the discretion to delay allocation and distribution of any and all shares to stockholders who are affected by state securities laws, if any, and elect to participate in the rights offering, including shares that we issue with respect to your basic or over-subscription privilege in order to comply with such regulations. If you request and pay for more shares than are allocated to you, we will refund that overpayment, without interest, within 15 business days after the Expiration Date. In connection with the exercise of the over-subscription privilege, banks, brokers and other nominee holders of subscription rights who act on behalf of beneficial owners will be required to certify to Oceanic as to the aggregate number of subscription rights that have been exercised, and the number of shares of common stock that are being requested through the over-subscription privilege, by each beneficial owner on whose behalf the nominee holder is acting.

NWO, our principal stockholder, has stated its intention to fully exercise its basic subscription rights and, if the rights offering is under subscribed, it may purchase additional shares that are not subscribed for by other stockholders in the rights offering, to the extent that shares are available. It has indicated that there is no minimum number of shares that other stockholders must subscribe for before it will consider purchasing the additional shares. NWO is not obligated to exercise its basic subscription privileges or purchase all unsubscribed shares and may later determine not to do so.

No Recommendations

The Board of Directors is not making any recommendation as to whether or not you should exercise your subscription rights. You should make your decision based on your own assessment of your best interests.

Expiration Date

The rights will expire at 5:00 p.m., MDT, on the Expiration Date of [August 21, 2009] unless we decide to extend the rights offering up to an additional 30 days. If you do not exercise your basic subscription privilege and over-subscription privilege prior to that time, YOUR SUBSCRIPTION RIGHTS WILL BE NULL AND VOID. We will not be required to issue shares of common stock to you if we receive your subscription agreement or your payment after that time, regardless of when you sent the subscription agreement and payment.

Cancellation Right

Our Board of Directors may cancel the rights offering in its sole discretion at any time prior to or on the Expiration Date for any reason (including a change in the market price of the common stock). If we cancel the rights offering, any funds you paid will be refunded within 15 business days, without interest.

Non-transferability of Subscription Rights

Except in the limited circumstance described below, only you may exercise the basic subscription privilege and the over-subscription privilege. You may not sell, give away or otherwise transfer the basic subscription privilege or the over-subscription privilege.

Notwithstanding the foregoing, your rights may be transferred by operation of law or through involuntary transfers. For example, a transfer of rights to the estate of the recipient upon the death of the recipient would be permitted. If the rights are transferred as permitted, evidence satisfactory to us that the transfer was proper must be received by us prior to the Expiration Date of the rights offering.

Exercise of Subscription Rights

You may exercise your subscription rights by delivering to us on or prior to the Expiration Date:

•	a properly completed and duly executed subscription agreement; and

•	payment in full of $.32 per share of common stock to be purchased through the basic subscription privilege and the over-subscription privilege.

You should deliver your subscription agreement and payment to us at

Oceanic Exploration Company
Attention: Lori Brundage, Chief Financial Officer
7800 East Dorado Place, Suite 250
Englewood, Colorado 80111
(303) 220-8330

We will not pay you interest on funds delivered to us pursuant to the exercise of the rights.

Method of Payment

Payment for the shares must be made by wire transfer, certified check, bank draft (cashier’s check) drawn upon a U.S. bank or a money order payable to Oceanic Exploration Company. Please contact Lori Brundage, CFO, for wiring instructions at the address listed above. Payment by personal check will not be accepted and your personal check will be returned to you. Payment will be deemed to have been received by us only upon receipt by us of any wire transfer, certified check or bank draft drawn upon a U.S. bank, or any postal, telegraphic or express money order.

Sufficient mailing time should be allowed for the subscription agreement and payment to be received by us before the Expiration Date at 5:00 p.m., MDT, [August 21, 2009] after which time the rights will be void and valueless. Payments received after that time will be returned to you.

Shares Held for Others

If you are a broker, a trustee or a depository for securities, or you otherwise hold shares of common stock for the account of others as a nominee holder, you should notify the beneficial owner of such shares as soon as possible to obtain instructions with respect to their subscription rights, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial owner so instructs, you should complete the subscription agreement and submit it to us with the proper payment.

If you are a beneficial owner of common stock held by a nominee holder, such as a broker, trustee or a depository for securities, we will ask your broker, dealer or other nominee to notify you of this rights offering. If you wish to purchase shares through this rights offering, you should contact the holder and ask him or her to effect transactions in accordance with your instructions. If your stock is held in trust, you must contact the trustee to exercise the rights offering on your behalf.

Ambiguities in Exercise of Subscription Rights

If you do not specify the number of shares of common stock being subscribed for in your subscription agreement, or if your payment is not sufficient to pay the total purchase price for all of the shares that you indicated you wished to purchase, you will be deemed to have subscribed for the maximum number of shares of common stock that could be subscribed for with the payment that we receive from you. If your payment exceeds the total purchase price for all of the shares of common stock shown in your subscription agreement, your payment will be applied, until depleted, to subscribe for shares of common stock in the following order:

(1) to subscribe for the number of shares, if any, that you indicated on the subscription certificate that you wished to purchase through your basic subscription privilege;

(2) to subscribe for shares of common stock until your basic subscription privilege has been fully exercised;

(3) to subscribe for additional shares of common stock pursuant to the over-subscription privilege (subject to any applicable proration). Any excess payment remaining after the foregoing allocation will be returned to you as soon as practicable by mail, without interest or deduction.

Regulatory Limitation

We will not issue shares of common stock in the rights offering to California residents who do not meet the suitability requirements described earlier. Exercise of oversubscription rights will not be allowed for Oregon residents. State securities laws require an offering to be registered or exempt in each state where the rights offering is made. We believe we have complied with the registration or exemption requirements in all fifty states and the District of Columbia. This rights offering is not being made to stockholders outside of the United States.

Our Decision Is Binding

All questions concerning the timeliness, validity, form and eligibility of any exercise of subscription will be determined by us, and our determinations will be final and binding. In our sole discretion, we may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as we may determine, or reject the purported exercise of any subscription right by reason of any defect or irregularity in such exercise. Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as we determine in our sole discretion. We will not be under any duty to notify you of any defect or irregularity in connection with the submission of a subscription agreement or incur any liability for failure to give such notification.

No Revocation

Once you have exercised your basic subscription privilege or over-subscription privilege, YOU MAY NOT REVOKE THAT EXERCISE EVEN IF THE SUBSCRIPTION PERIOD HAS NOT YET ENDED. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of common stock at the subscription price of $.32 per share.

Rights of Subscribers

Your exercise of rights in this rights offering will give you no additional rights as a stockholder until the shares you have purchased in the rights offering are deemed issued to you.

Shares of Common Stock Outstanding After the Rights Offering

Assuming we issue all of the shares of common stock offered in the rights offering, approximately 78,688,881 shares of common stock will be issued and outstanding. This would represent an approximate 32% increase in the number of outstanding shares of common stock. IF YOU DO NOT FULLY EXERCISE YOUR BASIC SUBSCRIPTION PRIVILEGE BUT OTHERS DO, THE PERCENTAGE OF COMMON STOCK THAT YOU HOLD WILL DECREASE.

Fees and Expenses

No commissions or similar remuneration may be paid in connection with the rights offering. You are responsible for paying any taxes or other expenses incurred in connection with the exercise of the subscription rights. Oceanic will not pay these expenses.

Important

Please carefully read the instructions accompanying the subscription agreement and follow those instructions in detail. You are responsible for choosing the payment and delivery method for your subscription agreement and you bear the risks associated with such delivery. If you choose to deliver your subscription agreement and payment by mail, we recommend that you use registered mail, properly insured, with return receipt requested. We also recommend that you allow a sufficient number of days to ensure delivery to us prior to the Expiration Date.

IF YOU HAVE ANY QUESTIONS

If you have questions or need assistance concerning the procedure for exercising subscription rights, or if you would like additional copies of this prospectus or the instructions, you should contact

Oceanic Exploration Company
Attention: Lori Brundage, Chief Financial Officer
7800 East Dorado Place, Suite 250
Englewood, Colorado 80111
Tel: (303) 220-8330
Email: Lori.Brundage@OceanicExploration.com

PLAN OF DISTRIBUTION

On or about [July 22, 2009] we will distribute the subscription rights and copies of this prospectus to all holders of record of our common stock as of [July 16, 2009]. If you wish to exercise your subscription rights and purchase shares of common stock, you should complete the subscription agreement and return it with payment for the shares, to us at the address above. See ‘Questions and Answers about the Rights Offering — How do I exercise my subscription rights?’ If you have any questions, you should contact Lori Brundage, our Chief Financial Officer, at the telephone number and address listed above.

The shares of common stock offered pursuant to this rights offering are being offered by us directly to holders of our common stock.

NWO, our principal stockholder, has stated its intention to exercise its subscription rights, thereby purchasing 16,939,198 shares, and has also indicated that it may purchase any additional shares that are not subscribed for by other stockholders. It is, however, not obligated to exercise its subscription rights or to purchase additional shares. NWO has indicated that there is no minimum number of shares that other stockholders must subscribe for before it will consider purchasing the additional shares. NWO is considered to be acting as the underwriter of the rights offering. NWO will receive no discounts or commissions on its purchases. There are no discounts and commissions to be allowed or paid to dealers. We have not entered into any agreement to indemnify NWO against any underwriter liability arising under the Securities Act.

FEDERAL INCOME TAX CONSIDERATIONS

General

The following summarizes the material federal income tax consequences to you as a United States stockholder of Oceanic as a result of the receipt, lapse, or exercise of the subscription rights distributed to you pursuant to the rights offering. This discussion does not address the tax consequences of the rights offering under applicable state, local or foreign tax laws. Moreover, this discussion does not address every aspect of taxation that may be relevant to a particular taxpayer under special circumstances or who is subject to special treatment under applicable law and is not intended to be applicable in all respects to all categories of investors. Other tax considerations may apply to investors who are, for example, insurance companies, tax-exempt persons, financial institutions, regulated investment companies, dealers in securities, persons who hold their shares of common stock as part of a hedging, straddle, constructive sale or conversion transaction, persons whose functional currency is not the U.S. dollar and persons who are not treated as a U.S. stockholder.

This summary is based on the Internal Revenue Code of 1986, as amended (Code), the Treasury regulations promulgated thereunder, judicial authority and current administrative rules and practice, all of which are subject to change on a prospective or retroactive basis. This discussion assumes that your shares of common stock and the subscription rights and shares issued to you during the rights offering constitute capital assets within the meaning of Code Section 1221.

Receipt and exercise of the subscription rights distributed pursuant to the rights offering is intended to be nontaxable to stockholders, and the following summary assumes you will qualify for such nontaxable treatment. If, however, the rights offering does not qualify as nontaxable, you would be treated as receiving a taxable distribution equal to the fair market value of the subscription rights on the distribution date. The distribution would be taxed as a dividend to the extent made out of Oceanic’s current or accumulated earnings and profits; any excess would be treated first as a return of your basis (investment) in your common stock and then as a capital gain. Expiration of the subscription rights in that situation would result in a capital loss.

Taxation of Stockholders

Receipt of a Subscription Right.  You will not recognize any gain or other income upon receipt of a subscription right in respect of your common stock. Your tax basis in each subscription right will effectively depend on whether you exercise the subscription right or allow the subscription right to expire. Except as provided in the following sentence, the basis of subscription rights you receive as a distribution with respect to your common stock will be zero. If, however, either (i) the fair market value of the subscription rights on the date of issuance is 15% or more of the fair market value (on the date of issuance of the rights) of the common stock with respect to which they are received or (ii) you properly elect, in your federal income tax return for the taxable year in which the subscription rights are received, to allocate part of your basis in your common stock to the subscription rights, then upon exercise of the rights, your basis in the common stock will be allocated between the common stock and the rights in proportion to the fair market value of each on the date the rights are issued. Your holding period for a subscription right will include your holding period for the shares of common stock upon which the subscription right is issued.

Expiration of Subscription Rights.  You will not recognize any loss upon the expiration of a subscription right.

Exercise of Subscription Rights.  You generally will not recognize a gain or loss on the exercise of a subscription right. The tax basis of any share of common stock that you purchase through the rights offering will be equal to the sum of your tax basis (if any) in the subscription right exercised and the price paid for the share. The holding period of the shares of common stock purchased through the rights offering will begin on the date that you exercise your subscription rights.

THIS DISCUSSION IS INCLUDED FOR YOUR GENERAL INFORMATION ONLY. YOU SHOULD CONSULT YOUR TAX ADVISOR TO DETERMINE THE TAX CONSEQUENCES TO YOU OF THE RIGHTS OFFERING IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES, INCLUDING ANY STATE, LOCAL AND FOREIGN TAX CONSEQUENCES.

STATE AND FOREIGN SECURITIES LAWS

The rights offering is not being made in any state or other jurisdiction in which it is unlawful to do so. We may delay the commencement of the rights offering in certain states or other jurisdictions in order to comply with the securities law requirements of such states or other jurisdictions. In our sole discretion, we may decline to make modifications to the terms of the rights offering requested by certain states or other jurisdictions, in which case stockholders who live in those states or jurisdictions will not be eligible to participate in the rights offering.

RESALE OF COMMON STOCK

Upon completion of the rights offering, assuming all rights are exercised, we will have approximately 78,688,881 shares of common stock outstanding. Subject to applicable state securities laws, stockholders who are not ‘affiliates’ of Oceanic may generally resell, without restriction, the common stock acquired pursuant to the exercise of their rights. Stockholders who are deemed to be ‘affiliates’ of Oceanic may resell common stock acquired pursuant to the exercise of their rights only pursuant to Rule 144 under the Securities Act or in a transaction otherwise exempt from registration under the Securities Act and subject to applicable state securities laws.

NWO currently owns 53,214,829 shares. NWO has stated its intention to exercise its subscription rights in full for an additional 16,939,198 shares. In addition, it may purchase any additional shares that are not subscribed for by other stockholders in the rights offering. NWO has no current intent to distribute any common stock it acquires pursuant to this offering. If it determines to sell all or a part of that common stock, it may do so at the market price through transactions with brokers or dealers or through one or more privately negotiated transactions. NWO will be required to deliver a prospectus in connection with any such sales. It is an affiliate of Oceanic for purposes of Rule 144 under the Securities Act. Accordingly, the resale of common stock acquired by it will be subject to the limitations set forth in Rule 144 with respect to amounts of securities sold by an affiliate and the manner of sale unless the common stock is sold by it in a transaction otherwise exempt from registration under the Securities Act and other applicable securities laws.

USE OF PROCEEDS

Our current expectations as to the use of the proceeds from this offering if the rights offering is fully subscribed are illustrated below. We have no firm agreement concerning items listed and no binding budget has been established. If less than the full rights offering is subscribed for, we will pay the costs of the rights offering and apply any additional available proceeds in approximately the proportion indicated below. The amounts stated herein are approximate only and the actual expenditures may vary from the estimates.

The Gross Proceeds do not take into account an additional $960 that would be raised if up to 3,000 additional shares of common stock are issued in connection with the rounding up of shares. The estimated costs of offering include professional fees incurred in the preparation of this prospectus and printing, copying and miscellaneous expenses. We believe the amount under ‘Fund Future Operations’ should be sufficient to fund our operations, including those of Petrotimor, for the immediate future. The need for additional funds in 2009 is contingent upon the duration of our pursuit of our claims in the U.S. Timor Gap Litigation. Assuming that the current lawsuit continues through 2009 or we otherwise pursue our claims relating to our interests in the Timor Gap, we may need to secure additional funding during that year.

On February 28, 2008, we established a $4,000,000 line of credit evidenced by a promissory note with NWO to fund our operations. As of June 19, 2009, there was $2,700,000 outstanding under the line of credit. We expect to have drawn a total of approximately $2,800,000 before the closing of the rights offering. The line of credit provides for interest on the outstanding balance at 2% over the U.S. Bank prime-lending rate in effect on the date of each draw against the line of credit. The line of credit is evidenced by an unsecured promissory note that is due upon the earlier of the following: (i) obtaining alternative financing in an amount of not less than $4,000,000, or (ii) resolution of the current lawsuit to the benefit of Oceanic for an amount not less than $4,000,000 or (iii) March 31, 2010. We anticipate repaying any outstanding amounts due under the line of credit upon consummation of the rights offering, at which time the line of credit will be terminated.

General and administrative costs include audit and legal fees, bank charges; contract and stockholder services, taxes, license fees, corporate insurance and other office expenses.

The following table illustrates our current expectations as to the use of the proceeds from this offering if the rights offering is fully subscribed. Application of Funds

Gross proceeds	$6,080,000
Cost of offering	(80,000)

Net proceeds	$6,000,000

Repay line of credit and interest	$2,928,423
Fund future operations:
Net payroll cost(1)	185,000
Rent, officer and director fees(2)	201,000
Other general and administrative costs	180,000
U. S. Timor Gap litigation expenses(3)	2,505,577

Use of proceeds	$6,000,000

(1)	Net payroll costs reflects salaries, benefits, taxes and related costs for our eight employees during the period from July 2009 through April 2010, less anticipated management fee revenue for this period. Of the eight employees, three are involved in management/legal affairs, three are in finance or accounting, one is in property management and one is in administration.

(2)	Rent reflects office rent and equipment lease payments, net of reimbursements during the period from May 2009 through February 2010, totaling $55,658. Officers and directors fees for this same time period include monthly officers’ fees for James N. Blue and Stephen M. Duncan of $5,000 and $7,500, respectively, and directors’ fees of $500 per month to each of the four non-employee directors.

(3)	Amounts not needed to pursue the U.S. Timor Gap Litigation will be used for general working capital purposes.

We reserve the right to allocate our resources in a different manner if necessary or appropriate.

DETERMINATION OF OFFERING PRICE

The independent members of our Board of Directors recommended all of the terms and conditions of the rights offering, including the subscription price. In establishing the $.32 per share subscription price, the directors considered the following factors:

•	the difficulty of accurately valuing the claims asserted in U.S. Timor Gap Litigation due to uncertainties in determining the amount of a potential recovery, the probability of receiving the recovery and the total time and expense required;

•	the benefits of obtaining a professional valuation of Oceanic as compared to its expense;

•	the price at which Oceanic had most recently sold shares, in its 2006 rights offering;

•	the price that NWO was likely willing to pay for shares;

•	strategic alternatives available to us for raising capital, such as debt financing, merger or acquisition with another entity, sale of a portion of our assets, a loan from our major stockholders or another affiliated entity, or private placements of equity to affiliates or third parties;

•	market price of our common stock before and after the announcement of the rights offering;

•	the lack of trading volume in our stock; and

•	our business prospects and general conditions in the securities markets.

The $.32 subscription price, however, does not necessarily bear any relationship to our past or expected future results of operations, cash flows, asset values, current financial condition, or any other established criteria for value.

We did not seek or obtain any opinion of financial advisors or investment bankers in establishing the subscription price for the rights offering. You should not consider the $.32 per share subscription price as an indication of the value of Oceanic or of our common stock. We cannot assure you that you will be able to sell shares purchased during this offering at a price equal to or greater than $.32 per share. On May 20, 2009, the last reported sale price of our common stock was $.0649 per share.

BUSINESS OF OCEANIC EXPLORATION

Oceanic was incorporated as a Delaware corporation in December 1968. With our subsidiaries, Oceanic International Properties Corporation (OIPC) and Petrotimor Companhia de Petróleos, SA (Petrotimor), we historically have been engaged in the business of acquiring oil and gas concessions covering large blocks of acreage in selected locations around the world. The term ‘concession’ means exploration, development and production rights with respect to a specific area. Rights may be created by agreement with a government, governmental agency or corporation. After Oceanic obtains those rights, it conducts exploration activities on that property, including seismic and other geophysical evaluation and exploratory drilling where appropriate. We did not conduct any exploration activities and did not receive any material revenue from oil and gas properties in 2008, 2007 or 2006. We do not expect to receive any significant revenue from oil and gas properties in 2009. Currently, we are actively pursuing legal claims alleging that the misdeeds of ConocoPhillips effectively prevented Oceanic from competing for rights to explore for and produce oil and gas within the Timor Gap.

Oceanic also provides management services to various entities with which our Chairman of the Board of Directors and Chief Executive Officer is affiliated. We provide:

•	Management, administrative and bookkeeping services to San Miguel Valley Corporation (San Miguel),

•	Management, administrative and professional services to Cordillera Corporation (Cordillera), and

•	Consulting services, including monitoring exploration and production activities on a worldwide basis to identify potential investment opportunities for Harvard International Resources, Ltd. (HIRL).

Together, these management services provided substantially all of our total revenue in 2008, 2007 and 2006.

As of March 31, 2009, we had eight permanent employees in Colorado who provide services to the oil and gas operations and/or management services to San Miguel and Cordillera. The corporate offices are located at 7800 East Dorado Place, Suite 250, Englewood, Colorado 80111 and the telephone number is (303) 220-8330.

Mr. James N. Blue is Chairman of Oceanic and also serves as Chairman of the Board of Directors and President of NWO. NWO owns approximately 89.2% of Oceanic common stock. He is also Chairman of the Board of Directors, President and indirect beneficial owner of a majority of the common stock of Cordillera, the major stockholder of NWO.

OPERATIONS

Litigation

One of Oceanic’s oil and gas concessions is for an area located between East Timor and Australia known as the ‘Timor Gap.’ It is a concession that was granted by Portugal, and has been, and is being disputed. ConocoPhillips and other participants are developing the Bayu-Undan field in the area covered by our disputed concession in two phases. According to the 2000 Annual Report of Petroz N.L., which was acquired by ConocoPhillips in December 2000, there are proven reserves of 297 million barrels of condensate and natural gas liquids and 2.7 trillion cubic feet of gas in the Bayu-Undan field alone, with another 107 million barrels and .7 trillion cubic feet possible. As reported by ConocoPhillips in its December 31, 2007 and 2008 Forms 10-K, Phase 1 is a gas-recycle project, where condensate and natural gas liquids are separated and removed and the dry gas re-injected into the reservoir. This phase began production in February 2004, and averaged a net rate of 34,100 and 36,000 barrels of liquids per day in 2007 and 2008, respectively, from these reserves. The second phase involved the installation of a natural gas pipeline from the field to Darwin, Australia and construction of a liquefied natural gas facility located in Darwin. This will be used for the production, export and sale of the natural gas from the field, for gross contracted sales of up to 3 million tons of liquefied natural gas (LNG) annually for a period of 17 years to customers in Japan. ConocoPhillips subsequently reported that the construction of the LNG facility in Darwin was completed in 2006. It also reported that its net share of natural gas production from the Bayu-Undan field was 189 million cubic feet per day in 2007.

On August 21, 2001, Oceanic and Petrotimor issued a Statement of Claim (as amended) out of the Federal Court of Australia against the Commonwealth of Australia, the Joint Authority established under the Timor Gap Treaty and the ConocoPhillips Petroleum companies operating within the Timor Gap area. Oceanic and Petrotimor claimed that the Timor Gap Treaty and the related legislation of the Australian Parliament were void or invalid for a number of reasons. On February 3, 2003, the Federal Court of Australia issued decisions adverse to Oceanic, ruling that it lacked the jurisdiction to hear the claims made by Oceanic and Petrotimor. On February 5, 2004, Oceanic’s appeal was voluntarily discontinued before decision by the appellate court in favor of a more expedient and cost saving venue in the United States where such jurisdictional issues would not exist.

On March 1, 2004, Oceanic and Petrotimor filed a complaint in the United States District Court for the District of Columbia (DC Federal Court) regarding their 14.8 million-acre Timor Gap concession. Oceanic and Petrotimor, as plaintiffs, brought this action to redress the harm caused by the defendants’ (collectively including ConocoPhillips, Inc. and designated subsidiaries, the Timor Sea Designated Authority for the Joint Petroleum Development Area, the Timor Gap Joint Authority for the Zone of Cooperation, PT Pertamina and BP Migas) theft, misappropriation and conversion of oil and gas resources within the Timor Gap.

Oceanic filed a Second Amended Complaint (the Complaint) with the DC Federal Court on March 1, 2005. The Complaint reflected claims that the misdeeds of the defendants effectively prevented Oceanic from competing for rights to explore for and produce oil and gas within the Timor Gap.

On September 21, 2006, the DC Federal Court dismissed certain defendants and certain of our claims and ordered that the remaining defendants file an Answer or other Responsive Pleading to the Complaint.

On February 5, 2007, the DC Federal Court granted the motion of the remaining defendants ConocoPhillips, Inc. and ConocoPhillips Company (ConocoPhillips) to transfer the case to the United States District Court for the Southern District of Texas (Texas Federal Court).

On April 16, 2008, the Texas Federal District Court, issued its Opinion on Dismissal, stating that Oceanic’s claims fail because “it did not plead facts that, if true, would show that its loss was proximately caused by the bribery.” The Texas District Court further held that “To recover, Oceanic must show what would have happened absent the bribe to a high degree of probability [and] it cannot.” Accordingly, the Texas District Court granted defendants’ motion for judgment on the pleadings. A final judgment was entered on April 22, 2008. Oceanic’s timely notice of appeal was filed on or about May 19, 2008 asserting multiple grounds of error both procedurally and on the merits. On August 19, 2008, we filed our initial brief with the United States Court of Appeals for the Fifth Circuit (Court of Appeals). The defendants/appellees filed their Brief in response on October 6, 2008. We filed our Reply Brief on October 21, 2008. The parties presented oral arguments on their respective positions on March 30, 2009, and are currently awaiting a decision by the Court of Appeals.

Legal and professional expenses related to litigation with respect to our interests in the Timor Gap have been the primary causes of major expenditures charged to exploration expense since 2001. We anticipate that pursuing these claims will be our primary cause of expenditures for 2009.

Management Services

We provide bookkeeping, administrative and day-to-day management services to San Miguel, a real estate company. We also provide management, professional and administrative services to Cordillera, a holding company. Our employees are responsible for the day-to-day management of real estate and other activities of Cordillera. Our subsidiary, Petrotimor, provides exploration and consulting services to HIRL, a related company. These contracts for management services have no contractual termination date, but management cannot be certain that some or all of these contracts will continue in the future. Most of the management contracts contain clauses requiring sixty days termination notice. Our Chairman of the Board of Directors and Chief Executive Officer is affiliated with each of these corporations.

	Quarter Ended		Year Ended		Year Ended
Management Fee Revenue	March 31 2009		2008		2007
	(unaudited)

San Miguel	$132,000	44%	$446,580	37%	$555,760	55%
Cordillera	162,000	54%	735,600	60%	413,400	41%
HIRL	7,500	2%	33,870	3%	35,816	4%

Total management fee revenue	$301,500		$1,216,050		$1,004,976

Except for the contract with HIRL, all labor services are provided at payroll cost plus benefits and include a 5% markup on that total to cover the administrative expense. This charge is calculated annually. All expenses are billed at cost. The contract with HIRL differs from the management contracts with the other related companies, as it is a flat charge of $2,500 per month. The purpose for the management agreements is to avoid duplication of functions and costs for the economic benefit of all of the companies involved.

Effective June 30, 2007, we entered into a Services Agreement with General Atomics (GA), a company controlled by Oceanic’s Chairman of the Board of Directors and Chief Executive Officer. This agreement specifies that Oceanic will pay GA for the services of Stephen M. Duncan to serve as President of Oceanic at a fixed rate of $7,500 per month. The agreement has no contractual termination date, but can be terminated with 30 days’ notice by either party. Oceanic recorded expenses of $22,500 for each of the three-month periods ended March 31, 2009 and 2008, respectively, for payments made to GA for Stephen M. Duncan’s services. These costs were $90,000 and $45,000 in 2008 and 2007, respectively.

Karsten Blue, son of Oceanic’s Chairman of the Board of Directors and Chief Executive Officer, coordinates various activities relating to Timor Gap matters. On September 1, 2002, Oceanic entered into a Services Agreement with Cordillera. This agreement, as amended, stated that Oceanic would compensate and reimburse Cordillera for Karsten Blue’s services at the rate of $1,467 per week, not to exceed $76,260 per year, and for any reasonable out-of-pocket business expenses incurred in connection with these activities. This contract ended on July 31, 2007 and was replaced with a new contract with GA. The new contract specifies a fixed amount for Karsten Blue’s services at $6,500 per month and has no contractual termination date. For each of the quarters ended March 31, 2009 and 2008, Oceanic expensed $19,500 for Karsten Blue’s services. These costs were $78,000 in 2008, $76,915 in 2007 and $76,337 in 2006.

Oil and Gas

Oceanic is not currently conducting any oil and gas exploration or production activities. We have not received any significant revenue from oil and gas properties since 2000. Other than the potential recovery of damages from the U.S. Timor Gap Litigation, we are currently not conducting any activities that would result in material oil and gas revenue in 2009. A majority of the charges to exploration expense in our financial statements are primarily legal and professional expenses related to litigation with respect to our interests in the Timor Gap.

When exploration or production activities occur, we conduct operations directly or through subsidiaries. Historically, when a discovery of oil or gas occurred, we pursued the development of reserves and the production of oil or gas to the extent considered economically feasible by farming out, or selling a portion of our interest in the discovery to finance development. Property interests are located in the North Aegean Sea, offshore Greece, in the East China Sea and in the Timor Gap. We have not been able to participate in exploration and development in any of these areas for various reasons.

We have generally undertaken exploration of concessions through various forms of joint arrangements with unrelated companies, whereby the parties agree to share the costs of exploration, as well as the costs of, and any revenue from, a discovery. Such arrangements do not always equate the proportion of expenditures undertaken by a party with the share of revenues received by such party.

We usually obtain concessions directly from a government or governmental agency. We then enter into arrangements with other participants whereby we receive cash payments and our share of exploration expenditures paid (either before or after being expended) in whole or in part by other participants.

Historically, sales of partial interest in our concessions have been part of our normal course of business and have provided funds for the acquisition of further concessions and for exploration of existing concessions.

In order to maintain our concessions in good standing, we are usually required to expend substantial sums for exploration and, in many instances, for surface rentals or other cash payments. Additionally, the development of any discoveries made upon concessions in which we hold an interest generally involves the expenditure of substantial sums of money. We have, to date, been able to satisfy required expenditures on our concessions. We cannot be certain that our resources, in the future, will be sufficient to satisfy expenditures we are required to make in our business.

GOVERNMENTAL APPROVALS AND REGULATIONS

Other than obtaining the concessions from foreign and U.S. governments for oil and gas exploration, no material governmental approvals are required for our business. We have filed for East Timor governmental approval of the expansion of our East Timor concession. However, we have not been officially advised of the status of the application or if the current East Timor government is considering it. Currently, no development is occurring on any of our oil and gas concessions. Historically, we have entered into participation agreements with other entities who conduct exploration and drilling activities. Such other entities obtain any governmental approvals and comply with any governmental regulations required to conduct such activities. Currently, neither we nor any of our participation partners are conducting any development activity on any of our properties.

We are not affected by any governmental approvals or regulations pertaining to the activities carried out as part of our management agreements.

COMPETITION

The oil and gas industry is competitive, and we must compete with many long-established companies having far greater resources and operating experience. Furthermore, the demand for financing of oil and gas, mineral exploration and development programs is highly competitive and we compete for such financing with other larger exploration and development companies. The defendants in the U.S. Timor Gap Litigation have far greater resources than we have at the current time. We may not be able to fund the litigation to conclusion or settle the litigation on terms favorable to us. If Oceanic is awarded any oil and gas rights in the Timor Gap, or if such rights were otherwise recognized, then Oceanic believes that it would be able to obtain any necessary financing. However, we do not currently have any commitments for such financing.

PROPERTIES

We hold various interests in concessions or leases for oil and gas exploration that are described below. As reflected in the accompanying financial statements, the value of our remaining concessions has been fully expensed, depleted or reserved.

We are currently not conducting exploration other than pursuing legal claims arising from the alleged misdeeds of certain ConocoPhillips companies that prevented us from competing for rights to explore for and produce oil and gas within the Timor Gap. Except for the Prinos Oil Field described below, we and/or our partners have not developed any of the currently held concessions into operational oil or gas fields.

Greece

Prior to March 1999, we owned a 15% net profits interest in an oil and gas concession in areas totaling approximately 430,000 acres in the North Aegean Sea, offshore Greece. Included in this were ‘development areas’ for the Prinos Oil Field covering 23,390 gross acres and for the Kavala Gas Field covering 11,787 gross acres defined by the Greek government and given ’development status.’ The term of each development license is 26 years, with an automatic 10-year renewal. We have a contractual right to a 15% interest in the remaining exploration area adjoining Prinos and South Kavala covering 153,316 acres and an exploration area east of Thasos Island covering an additional 243,367 acres.

In December 1998, we were notified by Denison Mines, Ltd. (Denison) that April 1, 1998 through March 31, 1999 would be the final year of production for the Prinos producing property. The Prinos Oil field was shut in during November 1998 primarily because of lower oil prices and declining production. Effective March 31, 1999, the consortium operating the Greek properties relinquished its license to operate the Prinos Oil Field in Greece.

The termination of the Prinos Oil Field license does not affect the extensive exploration area east of Thasos Island where no exploration is currently permitted due to territorial disputes between Greece and Turkey. It is impossible for us to determine at this time when exploration activities might be commenced in that area. If the territorial disputes are resolved, there is uncertainty as to the term of concession because the concession is controlled by Denison, and we have limited access to information regarding the concession. Should the territorial dispute be resolved, and should the consortium drill and successfully develop any additional prospects, we would be entitled to once again receive the 15% net profits interest, applicable to the working interest of Denison. Denison has not advised us as to whether they have any intention of drilling. There is no assurance that we will receive the net profits interest from these properties in the future. Management does not know when the sovereignty issues will be resolved, but they may not be resolved in the foreseeable future. We intend to retain our interest for any remaining life of the concession, and cannot predict when or if further activity with respect to the concession may occur.

In 2007, Greece and Turkey opened the first natural gas pipeline between the two countries. Greece and Turkey are still divided over territorial disputes in Cyprus and the Aegean Sea, where the concession is located. We are unable to assess, at this time, the potential impact that this may have on the concession.

Republic of China (Taiwan)

We hold a 22.23% working interest in a concession located north of Taiwan in the East China Sea, covering 3,706,560 gross acres. The exploration license for this concession had a nominal term extending to 1979, requiring exploration activity and minimum expenditures. Preparations for initial exploratory drilling were suspended in 1977 under a claim of force majeure, pending resolution of a territorial dispute among the Republic of China (Taiwan), the Government of Japan and the People’s Republic of China. An application has been made to the CPC Corporation, Taiwan for a continuation of the force majeure status for 2009. No approval has been received as of the date of this Prospectus although the CPC Corporation, Taiwan has responded and requested clarification of the steps we have taken to resume activities. Management has no reason to believe that the annual application would be denied, as it has never been denied in the past. But there is no assurance that the CPC Corporation, Taiwan will continue to suspend obligations under this concession in the future. If the force majeure were lifted, the exploration phase of the contract would be resumed subject to the threat of future cancellation in the event no commercial discovery is made.

During 1990, we entered into a farm-out agreement with Enterprise Oil Exploration Limited, a company incorporated in England, and NMX Resources (Overseas) Limited, a Bermuda company. This conveyed two-thirds of the original 66.67% interest in the Taiwan concession. We received $1,471,156 representing two-thirds of past expenditures in the area pursuant to the farm-out agreement.

Due to the uncertainty of sovereignty in the area, no immediate development expenditures, as required under the terms of the concession agreement, are anticipated. If the force majeure is lifted, we intend to pursue exploration activities related to our obligations under the agreement.

In fiscal year 1994, we reported that the People’s Republic of China was indicating its intention to open up adjacent concession areas for bidding and that a resolution to the sovereignty issues might result. We are aware of no development that occurred in 2008 to indicate that the lifting of the current force majeure status is imminent. Management does not know when the sovereignty issues will be resolved, but expects that they may not be resolved in the foreseeable future. We intend to hold the concession for the life of the concession and cannot predict when further activity with respect to the concession may occur.

Timor Gap

In 1974, Petrotimor, a 99%-owned subsidiary of Oceanic, was granted an exclusive offshore concession by Portugal to explore for and develop oil and gas in an approximately 14.8 million-acre area between East Timor and Australia in an area known as the ‘Timor Gap.’ At that time, Portugal was the internationally recognized sovereign over East Timor. On January 5, 1976, following Indonesia’s unlawful invasion and occupation of East Timor, Petrotimor applied for and obtained on April 14, 1976 Portugal’s consent to a suspension of performance under the concession agreement based upon force majeure. This force majeure status remained in effect until at least October 25, 1999.

On December 11, 1989, Australia and Indonesia, ignoring Petrotimor’s rights under its concession from Portugal, signed the Timor Gap Treaty, purporting to create a joint zone of cooperation, whereby these two countries could control the exploration and development of hydrocarbons in an area over which both countries claimed rights. A portion of this area, designated as Zone A, falls largely within the area where Petrotimor holds rights under its concession agreement with Portugal.

The Timor Gap Treaty created a Joint Authority that purported to grant and enter into production sharing contracts with various companies who have carried out exploration activities in the joint zone of cooperation. According to the 2003 Annual Report of ConocoPhillips Petroleum Company, ConocoPhillips and other participants in the production sharing contracts discovered gas and gas condensate in the Timor Gap area that we claim. Their drilling in 1995 confirmed that the discovery extended across two production sharing contract areas designated as the Bayu-Undan field. ConocoPhillips and other participants are developing this field in two phases. As reported by ConocoPhillips in its December 31, 2007 and 2008 Forms 10-K, Phase 1 is a gas-recycle project, where condensate and natural gas liquids are separated and removed and the dry gas re-injected into the reservoir. This phase began production in February 2004, and averaged a net rate of 34,100 and 36,000 barrels of liquids per day in 2007 and 2008, respectively, from these reserves. The second phase involved the installation of a natural gas pipeline from the field to Darwin, Australia and construction of a liquefied natural gas facility located in Darwin. This will be used for the production, export and sale of the natural gas from the field, for gross contracted sales of up to 3 million tons of liquefied natural gas (LNG) annually for a period of 17 years to customers in Japan. ConocoPhillips subsequently reported that the construction of the LNG facility in Darwin was completed in 2006. It also reported that its net share of natural gas production from the Bayu-Undan field was 210 million cubic feet per day in 2008.

A portion of the area known as Greater Sunrise, which includes the Sunrise, Sunset and Troubadour areas, is also within the Timor Gap area claimed by Petrotimor and has substantial potential gas reserves. Woodside Energy Limited estimated reserves of 9.16 trillion cubic feet of gas in the Greater Sunrise Fields in November 2000. However, there can be no assurance that such amounts can be produced or recovered at an economical price. Oceanic estimates that approximately twenty percent (20%) of these reserves are located in Petrotimor’s Timor Gap concession.

On March 6, 2003 the Australian Parliament ratified the Timor Sea Treaty governing oil and gas projects in the Joint Development Area between Australia and East Timor. In addition, an Australian senior official and Timorese ministers in Dili signed the Sunrise International Unitization Agreement (IUA) and a related memorandum of understanding on fiscal issues. The Sunrise IUA and the Certain Maritime Arrangements in the Timor Sea Treaty (CMATS) were ratified by East Timor on February 20, 2007. Australia and East Timor exchanged notes to make the treaties effective on February 23, 2007. Generally these treaties allow for the development of the Greater Sunrise gas field to move forward and for the upstream revenues attributable to the government share under the production sharing contracts to be prorated equally by Australia and East Timor.

Published reports indicate that the CMATS provides that Australia and East Timor have agreed that overlapping maritime claims in the Timor Sea will be held in abeyance for 50 years.

Commercial Opportunity in the Timor Gap.

Oceanic submitted an application for an Expansion of Seabed Concession to the transitional government of East Timor in October 2001 requesting that Petrotimor’s 1974 concession be expanded to include the additional maritime areas within the properly determined seabed delimitation of East Timor. Oceanic believes that, under international law, East Timor is entitled to exercise sovereign jurisdiction over its seabed and to have an Exclusive Economic Zone as codified in the 1982 United Nations Convention on the Law of the Sea. Oceanic believes that by so doing, East Timor could acquire jurisdiction over hydrocarbon reserves containing approximately 12 trillion cubic feet of natural gas and associated condensate based upon the Petroz N. L. and Woodside information.

Neither the transitional government, nor any subsequent East Timor government, has recognized Petrotimor’s concession in the Timor Gap. We have never received any formal response acknowledging the application for any Expansion of Seabed Concession. An article carried on the Dow Jones Newswires on September 26, 2002 quotes a ‘senior East Timor government official’ stating that the government does not recognize this concession. We have not been officially advised of the status of the application or if the current East Timor government is even considering it. A formal response may never be issued, or we could receive an unfavorable response. Unless there is a change in the current government policy in East Timor, it is unlikely that we will pursue the application further.

If the East Timor government were to recognize the concession and grant the application, it would expand the 1974 Petrotimor concession to correspond with the offshore area over which East Timor is entitled to claim sovereign rights under international law. We sponsored a seminar in East Timor in 2001 for the purpose of explaining appropriate maritime boundaries under applicable international law and the resulting benefits to East Timor if such boundaries are enforced.

On March 1, 2004, Oceanic and Petrotimor filed suit in United States District Court for the District of Columbia seeking damages suffered by both companies from the actions of ConocoPhillips, its subsidiaries and other defendants that relate to our interests in the Timor Gap. See Legal Proceedings, ‘Pending Litigation.’

Other Property

We lease approximately 5,191 square feet of office space in an office building located at 7800 East Dorado Place, Suite 250, Englewood, Colorado 80111. Sorrento West Properties, Inc., a related company, owns the office building. The lease has been extended to October 31, 2009 at a rate of $16.50 per square foot. We also sublease 940 square feet of space from Cordillera in the same building. This sublease has been extended to March 31, 2010 at an annual cost of $12.00 per square foot. Our facilities are adequate for our current needs.

LEGAL PROCEEDINGS

Litigation

In August 2001, Oceanic and Petrotimor commenced litigation in the Federal Court of Australia (Australian Federal Court) regarding the Timor Gap concession. On February 3, 2003, the Australian Federal Court issued decisions in which it declared that it lacked jurisdiction to hear Oceanic’s claims. As part of the Australian litigation, Oceanic was required to provide bank guarantees as security for the defendant’s litigation costs. The Australian and New Zealand Banking Group (ANZ Bank) in Sydney, Australia provided the guarantees. On March 18, 2009, Oceanic reached a tentative settlement in the amount of AUS$800,000 that it must pay for these litigation costs. Of this amount, AUS$550,000 (including the deposit with the ANZ Bank of AUS$451,000), was paid in April 2009. The remaining AUS$250,000 has been accrued and will be paid when arrangements have been finalized.

Litigation by Former Employee

On June 7, 2004, a former employee filed a complaint against Oceanic and Petrotimor in the District Court for the City and County of Denver (Denver Court) alleging breach of contract and other related claims in connection with the Timor Gap concession. Oceanic filed a motion to dismiss which was ruled upon by the Denver Court on February 22, 2005. The order dismissed the plaintiff’s complaint as non-justiciable at the present time. The Denver Court determined that the former employee’s claims were not ripe, and therefore the Denver Court lacked subject matter jurisdiction.

Pending Litigation

On March 1, 2004, Oceanic and Petrotimor filed a complaint in the United States District Court for the District of Columbia (DC Federal Court) regarding their 14.8 million-acre Timor Gap concession. Oceanic and Petrotimor, as plaintiffs, brought this action to redress the harm caused by the defendants’ (collectively including ConocoPhillips, Inc. and designated subsidiaries, the Timor Sea Designated Authority for the Joint Petroleum Development Area, the Timor Gap Joint Authority for the Zone of Cooperation, PT Pertamina and BP Migas) theft, misappropriation and conversion of oil and gas resources within the Timor Gap.

Oceanic filed a Second Amended Complaint (the Complaint) with the DC Federal Court on March 1, 2005. The Complaint reflected claims that the misdeeds of the defendants effectively prevented Oceanic from competing for rights to explore for and produce oil and gas within the Timor Gap.

On September 21, 2006, the DC Federal Court dismissed certain defendants and certain of our claims and ordered that the remaining defendants file an Answer or other Responsive Pleading to the Complaint.

On February 5, 2007, the DC Federal Court granted the motion of the remaining defendants ConocoPhillips, Inc. and ConocoPhillips Company (ConocoPhillips) to transfer the case to the United States District Court for the Southern District of Texas (Texas Federal Court).

On April 16, 2008, the Texas Federal District Court, issued its Opinion on Dismissal, stating that Oceanic’s claims fail because “it did not plead facts that, if true, would show that its loss was proximately caused by the bribery.” The District Court further held that “To recover, Oceanic must show what would have happened absent the bribe to a high degree of probability [and] it cannot.” Accordingly, the Texas District Court granted defendants’ Rule 12(c) motion for judgment on the pleadings. A final judgment was entered on April 22, 2008. Oceanic’s timely notice of appeal was filed on or about May 19, 2008 asserting multiple grounds of error both procedurally and on the merits. On August 19, 2008, Oceanic/Appellants filed their initial brief with the United States Court of Appeals for the Fifth Circuit. The defendants/appellees filed their Brief in response on October 6, 2008. Appellants filed their Reply Brief on October 21, 2008. The parties presented oral arguments on their respective positions on March 30, 2009, and are currently awaiting a decision by the Court of Appeals.

As stated in the Complaint, we have consistently proposed to locate liquefied natural gas facilities in East Timor which would significantly benefit the people of East Timor, yet we have effectively not been given an opportunity to compete for rights to explore for and produce oil and gas within the Timor Gap due to the alleged bribes and corruption. Under these circumstances, we believe there is substantially disputed evidence entitling us to the opportunity to prove our case at trial. We continue to believe that we have a persuasive case against the defendants based on the evidence.

We anticipate that if our appeal is successful, the defendants/appellees will continue to deny the allegations of the Complaint and will otherwise vigorously defend against our claims. We understand that pursuing this lawsuit to its fullest extent could take substantial time by our personnel, and we could incur substantial expense. However, we believe that the possibility of a favorable judgment justifies this substantial commitment of time and expense.

Shareholders may obtain a copy of the second amended complaint, our Opening Brief and Reply Brief and defendants/appellees’ Brief before the Fifth Circuit. These documents detail the Company’s factual allegations and legal arguments. Shareholders may review copies of the pleadings in this lawsuit at the Company’s offices during normal business hours. Pleadings prior to the appeal may also be reviewed during normal business hours at the office of the Clerk of the Texas Federal Court, 515 Rusk Avenue, Houston, Texas 77002. This information may also be obtained by the general public for a fee through the Texas District Court’s online service at https://ecf.dcd.uscourts.gov/cgi-bin/login.pl. Shareholders may wish to consult with their own legal advisors regarding the merits and risks of the pending litigation before deciding whether to invest in the rights offering.

MARKET FOR COMMON STOCK

Oceanic’s common stock is not listed on any exchange. However, it is quoted on the OTC Bulletin Board under the symbol OCEX.

Penny Stock Regulation

Shares of our common stock are subject to rules adopted by the Securities and Exchange Commission (SEC) that regulate broker-dealer practices in connection with transactions in ‘penny stocks.’ Penny stocks are generally equity securities with a price of less than $5.00, except for securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in those securities is provided by the exchange or system. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the SEC, which contains the following:

•	a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;

•	a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to violation to such duties or other requirements of securities’ laws;

•	a brief, clear, narrative description of a dealer market, including ‘bid’ and ‘ask’ prices for penny stocks and the significance of the spread between the ‘bid’ and ‘ask’ price;

•	a toll-free telephone number for inquiries on disciplinary actions;

•	definitions of significant terms in the disclosure document or in the conduct of trading in penny stocks; and

•	such other information and in such form, including language, type, size and format, as the SEC shall require by rule or regulation.

Prior to effecting any transaction in penny stock, the broker-dealer also must provide the customer the following:

•	the bid and offer quotations for the penny stock;

•	the compensation of the broker-dealer and its salesperson in the transaction;

•	the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and

•	monthly account statements showing the market value of each penny stock held in the customer’s account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement. The additional burdens imposed upon stockbrokers by these requirements discourages stockbrokers from effecting transactions in our common stock, which may limit the market liquidity and the ability of investors to trade our common stock. The lack of volume and transactions in our stock may reduce the overall market value of the common stock.

As reported by the OTC Bulletin Board, the range of bid prices in our common stock over the fiscal years ended December 31, 2008, 2007 and 2006 (which are not necessarily representative of actual transactions) is set forth below. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

	2009		2008		2007		2006
Three Months Ended	High	Low	High	Low	High	Low	High	Low

March 31.06		.01	.10	.05	.50	.19	.34	.32
June 30	n/a	n/a	.12	.05	.30	.17	.32	.25
September 30	n/a	n/a	.07	.02	.25	.16	.32	.16
December 31	n/a	n/a	.04	.015	.16	.08	.32	.18

The reported last sale price of the common stock on May 20, 2009 was $.0649.

CAPITALIZATION

The following table sets forth (i) the actual capitalization of Oceanic as of March 31, 2009 and December 31, 2008 and (ii) capitalization of Oceanic as of March 31, 2009 as adjusted for the sale of 19,000,000 shares of common stock in this offering at an assumed offering price of $.32 per share. See ‘Use of Proceeds.’

			December 31,
	March 31, 2009		2008
Stockholders’ Equity	Actual	As Adjusted	Actual
	(unaudited)

Common stock authorized 100,000,000 shares of $.0625 par value, 59,688,881 issued and outstanding, 78,688,881(1) issued and outstanding as adjusted	$3,730,555	$4,918,055	$3,730,555
Capital in excess of par value	$8,165,609	$12,978,109	$8,165,609
Retained deficit	$(15,252,290)	$(15,252,290)	$(14,876,573)
Total stockholders’ (deficit) equity	$(3,356,126)	$2,643,874	$(2,980,409)

(1)	Our authorized capital stock also includes 600,000 shares of preferred stock, par value $10.00 per share. Our Board of Directors, without further action by the stockholders, is authorized to issue the shares of preferred stock in one or more series and to determine the voting rights, preferences as to dividends, and the liquidation, conversion, redemption and other rights of each series. The issuance of a series with voting and conversion rights may adversely affect the voting power of the holders of common stock. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of Oceanic without further action by the stockholders. We have no present plans to issue any shares of preferred stock. See ‘Description of Capital Stock.’

DIVIDENDS

We use all available funds for working capital purposes and have never paid a dividend. We do not anticipate paying dividends at the current time. Any future payment of dividends is subject to the discretion of the Board of Directors.

AVAILABILITY OF OIL AND GAS RESERVE INFORMATION

Oceanic does not currently have any producing oil and gas properties or proved oil and gas reserves.

OTHER OIL AND GAS INFORMATION

We have not drilled any exploratory or other wells in the past three years. We have no delivery commitments.

As of December 31, 2008, our undeveloped acreage consisted of the following:

Acreage(1)	Gross Acreage	Net Acreage	Concession Ends

Republic of China	3,706,560	826,563	12/31/08	(2)
Timor Gap(3)	14,800,000	14,800,000

(1)	The table does not include a 15% net profits interest in the Thasos Island exploration area related to the Prinos Interest.

(2)	The expiration of the concession is suspended due to force majeure. See ‘Properties’ and ‘Legal Proceedings.’

(3)	The Timor Gap concession has not been recognized by the current East Timor government.

SELECTED FINANCIAL DATA

The following table sets forth our summary financial data. The summary financial data in the table is derived from our financial statements. The data should be read in conjunction with the financial statements, related notes and other financial information included therein.

	Quarter Ended March 31		Year Ended December 31
Statement of Earnings Data	2009	2008	2008	2007	2006
	(Unaudited)

Revenue	$301,500	$266,955	$1,216,050	$1,004,976	$1,063,465
Costs and expenses	$677,217	$889,191	$3,479,533	$2,734,108	$3,552,974
Net loss	$(375,717)	$(622,236)	$(2,263,483)	$(1,729,132)	$(2,489,509)
Loss per share of common stock	(0.01)	(0.01)	(0.04)	(0.03)	(0.05)

	March 31, 2009		December 31, 2008
Balance Sheet Data	Actual	As Adjusted(1)	Actual
	(Unaudited)		(Audited)

Net (negative) positive working capital	$(2,753,777)	$3,246,223	$(2,371,887)
Total assets	$351,522	$3,870,464	$239,490
Stockholders’ (deficit) / equity	$(3,356,126)	$2,643,874	$(2,980,409)

(1)	As adjusted to give effect to the sale of 19,000,000 shares of common stock hereby at an assumed offering price of $.32 per share and the application of net estimated proceeds at March 31, 2009. See ‘Use of Proceeds’ and ‘Capitalization’.

MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

Critical Accounting Policies

Our discussion and analysis of financial condition and results of operations is based on our consolidated financial statements, which have been prepared in accordance with generally accepted accounting principles in the United States of America. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent liabilities and the reported amounts of revenues and expenses. On an on-going basis, we evaluate our estimates including those related to the realizability of deferred income tax assets and provisions for contingent liabilities. We base these estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates. We believe the following critical accounting policies affect the significant judgments and estimates used in the preparation of our consolidated financial statements.

All receivables recorded at year-end are from affiliated companies and no reserve is needed.

Income Taxes

In evaluating the realizability of the net deferred tax assets, we take into account a number of factors, primarily relating to our ability to generate taxable income. Where it is determined that it is likely that we are unable to realize deferred tax assets, a valuation allowance is established against the portion of the deferred tax asset.

On April 2, 2003, Cordillera sold 546,089 shares of Oceanic stock to NWO. This sale of stock increased NWO’s ownership to 25,475,489 shares of Oceanic stock, resulting in 82.4% of total ownership in Oceanic at that time. Because NWO owns more than 80% of our stock, we became includable in NWO’s consolidated tax return. NWO maintains tax-sharing agreements with the same provisions applicable to all subsidiaries included in NWO’s consolidated return.

Oceanic and NWO have executed that same tax-sharing agreement. To calculate our tax provision, we first estimate what our taxes would have been if NWO did not file a consolidated return with us. This specifically includes an estimate of our share of book-tax differences, which apply ratably to all NWO subsidiaries. The provision will include a tax benefit from losses to the extent of previous profits, but only to the extent such profits were included in the NWO consolidated return. To the extent a tax benefit for our losses has not been previously allowed, and we have profits in a future year, the benefit of the loss will be included in the provision to the extent the loss would provide a tax benefit to us on a stand-alone basis and to the extent that the prior year tax losses could be carried forward under United States tax rules.

Because it cannot be accurately determined when or if we will become profitable, a valuation allowance was provided against the entire deferred income tax asset attributable to the net operating loss incurred during the years ended December 31, 2008, 2007 and 2006.

Liquidity and Capital Resources

Oceanic has historically addressed long-term liquidity needs for oil and gas exploration and development through the use of consortium arrangements or farm-out agreements. Under such arrangements, we participate with consortium or joint venture partners with respect to financing activities required for a concession. This is a strategy that we intend to continue with respect to concessions/joint participation agreements, including those we currently own.

Cash Flow

Cash used in operating activities was $392,143 for the first three months of 2009 compared to $578,104 for the first three months of 2008. Cash used in operating activities during the years ended December 31,

2008, 2007 and 2006 was $2,640,673, $2,068,237 and $1,713,877, respectively. Ongoing litigation expenses have been substantial. During the three months ended March 31, 2009 and 2008, Oceanic made actual cash payments of $60,418 and $82,867, respectively, related to litigation expenses and other expenses of our subsidiary, Petrotimor. During the years ended December 31, 2008, 2007 and 2006, those same expenses were $1,635,583, $813,307 and $1,142,450, respectively. These expenses are included in exploration expenses. These costs continued to be high in 2008 because of ongoing litigation and research. Litigation costs attributable to the U.S. Timor Gap Litigation will continue to be charged to exploration expenses in 2009. It is expected that these expenses and cash requirements will increase in 2009 depending on the result of certain judicial decisions.

We had a negative net working capital of $(2,753,777) at March 31, 2009, including $270,715 in cash and short-term investments, compared with a negative net working capital of $(2,371,887) at December 31, 2008, including $162,858 in cash and short-term investments. This compares with a positive net working capital at December 31, 2007 and 2006 of $109,033 and $1,798,951, respectively. Negative working capital occurs when current liabilities exceed cash and current assets. The decrease in working capital of $381,890 from March 31, 2008 to March 31, 2009 was primarily a result of the U.S. Timor Gap Litigation. The decrease in working capital of $1,689,918 from 2006 to 2007 resulted, in part, from payment of $813,307 of expenses specifically related to the lawsuit plus general office expenses.

On May 18, 2006, we filed a Registration Statement on Form SB-2 with the SEC, registering shares of common stock to be issued to stockholders pursuant to a rights offering. Under the terms of the rights offering, we offered the holders of our common stock the rights to subscribe for additional shares at a purchase price of $.32 per share on the basis of 0.466958 shares of common stock for each share held as of June 19, 2006. A total of 19,000,000 shares of common stock were offered to all stockholders. The Registration Statement was declared effective on June 19, 2006 and the offering expired on July 21, 2006. A total of $6,080,000 was collected through the rights offering. The proceeds from the rights offering were used to fund the cost of the rights offering, pay for the legal and professional expenses associated with the Timor Gap lawsuit and to cover the cost of operations.

In 2005, we established a line of credit with NWO, Oceanic’s principal shareholder, evidenced by a promissory note in the amount of $2,000,000 at an interest rate of 2% over the prime rate with repayment due on or before March 6, 2006. In addition, NWO committed to increase the line of credit to $4,000,000 under certain circumstances. These circumstances occurred, and the promissory note was increased to $4,000,000 with a due date of March 6, 2007. On July 24, 2006, after the termination of the rights offering, we paid the note and accrued interest in full, paying NWO $2,569,456 in principal and interest as of that date. The 2005 line of credit was then terminated.

On March 7, 2007, we established a new line of credit with NWO, evidenced by a promissory note in the amount of $4,000,000 at an interest rate of 2% over prime rate with repayment due on or before March 7, 2008. NWO also agreed to increase its line of credit to Oceanic to $6,000,000 if any of the following occur: (i) Oceanic, by unanimous action of its Board of Directors, determines not to conduct a rights offering or (ii) Oceanic has fully drawn on the existing line of credit and Oceanic certifies that it will not have time to complete the rights offering before it exhausts its current assets needed to continue prosecution of the U.S. Timor Gap Litigation. On February 28, 2008, this line of credit was replaced by a new line of credit for $4,000,000 plus the additional $2,000,000 commitment for additional financing with repayment due on or before March 31, 2009. Repayment of the line of credit and the additional financing commitment were subsequently extended to March 31, 2010. As of June 19, 2009, we have borrowed $2,700,000 plus accrued interest of $116,457, under this line of credit. We believe that the cash on hand at March 31, 2009, plus cash generated from 2009 revenues and the proceeds from this line of credit will be sufficient to fund operations beyond December 31, 2009. We are evaluating other potential financing sources for long-term capital. At this time, we have no firm commitments for the provision of long-term capital. The status of our current litigation may substantially affect our need for and ability to raise capital.

Results of Operations

Revenue

Oceanic provides management services to various entities with which its Chairman of the Board of Directors and Chief Executive Officer is affiliated. Services provided are:

•	management, administrative and bookkeeping services to San Miguel Valley Corporation (San Miguel);

•	management, administrative and professional services to Cordillera Corporation (Cordillera); and

•	consulting services, including monitoring exploration and production activities on a worldwide basis to identify potential investment opportunities for Harvard International Resources Ltd. (HIRL).

Except for the contract with HIRL, all labor services are provided at payroll cost plus benefits and include a 5% markup on that total to cover the administrative expense. This charge is calculated annually based upon the prior year’s costs. All expenses are billed at cost. The purpose of the management agreements is to avoid duplication of functions and costs for the economic benefit of all of the companies involved. Together, these management services provided virtually all of Oceanic’s revenue for the years ended December 31, 2008, 2007 and 2006.

Management Fee Revenue

	Quarter Ended
	March 31, 2009		Year Ended 2008		Year Ended 2007
	(unaudited)

San Miguel	$132,000	44%	$446,580	37%	$555,760	55%
Cordillera	162,000	54%	735,600	60%	413,400	41%
HIRL	7,500	2%	33,870	3%	35,816	4%

Total management fee revenue	$301,500		$1,216,050		$1,004,976

Management fee revenue for the three months ended March 31, 2009 increased $34,545 or 13% compared to the three months ended March 31, 2008. Monthly fees for the first three months of 2009 increased for Cordillera by $37,500, decreased for San Miguel by $1,290 and decreased for HIRL by $1,665 for the same time period. Revenue earned from management fees increased by $211,074 from 2007 to 2008. The revenue from San Miguel decreased approximately $9,098 per month from 2007 to 2008 and approximately $2,997 per month from 2006 to 2007 due to decreased management and legal time requirements. Even though Cordillera management fees decreased approximately $2,055 per month from 2006 to 2007, there was an increase of approximately $26,850 per month from 2007 to 2008. This variance is due to a change in upper management for Cordillera and its activities requiring more time. The consulting revenue from HIRL remained the same at $2,500 per month. Any charges above this relate to actual research and bills being charged to HIRL by Petrotimor. Because the level of service is dependent upon the needs of each company and available employees, it is normal to see fluctuations from year to year.

Our Chairman of the Board and Chief Executive Officer is affiliated with each of these corporations. Except for the contract with HIRL, all labor services are provided at payroll cost plus benefits and include a 5% markup on that total to cover the administrative expense.

Exploration Expenses

Ongoing legal and consulting fees pertaining to our subsidiary, Petrotimor, charged to exploration expense, totaled $216,858 and $432,319 for the three months ended March 31, 2009 and 2008, respectively. These expenses totaled $1,804,141, $1,125,575 and $1,839,231, for the years ended December 2008, 2007 and 2006, respectively. In 2006, we incurred significant legal expenses due to the pre-trial discovery phase of our U.S. Timor Gap Litigation. In 2007, legal work and court costs were lower while we waited for a decision from the Texas Federal Court. In 2008, we were notified that our lawsuit had been dismissed. Consequently, our legal and professional fees increased in 2008 due to additional costs incurred during the appeal process for our lawsuit. Expenses in 2009 pertain to the preparation and presentation of oral arguments relating to our U.S. Timor Gap Litigation.

As part of the Australian litigation, Oceanic was required to provide bank guarantees as security for costs. The Australian and New Zealand Banking Group (ANZ Bank) in Sydney, Australia provided the necessary guarantees. As of March 31, 2009, we had US$308,341 (AUS$451,101) on deposit with the Bank as collateral for the guarantees. On March 18, 2009, Oceanic reached a tentative settlement in the amount of AUS$800,000 that it must pay for these litigation costs. Of this amount, AUS$550,000 (including the deposit with the ANZ Bank of AUS$451,000), was paid in April 2009. The remaining AUS$250,000 has been accrued and will be paid when arrangements have been finalized.

General and Administrative Expenses

Total general and administrative costs and expenses for the three months ended March 31, 2009 decreased by $55,886 or 12% for the same period in 2008. The largest changes between the two years were:

•	Salaries, payroll taxes and related personnel expenses have decreased by $47,465 due to fewer employees and replacement of a full-time employee with a part-time employee.

•	Storage fees have decreased $2,480 due to lower storage costs for seismic data.

•	Domestic travel expenses have decreased by $2,830 due to less travel in the first three months of 2009 as compared to the same period for 2008.

Total general and administrative costs for the year ended December 31, 2008 increased by $72,408 or 4%, from the year ended December 31, 2007. In 2008, Mr. Duncan’s compensation, payable to General Atomics, of $90,000 included the full year of costs. However, 2007 included only $45,000, which was six months of costs. This increase of $45,000 in addition to costs of $21,590 for the relocation and storage of our seismic data tape library are the primary cause of the increase from 2007 to 2008.

Total general and administrative costs for the year ended December 31, 2007 increased from December 31, 2006 by $105,808, or 7%. Once again, since six months of Mr. Duncan’s compensation was incurred for the last half of 2007, general and administrative costs increased by $45,000 over 2006 amounts. Other salaries, benefits and taxes increased by approximately $32,903 as a result of general increases. Contract services increased in 2007 by approximately $7,100 from 2006, primarily because of increased consulting fees in documentation and testing required by the Sarbanes Oxley legislation. Directors’ fees increased in 2007 by $5,232 because of the addition of one paid director, effective March 1, 2007. Travel expenses increased by approximately $6,100 from officers’ and directors’ trips to Colorado and California.

Amortization and depreciation expense for the first three months of 2009 and 2008 were $1,451 and $1,222, respectively. Amortization and depreciation expense for the year ended December 31, 2008 increased by $122 from 2007. The increases from March 31, 2008 to March 31, 2009 and from December 31, 2007 to December 31, 2008 were both due to the purchase of shelving units for Oceanic’s seismic tape library in March 2008. Amortization and depreciation expense for the year ended December 31, 2007 increased by $826 from 2006 due to the purchase of office furniture and two desktop computers.

Other Income and Expense

Other income and expense decreased from net income of $28,741 for the three months ended March 31, 2008 to a net loss of ($30,403) for the three months ended March 31, 2009. The major reason for the decrease in net income is due to the increase in interest expense on the note payable to NWO of $35,035. Interest expense at March 31, 2009 was $39,923 compared to $6,832 for the same period in 2008. The outstanding balance of the NWO obligation was $2,400,000 and $0 at March 31, 2009 and 2008, respectively. In addition, interest income for the three months ended March 31, 2009 is $5,214, which is $7,516 lower than the amount for the same period last year. This is because Oceanic did not have as much available cash to invest in the first three months of 2009 as compared to the same period for 2008. In the three months ended March 31, 2008, Oceanic earned interest on the remaining proceeds from the 2006 rights offering. In 2009, investment of the trust account with the ANZ bank was at a lower interest rate than previous years. Non-cash net foreign exchange gains of $4,306 at March 31, 2009 versus $22,843 at March 31, 2008, resulted from the fluctuations in exchange rates in 2009 and 2008 between the U.S. dollar, the British pound, the Euro and the Australian dollar.

Other income and expense for the year ended December 31, 2008 increased from income of $104,135 for 2007 to income of $109,806 for 2008. The major reason for this increase is due to net foreign exchange gains of approximately $123,300. This increase was offset by a decrease in interest income from 2007 to 2008 of approximately $74,400 and an increase in interest expense of approximately $43,300. Oceanic experienced a significant foreign exchange gain in 2008 relating to the United Kingdom tax liability as the US dollar gained strength against the British pound. The change in the United Kingdom tax liability includes a $234,500 foreign exchange translation gain offset by accrued interest expense of approximately $23,600. This net exchange translation gain was offset by foreign exchange translation losses incurred relating to our cash deposit in Australia and our bank account in Portugal. These losses were due to the US dollar declining against the Australian dollar and the Euro. The changes in interest income and interest expense from 2007 to 2008 are due to lower cash reserves in 2008 and required funding from the NWO line of credit.

Other income and expense for the year ended December 31, 2007 increased from expense of ($107,709) for 2006 to income of $104,135 for 2007. Interest income increased by $19,934 during 2007 because we had more available cash invested, remaining from the 2006 rights offering. Interest expense decreased by approximately $99,000 because the line of credit payable to NWO Resources, Inc. was paid in full in July 2006. The change in the United Kingdom taxes payable includes $26,089 of accrued interest off-set by a non-cash gain of $15,400 resulting from the US dollar increasing slightly in value when compared to the British pound. Other non-cash foreign currency losses of approximately $42,100 for 2007 were a result of the US dollar losing value when compared to the Euro and Australian dollar at the same time in 2006.

Our stockholders’ equity decreased from a stockholders’ deficit of $2,980,409 at December 31, 2008 to stockholders’ deficit of $3,356,127 as of March 31, 2009 due to a net loss for the first quarter of 2009 of $375,717. At December 31, 2008, we had a stockholders’ deficit of $2,980,409 partially resulting from the 2008 net loss of $2,263,483. We also had a stockholders’ deficit of $716,926 at December 31, 2007. As of March 31, 2009, December 31, 2008 and 2007, our liabilities exceeded the book value of our assets, net of allowances and reserves, by these respective amounts. Negative equity as of March 31, 2009, December 31, 2008 and 2007 resulted from funds which were used for the litigation relating to the Timor Gap. These are expenses and do not create assets with book value. The deficit in stockholders’ equity can be expected to continue to the extent that future litigation costs are financed through the NWO line of credit or other debt instruments. At December 31, 2006, we had a positive value in stockholders’ equity of $1,012,206. During 2006, we offered additional shares of stock to our shareholders as a means of raising additional capital. This resulted in a positive balance in stockholders’ equity.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $.0625 per share, and 600,000 shares of preferred stock, par value $10.00 per share. Our Certificate of Incorporation, as well as our Bylaws and the General Corporation Law of the State of Delaware, defines the relative rights of holders of our common stock and preferred stock.

Common Stock

Subject to the rights of holders of any series of preferred stock that may from time to time be issued, holders of common stock are entitled to one vote per share on matters acted upon at any stockholders’ meeting, including the election of directors, and to dividends when, and if declared by the Board of Directors out of funds legally available therefor. There is no cumulative voting and the common stock is not redeemable. In the event of any liquidation, dissolution or winding up of Oceanic, each holder of common stock is entitled to share ratably in all assets of Oceanic remaining after the payment of liabilities and any amounts required to be paid to holders of preferred stock, if any. Holders of common stock have no preemptive or conversion rights and are not subject to further calls or assessments by Oceanic. All shares of common stock now outstanding, and all shares to be outstanding upon the completion of this rights offering, are and will be fully paid and non-assessable.

The common stock is not currently listed on any exchange. However, it is quoted on the OTC Bulletin Board under the symbol OCEX. As of March 30, 2009, there were approximately 429 holders of record of common stock. This number was derived from our stockholder records, and does not include owners of our common stock whose shares are held in the names of various dealers, clearing agencies, banks, brokers, and other fiduciaries. We believe that the number of beneficial owners of common stock exceeds 500.

Preferred Stock

The Board of Directors, without further action by the stockholders, is authorized to issue the shares of preferred stock in one or more series and to determine the voting rights, preferences as to dividends, and the liquidation, conversion, redemption and other rights of each series. The issuance of a series with voting and conversion rights may adversely affect the voting power of the holders of common stock. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of Oceanic without further action by the stockholders. The Board of Directors have no present plans to issue any shares of preferred stock.

Penny Stock Regulation

Shares of our common stock are subject to rules adopted by the Securities and Exchange Commission (SEC) that regulate broker-dealer practices in connection with transactions in ‘penny stocks.’ Penny stocks are generally equity securities with a price of less than $5.00, except for securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in those securities is provided by the exchange or system. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the SEC, which contains the following:

•	a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;

•	a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to violation to such duties or other requirements of securities’ laws;

•	a brief, clear, narrative description of a dealer market, including ‘bid’ and ‘ask’ prices for penny stocks and the significance of the spread between the ‘bid’ and ‘ask’ price;

•	a toll-free telephone number for inquiries on disciplinary actions;

•	definitions of significant terms in the disclosure document or in the conduct of trading in penny stocks; and

•	such other information and in such form, including language, type, size and format, as the Securities and Exchange Commission shall require by rule or regulation.

Prior to effecting any transaction in penny stock, the broker-dealer also must provide the customer the following:

•	the bid and offer quotations for the penny stock;

•	the compensation of the broker-dealer and its salesperson in the transaction;

•	the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and

•	monthly account statements showing the market value of each penny stock held in the customer’s account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement. The additional burdens imposed upon stockbrokers by these requirements discourages stockbrokers from effecting transactions in our common stock, which may limit the market liquidity and the ability of investors to trade our common stock. The lack of volume and transactions in our stock may reduce the overall market value of the common stock.

Transfer Agent

Our transfer agent is Bank of New York, Mellon, 201 Columbine Street, Suite 200, Denver, CO 80206.

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the names and ages of the members of the Board of Directors and our executive officers, and sets forth the position with Oceanic held by each:

Name	Age	Position

James N. Blue	74	Director, Chairman of the Board and Chief Executive Officer
Stephen M. Duncan	68	Director and President
John L. Redmond	78	Director and Vice President, International Exploration
Gene E. Burke, M.D.	80	Director
Sidney H. Stires	79	Director
Janet A. Holle	58	Vice President/Secretary
Lori A. Brundage	45	Chief Financial Officer/Treasurer

Directors hold these positions until their respective successors are elected and qualified. The current directors, except for Dr. Redmond and Mr. Duncan, were elected prior to 1982 and no meeting of the stockholders has been held since 1982. Dr. Redmond was appointed in 1994 by the remaining directors to fill a vacancy on the Board of Directors. Mr. Duncan was appointed in 2007 by the remaining directors to fill a newly created position. There was no audit committee of the Board of Directors for 2008, so the entire Board of Directors fulfilled that role. The Board of Directors is continuing to act as the audit committee for 2009.

James N. Blue.  Mr. Blue has been a director and officer since 1981. He has also been Chairman of the Board of Directors of General Atomic Technologies Corporation in San Diego, California, President and a

director of NWO and Chairman of the Board of Directors and President of Cordillera Corporation for more than the last five years.

Stephen M. Duncan.  Mr. Duncan was appointed as a director on March 5, 2007 and President of Oceanic on June 1, 2007. Mr. Duncan served as the Director of the Institute for Homeland Security Studies at the National Defense University in Washington, DC from April 2004 to February 2007. From January 2002 to April 2004, Mr. Duncan provided consulting services to the National Defense University on homeland security issues. Mr. Duncan is a member of the Bar of the United States Supreme Court, the States of Colorado and Virginia, the District of Columbia and several other federal courts. Mr. Duncan is also a member of the Board of Directors of General Atomic Technologies Corporation, a company controlled by Mr. Blue.

John L. Redmond.  Dr. Redmond has been a director since 1994. He has been Vice President, International Exploration since 1990.

Gene E. Burke, M.D.  Dr. Burke has been a director since 1972. He has been a physician in sole practice in Houston, Texas for more than the last five years. Dr. Burke retired from his practice in 2005.

Sidney H. Stires.  Mr. Stires has been a director since 1980. During that time Mr. Stires was the President of Stires & Co., Inc., an investment banking company in New York, NY. Mr. Stires retired in 2002.

Janet A. Holle.  Ms. Holle has been an officer since 1987.

Lori A. Brundage.  Ms. Brundage was appointed as Chief Financial Officer/Treasurer of Oceanic effective August 1, 2008. She previously held this position from March 1996 through April 2000. Prior to August 2008, she worked as Manager of Special Projects for an aviation company affiliated with Cordillera Corporation.

Directors Dr. Gene Burke and Mr. Sidney H. Stires are independent with respect to Oceanic, its operations and related parties, as independence is defined for NASDAQ companies. We do not believe that either of our independent directors qualify as audit committee financial experts. We believe that the limited nature of our current business activities does not require the additional oversight of an audit committee financial expert at this time. The lack of an audit committee financial expert may hinder the ability of the independent directors to detect any weaknesses in our financial controls or procedures or any improper financial activities.

Code of Ethics for Directors, Management and Employees

The Board of Directors adopted a Code of Ethics that applies to its directors, financial officers and other employees. The Code was filed as an exhibit to the 2003 Form 10-KSB.

Securities Trading Policy/Timely Reporting of Events

The Board of Directors adopted a Stock Trading Policy that applies to its directors, management, employees and other ‘insiders.’ The Policy was filed as an exhibit to the 2003 Form 10-KSB.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms that they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us, we believe that all such filing requirements were complied with by our directors and officers.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following information summarizes compensation paid to James N. Blue, Chief Executive Officer, Stephen M. Duncan, President, Janet A. Holle, Vice President/Secretary and Lori A. Brundage, CFO/Treasurer.

SUMMARY COMPENSATION TABLE

				All Other
		Salary	Bonus	Compensation	Total
Name and Principal Position	Year	($)	($)	($)	($)

James N. Blue,	2008	60,000(1)			60,000
Chairman of the Board and CEO	2007	60,000(1)			60,000
Stephen M. Duncan,	2008	90,000(2)			90,000
President	2007	47,000(2)			47,000
Janet A. Holle,	2008	107,031(3)		13,130(5)	120,161
Vice President/Secretary	2007	102,372(3)		12,562(5)	114,934
Lori A. Brundage,	2008	34,774(4)		4,173(5)	38,947
CFO/Treasurer

(1)	Monthly officer’s fee of $5,000.

(2)	2008 includes monthly payments of $7,500 to General Atomics for professional services. 2007 includes four months of director fees from March to July 2007 totaling $2,000 and payments to General Atomics for six months of professional services totaling $45,000. Mr. Duncan is not an employee of Oceanic and in not included in the Cordillera and Affiliated Companies Money Purchase Plan and 401(k) Plan.

(3)	A majority of the salary and other compensation paid to Ms. Holle has been reimbursed based on cost sharing arrangements with other companies. See ‘Certain Relationships and Related Transactions-Management Agreements.’

(4)	Ms. Brundage commenced employment in August 2008.

(5)	Oceanic is a participant in the Cordillera and Affiliated Companies Money Purchase Pension Plan and 401(k) Plan, covering all qualified employees of Oceanic. The pension plan is a non-contributory defined contribution plan. Oceanic’s contributions to this plan are based on 6% of total compensation not exceeding the limit established annually for the Federal Insurance Contribution Act (FICA) and 11.7% of compensation in excess of this limit. Vesting begins after two years of service at a rate of 20% annually with full vesting subsequent to six years of service or upon retirement, death or permanent disability. The 401(k) plan provides for discretionary employee contribution of up to 12% of annual pre-tax earnings, subject to the maximum amount established annually under Section 401(k) of the Internal Revenue Code. Oceanic is required to match contributions to the extent of 6% of annual employee compensation. An employee can participate in these plans the first full year of service after their start date.

Oceanic has no employment contracts at this time. There are no equity or bonus compensation plans in place for directors, officers or employees. Oceanic had no outstanding equity awards at year-end. Oceanic has no compensation committee. James N. Blue and Charles N. Haas, our former President, or Stephen M. Duncan participated in all deliberations concerning executive officer compensation in 2008, 2007 and 2006.

Oceanic did not have any equity awards outstanding at December 31, 2008.

The following table illustrates compensation of Oceanic’s directors who are not also executive officers named above:

2008 DIRECTOR COMPENSATION TABLE

	Fees Earned or		All Other
	Paid in Cash		Compensation	Total
Name	($)		($)	($)

Sidney H. Stires	6,000			6,000
Gene E. Burke, M.D.	6,000			6,000
John L. Redmond	6,000		24,535	30,535
Charles N. Haas	6,000	(1)		6,000

(1)	Mr. Haas resigned from the Oceanic Board of Directors effective June 1, 2009.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of June 19, 2009, there were issued and outstanding 59,688,881 shares of common stock, which is our only outstanding class of voting securities. Holders of common stock are entitled to one vote per share on each matter upon which stockholders may be entitled to vote.

The following table sets forth information regarding shares of common stock beneficially owned as of June 19, 2009 by (i) each person known by us to beneficially own 5% or more of the outstanding common stock, (ii) by each director, (iii) by each person named in the summary compensation table and (iv) by all officers and directors as a group.

Names and Addresses of Principal Stockholders	Amount of	Nature of Beneficial	Percentage of
and Names of Officers and Directors	Common Stock	Ownership	Class

NWO Resources, Inc.(1) c/o Samuel C. Randazzo 21 E. State Street, Suite 1700 Columbus, OH 43215	53,214,829	Shared voting and investment power	89.2%
Cordillera Corporation(1) 7800 E. Dorado Place, Suite 250 Englewood, CO 80111	605	Shared voting and investment power	Less than 1%
James N. Blue(1)	None	(1)	N/A
Sidney H. Stires(2)	359,966	(3)	Less than 1%
Gene E. Burke, M.D.(2)	507	By spouse	N/A
John L. Redmond(2)	None		N/A
Stephen M. Duncan(2)	None		N/A
Janet A. Holle	None		N/A
Lori A. Brundage	None		N/A
All directors and officers as a group (7 persons)	360,473	(2),(3)	Less than 1%

(1)	Mr. Blue is Chairman of the Board of Directors and President of Cordillera, the major stockholder of NWO, which owns 89.2% of our stock. Through affiliates, Mr. Blue indirectly beneficially holds a majority of the common stock of Cordillera, which owns an additional .001% of Oceanic’s stock. Mr. Blue is Chairman of the Board of Directors and President of NWO.

(2)	Director of Oceanic.

(3)	Of these shares, 322,110 shares are owned by Mr. Stires’ wife’s trust. 15,031 shares are held by Mr. Stires as a UGMA custodian for his minor grandchildren and 22,825 are owned by Mr. Stires.

There are no equity compensation plans in place for directors, officers or employees.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Exercise of Subscription Rights and Over-Subscription Privilege by NWO Resources, Inc.

NWO, our principal stockholder, has stated its intention to exercise its subscription rights, thereby purchasing 16,939,198 shares, and has also indicated that it may purchase any additional shares that are not subscribed for by other stockholders. It is not, however, obligated to exercise its subscription rights or to purchase additional shares. NWO currently owns approximately 89.2% of our outstanding shares of common stock. If all stockholders fully exercise their subscription rights, the effective percentage ownership of each stockholder will remain unchanged. If the rights are not exercised by any other stockholder and NWO purchases all shares of common stock not purchased by the other stockholders, NWO will control approximately 91.8% of the issued common stock.

Management Agreements

We provide bookkeeping, administrative and day-to-day management services to San Miguel, a real estate company. We also provide management, professional and administrative services to Cordillera, a holding company. Our employees are responsible for the day-to-day management of real estate and other activities of Cordillera. Our subsidiary, Petrotimor, provides exploration and consulting services to HIRL, a related company. These contracts for management services have no contractual termination date, but management cannot be certain that some or all of these contracts will continue in the future. Most of the management contracts contain clauses requiring sixty days termination notice. Our Chairman of the Board of Directors and Chief Executive Officer is affiliated with each of these corporations.

	Quarter Ended
	March 31 2009		Year Ended		Year Ended
Management Fee Revenue	(unaudited)		2008		2007

San Miguel	$132,000	44%	$446,580	37%	$555,760	55%
Cordillera	162,000	54%	735,600	60%	413,400	41%
HIRL	7,500	2%	33,870	3%	35,816	4%

Total management fee revenue	$301,500		$1,216,050		$1,004,976

Except for the contract with HIRL, all labor services are provided at payroll cost plus benefits and include a 5% markup on that total to cover the administrative expense. This charge is calculated annually. All expenses are billed at cost. The contract with HIRL differs from the management contracts with the other related companies, as it is a flat charge of $2,500 per month plus expenses directly incurred in providing those consulting services. The purpose for the management agreements is to avoid duplication of functions and costs for the economic benefit of all of the companies involved.

Effective June 30, 2007, we entered into a Services Agreement with General Atomics (GA), a company controlled by Oceanic’s Chairman of the Board of Directors and Chief Executive Officer. This agreement specifies that Oceanic will pay GA for the services of Stephen M. Duncan to serve as President of Oceanic at a fixed rate of $7,500 per month. The agreement has no contractual termination date, but can be terminated with 30 days’ notice by either party. Oceanic recorded expenses of $22,500 for each of the three-month periods ended March 31, 2009 and 2008, respectively, for payments made to GA for Stephen M. Duncan’s services. These costs were $90,000 and $45,000 in 2008 and 2007, respectively.

Karsten Blue, son of Oceanic’s Chairman of the Board of Directors and Chief Executive Officer, coordinates various activities relating to Timor Gap matters. On September 1, 2002, Oceanic entered into a Services Agreement with Cordillera. This agreement, as amended, stated that Oceanic would compensate and reimburse Cordillera for Karsten Blue’s services at the rate of $1,467 per week, not to exceed $76,260 per year, and for any reasonable out-of-pocket business expenses incurred in connection with these activities. This contract ended on July 31, 2007 and was replaced with a new contract with GA. The new contract specifies a fixed amount for Karsten Blue’s services at $6,500 per month and has no contractual termination date. For each of the quarters ended March 31, 2009 and 2008, Oceanic expensed $19,500 for Karsten Blue’s services. These costs were $78,000 in 2008, $76,915 in 2007 and $76,337 in 2006.

Employee Benefit Plans

Cordillera has a defined contribution pension plan and a 401(k) plan covering all of Oceanic’s qualified employees. The plans are not limited to officers and directors. Employees must be at least 21 years of age and have one year of service. Collective bargaining employees, nonresident aliens who receive no income from U.S. sources and leased employees are the only employees not eligible to participate. Contributions to the pension plan are based on a percentage of employee compensation ranging from 6% to 11.7%. Oceanic is required to match employee 401(k) contributions up to 6% of annual compensation. For the three months ended March 31, 2009 and 2008, pension and 401(k) expenses totaled $31,219 and $35,175, respectively. For the years ended December 31, 2008, 2007 and 2006, these expenses totaled $133,327, $144,469 and $138,617, respectively. Our Chairman of the Board of Directors and Chief Executive Officer also serves as Chairman of the Board of Directors and President of Cordillera. He is also the indirect beneficial owner of a majority of the common stock of Cordillera.

Lease of Office Space

We lease approximately 5,191 square feet of office space in an office building located at 7800 East Dorado Place, Suite 250, Englewood, Colorado 80111. Sorrento West Properties, Inc., a company indirectly owned and controlled by our Chairman of the Board of Directors and Chief Executive Officer, owns the office building. The lease has been extended to October 31, 2009 at a rate of $16.50 per square foot. We also sublease 940 square feet of space from Cordillera in the same building. This sublease has been extended to March 31, 2010 at an annual cost of $12.00 per square foot. Our facilities are adequate for our current needs.

General

All future affiliated transactions will be entered into with terms at least as favorable as could be obtained from unaffiliated independent third parties. Options, warrants or grants of stock will not be issued to officers, directors, employees, 5% shareholders or affiliates with an exercise price of less than 85% of the fair market value.

Tax Sharing Agreement

On April 2, 2003, Cordillera sold 546,089 shares of our stock to NWO. This sale of stock increased NWO’s ownership to 25,472,489 shares of our stock, resulting in 82.4% of total ownership in Oceanic at that time. Because NWO owns more than 80% of Oceanic’s stock, Oceanic became includable in NWO’s consolidated return. NWO maintains tax-sharing agreements with the same provisions applicable to all subsidiaries included in NWO’s consolidated return. Oceanic and NWO have now executed that same tax-sharing agreement.

NWO Resources, Inc. Line of Credit

On March 7, 2007, we established a line of credit with NWO, our principal shareholder, evidenced by a promissory note in the amount of $4,000,000 at an interest rate of 2% over prime rate with repayment due on or before March 7, 2008. NWO also agreed to increase its line of credit to Oceanic to $6,000,000 if any of the following occur: (i) Oceanic, by unanimous action of its Board of Directors, determines not to conduct a rights offering or (ii) Oceanic has fully drawn on the existing line of credit and Oceanic certifies that it will not have time to complete the rights offering before it exhausts its current assets needed to continue prosecution of the U.S. Timor Gap Litigation. On February 28, 2008, this was replaced by a new line of credit for $4,000,000 plus the additional $2,000,000 commitment for additional financing with repayment due on or before March 31, 2009. Repayment of the line of credit and the additional financing commitment was subsequently extended to March 31, 2010. As of June 19, 2009, Oceanic had borrowed $2,700,000 under this line of credit and has accrued interest of $116,457 on the outstanding balance.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

Under Sections 145 of the Delaware General Corporation Law and our bylaws, our directors and officers may be indemnified against liabilities that they may incur in their capacities as such. An officer or director may be indemnified by us against the expenses actually and reasonably incurred by him in connection with the defense of any action by reason of being or having been a director or officer, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests. In addition, with respect to criminal actions or proceedings, he must also have had no reason to believe his conduct was unlawful. If such action is by or in the right of Oceanic, no indemnification may be provided as to any claim, issue or matter as to which a person is adjudged to have been liable to Oceanic, unless a court determines otherwise.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, lawsuit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus will be passed upon for us by Callister Nebeker & McCullough, a professional corporation, Salt Lake City, Utah.

EXPERTS

The consolidated financial statements as of December 31, 2008 and for the year then ended included in this prospectus and elsewhere in the Registration Statement have been so included in reliance upon the report of Ehrhardt Keefe Steiner & Hottman PC, independent registered public accountants, upon the authority of Ehrhardt Keefe Steiner & Hottman PC as experts in accounting and auditing. In addition, the consolidated financial statements as of December 31, 2007 and for each of the two years in the period ended December 31, 2007 included in this prospectus and elsewhere in the Registration Statement have been so included in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of Grant Thornton LLP as experts in accounting and auditing.

IF YOU WOULD LIKE MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy this information at the SEC’s public reference room, which is located at the following address:

100 F. Street NE
Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. This information is also available online through the SEC’s Electronic Data Gathering, Analysis, and Retrieval System (EDGAR), located on the SEC’s web site (http://www.sec.gov).

In addition, we will provide (free of charge) any of our documents filed with the SEC, as you reasonably may request. To get your free copies, please call, write or email to:

Lori Brundage
Chief Financial Officer
Oceanic Exploration Company
7800 East Dorado Place, Suite 250
Englewood, CO 80111
(303) 220-8330
Lori.Brundage@OceanicExploration.com

You should rely only on the information in this prospectus. We have not authorized anyone to provide you with any different information.

This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any state where the offer or sale is not permitted. This prospectus is not an offer to sell nor is it seeking an offer to buy securities other than the shares of common stock to be issued pursuant to the rights offering. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of these securities.

OCEANIC EXPLORATION COMPANY AND SUBSIDIARIES

Consolidated Financial Statements

December 31, 2008, 2007 and 2006

(With Reports of Independent Registered Public Accounting Firms Thereon)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Oceanic Exploration Company and Subsidiaries

We have audited the accompanying consolidated balance sheet of Oceanic Exploration Company (a Delaware corporation) and subsidiaries as of December 31, 2008, and the related consolidated statements of operations, stockholders’ (deficit) equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Oceanic Exploration Company and subsidiaries as of December 31, 2008, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

Ehrhardt Keefe Steiner & Hottman PC

Denver, Colorado
March 27, 2009

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Oceanic Exploration Company and Subsidiaries

We have audited the accompanying consolidated balance sheet of Oceanic Exploration Company (a Delaware corporation) and subsidiaries as of December 31, 2007, and the related consolidated statements of operations, stockholders’ (deficit) equity and cash flows for each of the two years in the period ended December 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Oceanic Exploration Company and subsidiaries as of December 31, 2007, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2007 in conformity with accounting principles generally accepted in the United States of America.

Grant Thornton LLP

Cleveland, Ohio
March 14, 2008

OCEANIC EXPLORATION COMPANY AND SUBSIDIARIES

Consolidated Balance Sheets

	December 31,	December 31,
	2008	2007

ASSETS
Cash, unrestricted	$162,858	$912,672
Due from affiliates	13,191	10,457
Prepaid expenses and other	40,567	7,485

Total current assets	216,616	930,614
Oil and gas property interests (note 7)	—	—
Furniture, fixtures and equipment	73,390	64,249
Less accumulated depreciation	(50,516)	(44,942)

	22,874	19,307

Total assets	$239,490	$949,921

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Accounts payable	$33,337	$32,915
Accrued expenses	363,947	496,609
Accrued expenses — security for legal costs (note 4)	245,197	292,057
NWO Resources, Inc. notes payable, including accrued interest (notes 2 and 6)	1,946,022	—

Total current liabilities	2,588,503	821,581
United Kingdom taxes payable, including accrued interest	624,433	835,347
Other non-current liabilities	6,963	9,919

Total non-current liabilities	631,396	845,266
Commitments and contingencies (notes 2, 4, 5 and 10)	—	—

Total liabilities	3,219,899	1,666,847

Stockholders’ deficit (note 3)
Preferred stock, $10 par value. Authorized 600,000 shares; no shares issued	—	—
Common stock, $.0625 par value. Authorized 100,000,000 shares; 59,688,881 shares issued and outstanding	3,730,555	3,730,555
Capital in excess of par value	8,165,609	8,165,609
Retained deficit	(14,876,573)	(12,613,090)

Total stockholders’ deficit	(2,980,409)	(716,926)

Total liabilities and stockholders’ deficit	$239,490	$949,921

See accompanying notes to consolidated financial statements.

OCEANIC EXPLORATION COMPANY AND SUBSIDIARIES

Consolidated Statements of Operations
Years ended December 31, 2008, 2007 and 2006

	2008	2007	2006

Revenue:
Management revenue — related parties	$1,216,050	$1,004,976	$1,063,465
Costs and expenses:
Exploration expenses (notes 4 and 7)	1,804,141	1,125,575	1,839,231
Amortization and depreciation	5,574	5,452	4,626
General and administrative	1,779,624	1,707,216	1,601,408

	3,589,339	2,838,243	3,445,265

Operating loss	(2,373,289)	(1,833,267)	(2,381,800)
Other income (expense):
Interest income and realized gains	30,667	105,047	85,113
Interest expense and financing costs	(70,889)	(27,595)	(126,630)
Foreign currency gains (losses)	150,028	26,683	(66,192)

	109,806	104,135	(107,709)

Loss before income taxes	(2,263,483)	(1,729,132)	(2,489,509)
Income tax expense (notes 5 and 7)	—	—	—

Net loss	$(2,263,483)	$(1,729,132)	$(2,489,509)

Basic and diluted loss per common share	(.04)	(.03)	(.05)
Weighted average number of common shares outstanding	59,688,881	59,688,881	49,017,648

See accompanying notes to consolidated financial statements.

OCEANIC EXPLORATION COMPANY AND SUBSIDIARIES

Consolidated Statements of Stockholders’ (Deficit) Equity
Years ended December 31, 2008, 2007 and 2006

	2008	2007	2006

Common stock:
Balance, beginning of year	$3,730,555	$3,730,555	$2,543,055
Common stock issued in connection with rights offering (note 3)	—	—	1,187,500

Balance, end of year	$3,730,555	$3,730,555	$3,730,555

Capital in excess of par value:
Balance, beginning of year	$8,165,609	$8,165,609	$3,323,410
Additional paid in capital from rights offering, net of related costs (note 3)	—	—	4,842,199

Balance, end of year	$8,165,609	$8,165,609	$8,165,609

Retained deficit:
Balance, beginning of year	$(12,613,090)	$(10,883,958)	$(8,394,449)
Net loss	(2,263,483)	(1,729,132)	(2,489,509)

Balance, end of year	$(14,876,573)	$(12,613,090)	$(10,883,958)

Total stockholders’ (deficit) equity	$(2,980,409)	$(716,926)	$1,012,206

See accompanying notes to consolidated financial statements.

OCEANIC EXPLORATION COMPANY AND SUBSIDIARIES

Consolidated Statements of Cash Flows
Years ended December 31, 2008, 2007 and 2006

	2008	2007	2006

Cash flows from operating activities:
Net loss	$(2,263,483)	$(1,729,132)	$(2,489,509)
Adjustments to reconcile net loss to cash used in operating activities:
Amortization and depreciation	5,574	5,452	4,626
Loss on disposal of assets	—	—	4,659
Accrued interest payable to NWO Resources, Inc.	46,022	—	—
Changes in operating assets and liabilities
(Increase) decrease in due from affiliates	(2,734)	4,217	4,020
(Increase) decrease in prepaid expenses and other assets	(33,082)	1,000	(1,000)
Increase (decrease) in accounts payable	422	(403,572)	344,354
(Decrease) increase in accrued expenses	(132,662)	5,228	282,252
(Decrease) increase in security for legal costs	(46,860)	9,732	9,217
(Decrease) increase in United Kingdom taxes payable, including accrued interest payable	(210,914)	41,488	118,993
(Decrease) increase in other noncurrent liabilities	(2,956)	(2,650)	8,511

Net cash used in operating activities	$(2,640,673)	$(2,068,237)	$(1,713,877)
Cash used in investing activities:
Purchase of fixed assets	(9,141)	(5,076)	(17,366)

Net cash used in investing activities	$(9,141)	$(5,076)	$(17,366)
Cash flows from financing activities:
Increase in NWO Resources, Inc. note payable, including accrued interest payable	1,900,000	—	1,177,279
Repayment of note payable to NWO Resources, Inc., including accrued interest payable	—	—	(2,569,456)
Proceeds from rights offering, net	—	—	6,029,699

Net cash provided by financing activities	$1,900,000	$—	$4,637,522

Net increase (decrease) in cash	$(749,814)	$(2,073,313)	$2,906,279
Cash, unrestricted at beginning of period	912,672	2,985,985	79,706

Cash, unrestricted at end of period	$162,858	$912,672	$2,985,985

See accompanying notes to consolidated financial statements.

OCEANIC EXPLORATION COMPANY AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2008, 2007 and 2006

(1)	Accounting Policies

(a)	General

Oceanic Exploration Company (Oceanic) was incorporated as a Delaware corporation in December 1968. With our subsidiaries, Oceanic International Properties Company (OIPC) and Petrotimor Companhia de Petróleos, S.A. (Petrotimor) collectively ’the Company,’ the Company has historically engaged in the business of acquiring oil and gas concessions covering large blocks of acreage in selected locations around the world. The term ‘concession’ means exploration, development and production rights with respect to a specific area. Rights may be created by agreement with a government, governmental agency or corporation. After the Company buys those rights, the Company conducts exploration activities on that property, including seismic and other geophysical evaluation and exploratory drilling where appropriate. The Company did not conduct any exploration activities and it did not receive any revenue from oil and gas properties in 2008, 2007 and 2006. Oceanic is actively pursuing legal claims arising from the alleged misdeeds of certain ConocoPhillips companies that prevented the Company from competing for rights to explore for and produce oil and gas within the Timor Gap.

Oceanic also provides management services to various entities with which the Company’s Chairman of the Board of Directors and Chief Executive Officer is affiliated. The Company provides:

•	Management, administrative and bookkeeping services to San Miguel Valley Corporation (San Miguel),

•	Management, administrative and professional services to Cordillera Corporation (Cordillera), and

•	Consulting services, including monitoring exploration and production activities on a worldwide basis to identify potential investment opportunities for Harvard International Resources Ltd. (HIRL).

Together, these management services provided substantially all of the Company’s total revenue in 2008, 2007 and 2006.

(b)	Consolidation Rules

The consolidated financial statements include the accounts of Oceanic, the wholly-owned domestic subsidiary OIPC, and the 99%-owned foreign subsidiary Petrotimor. All significant intercompany balances and transactions have been eliminated in consolidation.

(c)	Income Taxes

In evaluating the realizability of the net deferred tax assets, the Company takes into account a number of factors, primarily relating to the Company’s ability to generate taxable income. Where it is determined that it is likely that the Company is unable to realize deferred tax assets, a valuation allowance is established against the portion of the deferred tax asset.

On April 2, 2003, Cordillera sold 546,089 shares of Oceanic stock to NWO Resources, Inc. (NWO). This sale of stock increased NWO’s ownership to 25,475,489 shares of Oceanic stock, resulting in 82.4% of total ownership in Oceanic at that time. Because NWO owns more than 80% of Oceanic stock, Oceanic became includable in NWO’s consolidated tax return. NWO maintains tax-sharing agreements with the same provisions applicable to all subsidiaries included in NWO’s consolidated return.

Oceanic and NWO have executed that same tax-sharing agreement. To calculate its tax provision, Oceanic first estimates what its taxes would have been if NWO did not file a consolidated return with Oceanic. This specifically includes an estimate of Oceanic’s share of book-tax differences, which apply ratably to all NWO subsidiaries. The provision will include a tax benefit from losses to the extent of previous profits, but only to the extent such profits were included in the NWO consolidated return. To the extent a tax benefit for Oceanic

OCEANIC EXPLORATION COMPANY AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

losses has not been previously allowed, and Oceanic has profits in a future year, the benefit of the loss will be included in the provision to the extent the loss would provide a tax benefit to Oceanic on a stand-alone basis and to the extent that the prior year tax losses could be carried forward under Unites States tax rules.

Because it cannot be accurately determined when or if Oceanic will become profitable, a valuation allowance was provided against the entire deferred income tax asset attributable to the net operating loss incurred during the years ended December 31, 2008, 2007 and 2006.

(d)	Contingent Liabilities

In evaluating the need to provide for contingent liabilities, the Company takes into account a number of factors, including the expected likelihood of an unfavorable outcome and the ability to reasonably estimate the financial impact of an unfavorable outcome and management’s intentions with respect to the contingency.

(e)	Earnings (Loss) Per Share

The earnings (loss) per share calculation is based on the weighted average number of common shares outstanding during the period.

(f)	Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. The Company reviewed these estimates, including those related to the recoverability and useful lives of assets as well as liabilities for income taxes. Changes in facts and circumstances may result in revised estimates. Actual results could differ from those estimates.

(g)	Revenue Recognition

The Company recognizes revenues from oil and gas interests as such revenues are earned, pursuant to contracts that provide for such interests. The Company recognizes management service revenues pursuant to contracts under which it provides management services to related parties. Management service revenues are recognized as such revenues are earned, in accordance with the related contracts. Such contracts generally provide for a monthly fee, which is charged for the work performed. The fee is calculated annually.

(h)	Furniture, Fixtures and Equipment

Depreciation of furniture, fixtures and equipment is calculated primarily using the straight-line method over the useful lives of the assets. Computers and computer equipment are depreciated over five years, office equipment is depreciated over five years and office furniture over seven years. The cost of maintenance and repairs, which are not significant improvements, are expensed when incurred. There were no dispositions of furniture, fixtures or equipment in 2008.

The Company has adopted Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. In 2008, 2007 and 2006, no events or circumstances occurred that resulted in an impairment charge or warranted a revision of the remaining useful lives of any of these assets.

OCEANIC EXPLORATION COMPANY AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

(i)	Cash and Cash Equivalents

For purposes of the consolidated statements of cash flows, the Company considers all highly liquid investments purchased with original maturity date of three months or less to be cash equivalents.

(j)	Oil and Gas Properties

Oil and gas properties are accounted for using the full-cost method of accounting in accordance with the rules prescribed by the Securities and Exchange Commission (SEC). Under this method, all acquisition, exploration and development costs are capitalized on a country-by-country basis as incurred. Gains or losses on disposition of oil and gas properties are recognized only when such dispositions involve significant reserves within the individual country cost pools.

Capitalized costs less related accumulated amortization may not exceed the sum of (1) the present value of future net revenue from estimated production, computed using current prices, and costs and a discount rate of 10%; plus (2) the cost of producing properties not being amortized, if any; plus (3) the lower of cost or fair value of unproved properties included in costs being amortized; less (4) income tax effect related to differences in the book and tax basis of oil and gas properties. Any excess costs are recorded as additional depletion expense.

Currently, Oceanic is not conducting any oil and gas exploration or production activities. The Company did not receive any revenue from oil and gas properties in 2008, 2007 and 2006. Other than the potential recovery of damages from the Timor Gap, the Company is not conducting any activities that would result in material oil and gas revenue in 2009.

(k)	Foreign Currency Transactions

Adjustments resulting from the process of translating foreign functional currency financial detail into U.S. dollars are included in current (losses)/earnings.

(l)	New Accounting Pronouncements

Effective January 1, 2008, the Company adopted Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (“SFAS No. 157”), which defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles, and expands disclosure about fair value measurements. SFAS No. 157 establishes a fair value hierarchy that prioritized the inputs used to measure fair value. The hierarchy gives the highest priority (“Level 1”) to unadjusted quoted prices in active markets for identical assets and liabilities, and gives the lowest priority (“Level 3”) to unobservable inputs. The adoption of SFAS No. 157 did not have a significant effect on the Company’s consolidated financial statements.

Also, effective January 1, 2008, the Company adopted Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities, including an amendment of FASB Statement No. 115” (“SFAS No. 159”). SFAS No. 159 expands the use of fair value measurement by permitting items at fair value that are not currently required to be measured at fair value. We did not elect the fair value option for any of our financial assets or liabilities.

In December 2007, the Financial Accounting Standards Board (“FASB”) released Statement of Financial Accounting Standards No. 141(R), “Business Combinations” (“SFAS No. 141(R)”), to establish accounting and reporting standards to improve the relevance, comparability and transparency of financial information that an acquirer would provide in its consolidated financial statements from a business combination. SFAS No. 141(R) is effective for fiscal years beginning after December 15, 2008 and should be applied prospectively for all business combinations entered into after the date of adoption. The adoption of the

OCEANIC EXPLORATION COMPANY AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

provisions of SFAS No. 141 (R) is not anticipated to materially impact the Company’s consolidated financial statements.

In December 2007, the FASB also released Statement of Financial Accounting Standards No. 160, “Noncontrolling Interests in Consolidated Financial Statements, including an amendment of Accounting Research Bulletin No. 51” (“SFAS No. 160”), to improve the relevance, comparability and transparency of the financial information that a reporting entity provides in its consolidated financial statements by establishing accounting and reporting standards for the non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary. SFAS No. 160 is effective for fiscal years after December 15, 2008. The adoption of the provisions of SFAS No. 160 is not anticipated to materially impact the Company’s consolidated financial statements.

Other accounting standards that have been recently issued by the FASB or other standards-setting bodies do not apply to the Company’s operations or financial statements. Other accounting standards proposed by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on the Company’s consolidated financial statements upon adoption.

(2)	Cash Requirements

Oceanic had a negative working capital of $(2,371,887) at December 31, 2008, including $162,858 in cash and short-term investments. This is a decrease from the positive working capital balance at December 31, 2007 of $109,033. The decrease in working capital of ($2,480,920) resulted, in part, from payment of $1,635,583 for litigation expenses plus general office expenses. Oceanic had positive working capital at December 31, 2006 of $1,798,951. Negative working capital occurs when current liabilities exceed current assets. The decrease in working capital from 2006 to 2007 of ($1,689,918) was also due to the payment of litigation expenses of $813,307 and general office expenses.

In 2005, the Company established a line of credit with NWO, Oceanic’s principal shareholder, evidenced by a promissory note in the amount of $2,000,000 at an interest rate of 2% over the prime rate with repayment due on or before March 6, 2006. In addition, NWO committed to increase the line of credit to $4,000,000 under certain circumstances. These circumstances occurred and the promissory note was increased to $4,000,000 with a due date of March 6, 2007. On July 24, 2006, after the termination of the rights offering, the Company paid the note and accrued interest in full, paying NWO $2,569,456 in principal and interest as of that date. The 2005 line of credit was then terminated.

On March 7, 2007, the Company established a new line of credit with NWO, evidenced by a promissory note in the amount of $4,000,000 at an interest rate of 2% over prime rate with repayment due on or before March 7, 2008. In addition, NWO committed to increase the line of credit to $6,000,000 under certain circumstances. On February 28, 2008, this was replaced by a new line of credit for $4,000,000 plus the additional $2,000,000 commitment for additional financing with repayment due on or before March 31, 2009. Repayment of the line of credit and the additional financing commitment was subsequently extended to March 31, 2010. As of March 27, 2009, the Company has borrowed $2,400,000 under this line of credit and has accrued interest of $80,640 on the outstanding note balance.

At the projected level of cash expenditures, the Company may need sources of additional funding during 2009. The Company is evaluating other potential financing sources for long-term capital. At this time, the Company has no firm commitments for the provision of long-term capital. The status of Oceanic’s current litigation may substantially affect our need for and ability to raise capital.

(3)	Rights Offering

On May 18, 2006, Oceanic filed a Registration Statement on Form SB-2 with the Securities and Exchange Commission (SEC), registering shares of common stock to be issued to stockholders pursuant to a

OCEANIC EXPLORATION COMPANY AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

rights offering. Under the terms of the rights offering, the Company offered the holders of its common stock the right to subscribe for additional shares at a purchase price of $.32 per share on the basis of 0.466958 shares of common stock for each share held as of June 19, 2006. A total of 19,000,000 shares of common stock were offered to all stockholders. The Registration Statement was declared effective on June 19, 2006 and the offering expired on July 21, 2006. A total of $6,080,000 was collected through the rights offering. The proceeds from the rights offering were used to fund the cost of the rights offering, pay for the legal and professional expenses associated with the Timor Gap lawsuit and to cover the cost of operations.

(4)	Exploration Expenses

In 1974, Petrotimor, a 99%-owned subsidiary of Oceanic, was granted an exclusive offshore concession by Portugal to explore for and develop oil and gas in an approximately 14.8 million-acre area between East Timor and Australia in an area known as the ’Timor Gap.’ At that time, Portugal was the internationally recognized sovereign over East Timor. On January 5, 1976, following Indonesia’s unlawful invasion and occupation of East Timor, Petrotimor applied for and obtained on April 14, 1976 Portugal’s consent to a suspension of performance under the concession agreement based upon force majeure. This force majeure status remained in effect until at least October 25, 1999.

On December 11, 1989, Australia and Indonesia, ignoring Petrotimor’s rights under its concession from Portugal, signed the Timor Gap Treaty, purporting to create a joint zone of cooperation, whereby these two countries could control the exploration and development of hydrocarbons in an area over which both countries claimed rights. A portion of this area, designated as Zone A, falls largely within the area where Petrotimor holds rights under its concession agreement with Portugal. The Treaty created a Joint Authority that purported to grant and enter into production sharing contracts with various companies who have carried out exploration and production activities in the joint zone of cooperation.

On March 6, 2003, the Australian Parliament ratified the Timor Sea Treaty governing oil and gas projects in the Joint Development Area between Australia and East Timor. In addition, an Australian senior official and Timorese ministers in Dili signed the Sunrise International Unitization Agreement (IUA) and a related memorandum of understanding on fiscal issues. The Sunrise IUA and the Certain Maritime Arrangements in the Timor Sea Treaty (CMATS) were ratified by East Timor on February 20, 2007. Australia and East Timor exchanged notes to make the treaties effective on February 23, 2007. Generally these treaties allow for the development of the Greater Sunrise gas field to move forward and for the upstream revenues attributable to the government share under the production sharing contracts, to be prorated equally by Australia and East Timor.

Published reports indicate that the CMATS provides that Australia and East Timor have agreed that overlapping maritime claims in the Timor Sea will be held in abeyance for 50 years.

Commercial Opportunity in the Timor Gap.  Oceanic submitted an application for an Expansion of Seabed Concession to the transitional government of East Timor in October 2001 requesting that Petrotimor’s 1974 concession be expanded to include the additional maritime areas within the properly determined seabed delimitation of East Timor. The Company believes, under international law, that East Timor is entitled to exercise sovereign jurisdiction over its seabed and to have an Exclusive Economic Zone as codified in the 1982 United Nations Convention on the Law of the Sea. Oceanic believes that by so doing, East Timor could acquire jurisdiction over hydrocarbon reserves containing approximately 12 trillion cubic feet of natural gas and associated condensate.

Neither the transitional government, nor any subsequent East Timor government, has recognized Petrotimor’s concession in the Timor Gap. The Company has never received any formal response acknowledging the application for an Expansion of Seabed Concession. An article carried on the Dow Jones Newswires on September 26, 2002 quotes a ‘senior East Timor government official’ stating that the government does not

OCEANIC EXPLORATION COMPANY AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

recognize this concession. Oceanic has not been officially advised of the status of the application or if the current East Timor government is even considering it. A formal response may never be issued, or the Company could receive an unfavorable response. Unless there is a change in the current government policy in East Timor, it is unlikely that the Company will pursue the application further.

If the East Timor government were to recognize the concession and grant the application, it would expand the 1974 Petrotimor concession to correspond with the offshore area over which East Timor is entitled to claim sovereign rights under international law. The Company sponsored a seminar in East Timor in 2001 for the purpose of explaining appropriate maritime boundaries under applicable international law and the resulting benefits to East Timor if such boundaries are enforced.

Australian Litigation.  On August 21, 2001, Oceanic and Petrotimor issued a Statement of Claim (as amended) out of the Federal Court of Australia against the Commonwealth of Australia, the Joint Authority established under the Timor Gap Treaty and the ConocoPhillips Petroleum companies operating within the Timor Gap area. Oceanic and Petrotimor claimed that the Timor Gap Treaty and the related legislation of the Australian Parliament was void or invalid for a number of reasons. On February 3, 2003, the Federal Court of Australia issued decisions adverse to the Company, ruling that it lacked the jurisdiction to hear the claims made by Oceanic and Petrotimor. The Company’s appeal of those decisions was discontinued on February 5, 2004 when the Company determined that the most appropriate venue, under the circumstances, would be in the United States.

As part of the Australian litigation, Oceanic was required to provide Bank Guarantees as security for costs. The National Australia Bank Ltd. in Sydney, Australia provided the necessary guarantees. As of December 31, 2008, the Company had $307,363 ($445,002 in Australian dollars) on deposit with the Bank as collateral for the Guarantees. The Company believes that this deposit will be forfeited to pay for the defendants’ legal expenses. Accordingly, this balance has been fully reserved against those legal charges. The Company has been informed by its legal counsel that the opposing parties have agreed to accept $552,560 ($800,000 Australian dollars) for their costs. Accordingly, the Company has accrued an additional amount of $245,197 to cover the estimated full liability.

Pending Litigation.  On March 1, 2004, Oceanic and Petrotimor filed a complaint in the United States District Court for the District of Columbia (DC Federal Court). Oceanic and Petrotimor, as plaintiffs, brought this action to redress the harm caused by the defendants’ (collectively including ConocoPhillips, Inc. and designated subsidiaries, the Timor Sea Designated Authority for the Joint Petroleum Development Area, the Timor Gap Joint Authority for the Zone of Cooperation, PT Pertamina and BP Migas) theft, misappropriation and conversion of oil and gas resources within the Timor Gap.

The Company filed a Second Amended Complaint (Complaint) with the DC Federal Court on March 1, 2005. The Complaint reflected claims that the misdeeds of the defendants effectively prevented the Company from competing for rights to explore for and produce oil and gas within the Timor Gap.

The Complaint alleges certain violations of the following United States statutes: Racketeer Influenced Corrupt Organizations Act (RICO), the Lanham Act and the Robinson-Patman Act. The Complaint contains additional claims of unjust enrichment, unfair competition, and intentional interference with the contract and with prospective economic advantage. The Complaint seeks damages of at least $10.5 billion dollars, as well as punitive damages and costs. Based upon the RICO and anti-trust claims, Oceanic and Petrotimor also seek to recover treble damages, reasonable attorneys’ fees and statutory costs.

The defendants filed motions to dismiss with the DC Federal Court on March 28, 2005. On September 21, 2006, the DC Federal Court issued an Order and Memorandum Opinion deciding these motions. The DC Federal Court denied the motions of defendants ConocoPhillips, Inc. and ConocoPhillips Company (ConocoPhillips) with respect to Oceanic’s claims under RICO, the Robinson-Patman Act and under common law theories of intentional interference with prospective economic advantage and unfair competition. Since the DC

OCEANIC EXPLORATION COMPANY AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

Federal Court found that Oceanic had stated legally cognizable claims against ConocoPhillips, these two defendants were ordered and did file an answer to the Second Amended Complaint on October 10, 2006. The other defendants and claims were dismissed. The two defendants filed a motion for reconsideration or in the alternative to certify the Order and Memorandum Opinion for interlocutory appeal. On November 17, 2006, the DC Federal Court denied the defendants’ motions for reconsideration and interlocutory appeal. On February 5, 2007, the DC Federal Court granted the defendants’ motion to transfer the case to the United States District Court for the Southern District of Texas (Texas Federal Court).

On April 5, 2007, a hearing was held before a presiding judge in the Texas Federal Court. In advance of said hearing, ConocoPhillips filed a motion for a stay of discovery and a motion for a judgment on the pleadings. On April 16, 2008, the Texas Federal Court issued an Opinion on Dismissal and an Interlocutory Order providing that Oceanic take nothing from defendants. On April 22, 2008, the Texas Federal Court entered a Final Judgment dismissing the case. On May 15, 2008, the Company filed a Notice of Appeal. On August 19, 2008, the Company filed its Opening Brief with the United States Court of Appeals for the Fifth Circuit (Court of Appeals). The defendants/appellees filed their Brief in response on October 6, 2008. The Company filed its Reply Brief on October 21, 2008. The parties will present oral arguments on their respective positions on March 30, 2009, after which they will await a decision by the Court of Appeals.

As stated in the Complaint, the Company has consistently proposed to locate liquefied natural gas facilities in East Timor which would significantly benefit the people of East Timor, yet the Company effectively has not been given an opportunity to compete for rights to explore for and produce oil and gas within the Timor Gap due to the alleged bribes and corruption. Under these circumstances, the Company believes there is substantially disputed evidence entitling it to the opportunity to prove its case at trial.. The Company continues to believe that it has a persuasive case against the defendants based on the evidence.

The Company anticipates that the defendants will continue to deny the allegations of the Complaint and will otherwise vigorously defend against the Company’s claims. The Company understands that pursuing this lawsuit to its fullest extent in 2009 could take substantial time by Company personnel, and the Company could incur substantial expense. In the event that the United States Court of Appeals for the Fifth Circuit reverses the prior dismissal of the case and remands it for further proceedings, it is highly likely that additional resources and expenditures may be required in connection with this litigation. The Company believes that the financial opportunity justifies this substantial commitment of time and expense.

(5)	Income Taxes

Income tax benefit (expense) consists of the following:

	2008	2007	2006

Current:
U.S. federal	$—	$—	$—
U.S. state	—	—	—

Total current income tax expense	—	—	—

Deferred:
U.S. federal	811,800	587,168	845,970
Increase in valuation allowance	(811,800)	(587,168)	(845,970)

Total deferred income tax expense	—	—	—

Total income tax expense	$—	$—	$—

OCEANIC EXPLORATION COMPANY AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

The reconciliation between tax expense computed by multiplying pretax income by the U.S. federal statutory rate of 34% and the reported amount of income tax benefit (expense) is as follows:

	2008	2007	2006

Computed at the U.S. statutory rate	$811,040	$586,432	$845,591
Increase in the valuation allowance	(811,800)	(587,168)	(845,970)
Foreign exploration expenses not deducted for tax purposes	—	—	—
Adjustment of taxes provided in prior years and other, net	760	736	379

Income tax benefit (expense)	$—	$—	$—

At December 31, 2008, 2007 and 2006, significant components of deferred tax assets and liabilities (excluding foreign tax credits) are as follows:

	2008	2007	2006

Deferred tax assets (liabilities), net:
Net operating loss carryforwards	$1,290,108	$1,075,405	$776,006
Legal and consulting expenses capitalized for tax purposes	3,064,982	2,460,131	2,085,829
Oil and gas properties, principally due to differences in depreciation and depletion and impairment	152,511	152,511	152,511
Reserve for Australian litigation expenses	83,367	99,299	95,990
Other	51,626	43,488	133,290

Total	4,642,594	3,830,834	3,243,626
Valuation allowance	(4,642,594)	(3,830,834)	(3,243,626)

Net deferred taxes	$—	$—	$—

The deferred tax assets at December 31, 2008, for which a valuation allowance has been recorded, will be recognized when their realization is more likely than not. The Company’s available net operating loss carryforwards expire through 2028.

In June 2006, the FASB issued FASB Interpretation Number 48 (FIN 48), “Accounting for Uncertainty in Income Taxes.” Previously, the Company had accounted for contingencies in accordance with Statement of Financial Accounting Standards No. 5, “Accounting for Contingencies.” The Interpretation provides guidance on recognition, classification and disclosure concerning uncertain tax liabilities. The evaluation of a tax position requires recognition of a tax benefit if it is ’more-likely-than-not’ that it will be sustained upon examination. For tax positions meeting the ’more-likely-than-not’ threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the relevant tax authority. FIN 48 is effective for fiscal years beginning after December 15, 2006. Accordingly, the Company adopted FIN 48 effective January 1, 2007. At the adoption date, the Company applied FIN 48 to all positions for which the statute of limitations remained open. Upon adoption of FIN 48, Oceanic recorded a valuation allowance for all deferred tax assets, such valuation allowance to be adjusted if realization of the deferred tax assets is subsequently determined to be more likely than not. See Note 10 with respect to a United Kingdom (UK) tax matter for which the Company recorded a liability in a prior year for the estimated total amount of such contingent liability, pursuant to Statement of Financial Accounting Standards No. 5. The only activity with respect to this matter in 2008 and 2007 was the recording of estimated interest expense of $23,629 and $26,089, respectively, and adjusting the principal and accrued interest balances for effects of the foreign currency adjustment.

OCEANIC EXPLORATION COMPANY AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

It is the Company’s policy to recognize interest related to uncertain tax positions as interest expense, and any penalties related to uncertain tax positions as general and administrative expenses.

The Company is subject to U.S. federal income taxes and income taxes in various states and foreign jurisdictions. Tax regulations within each jurisdiction are subject to the interpretation of the related tax laws and regulations and require significant judgment to apply. With few exceptions, the Company is no longer subject to U.S. federal, state and local, or non-U.S. income tax examinations by tax authorities for the years before 2004.

(6)	Related Party Transactions

Oceanic provides bookkeeping, administrative and day-to-day management services to San Miguel, a real estate company. Oceanic also provides management, professional and administrative services to Cordillera, a holding company. Oceanic’s management is responsible for the day-to-day management of real estate and other activities of Cordillera. Oceanic’s subsidiary, Petrotimor, provides exploration and consulting services to HIRL, a related company. These contracts have no contractual termination date, but management cannot be certain that some or all of these contracts will continue in the future. Most of the management contracts contain clauses requiring 60 days’ termination notice. Our Chairman of the Board of Directors and Chief Executive Officer, James N. Blue, is affiliated with each of these corporations. Mr. Blue serves on the Board of Directors of both San Miguel and HIRL.

Management Fee Revenue

	2008		2007		2006

San Miguel Valley Corporation	$446,580	37%	$555,760	55%	$591,720	56%
Cordillera Corporation	735,600	60%	413,400	41%	438,060	41%
Harvard International Resources, Ltd.	33,870	3%	35,816	4%	33,685	3%

Total management fee revenue	$1,216,050		$1,004,976		$1,063,465

Except for the contract with HIRL, all labor services are provided at payroll cost plus benefits and include a 5% markup on that total to cover the administrative expense. This charge is calculated annually based on the prior year’s costs. All expenses are billed at cost. The contract with HIRL differs from the management contracts with the other related companies, as it is a flat charge of $2,500 per month plus expenses directly incurred in providing those consulting services. These expenses totaled $3,870 for 2008, $5,816 for 2007 and $3,685 for 2006. The purpose for the management agreements is to avoid duplication of functions and costs for the economic benefit of all of the companies involved.

Effective June 30, 2007, the Company entered into a Services Agreement with General Atomics (GA), a company controlled by Oceanic’s Chairman of the Board of Directors and Chief Executive Officer. This agreement specifies that Oceanic will pay GA for the services of Stephen M. Duncan to serve as President of the Company at a fixed rate of $7,500 per month. The agreement has no contractual termination date, but can be terminated with 30 days’ notice by either party. The Company recorded expenses of $90,000 and $45,000 in 2008 and 2007, respectively, for payments made to GA for Stephen M. Duncan’s services.

Karsten Blue, son of Oceanic’s Chairman of the Board of Directors and Chief Executive Officer, coordinates various activities relating to the Timor Gap situation. On September 1, 2002, the Company entered into a Services Agreement with Cordillera. This agreement, as amended, stated that Oceanic will compensate and reimburse Cordillera for Karsten Blue’s services at the rate of $1,467 per week, not to exceed $76,260 per year, and for any reasonable out-of-pocket business expenses incurred in connection with these activities. This contract ended on July 31, 2007 and was replaced with a new contract with GA. The new contract specifies a

OCEANIC EXPLORATION COMPANY AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

fixed amount for Karsten Blue’s services at $6,500 per month and has no contractual termination date. The Company expensed $78,000 in 2008, $76,915 in 2007 and $76,337 in 2006 for Karsten Blue’s services.

Oceanic contributes amounts to a defined contribution pension plan and a Section 401(k) plan administered by Cordillera. The Company makes contributions to these plans in accordance with the plan documents. During the years ended December 31, 2008, 2007 and 2006, the Company recorded expenses of $133,327, $144,469 and $138,617, respectively, under the plans.

Oceanic leased approximately 4,990 square feet of office space in an office building located at 7800 East Dorado Place, Suite 250, Englewood, Colorado 80111. Sorrento West Properties, Inc., a related company, owns the office building. The lease was amended in January 2008 to extend the rentable square footage to 5,191 square feet. All other terms of the lease remain unchanged. The lease has been extended to October 31, 2009 at a rate of $16.50 per square foot. The Company also subleases 940 square feet of space from Cordillera in the same building. This sublease has been extended to March 31, 2010 at an annual rate of $12.00 per square foot. Our facilities are adequate for our current needs.

Rent expense, including a prorated share of building operating expenses, for the years ended December 31, 2008, 2007 and 2006 was $85,552, $81,703 and $82,415, respectively. The existing lease ends on October 31, 2009, and the future rent payments to the end of the lease are $71,376.

Mr. James N. Blue is Chairman of the Board of Directors and Chief Executive Officer of Oceanic and also serves as Chairman of the Board of Directors and President of NWO Resources, Inc. NWO Resources, Inc. (NWO) owns approximately 89.2% of Oceanic common stock and is Oceanic’s largest shareholder. Mr. Blue is also Chairman of the Board of Directors, President and indirect beneficial owner of a majority of the common stock of Cordillera, the major stockholder of NWO.

In 2005, the Company established a line of credit with NWO, Oceanic’s principal shareholder, evidenced by a promissory note in the amount of $2,000,000 at an interest rate of 2% over the prime rate with repayment due on or before March 6, 2006. In addition, NWO committed to increase the line of credit to $4,000,000 under certain circumstances. These circumstances occurred and the promissory note was increased to $4,000,000 with a due date of March 6, 2007. On July 24, 2006, after the termination of the rights offering, the Company paid the note and accrued interest in full, paying NWO $2,569,456 in principal and interest as of that date. The 2005 line of credit was then terminated.

On March 7, 2007, the Company established a new line of credit with NWO, evidenced by a promissory note in the amount of $4,000,000 at an interest rate of 2% over prime rate with repayment due on or before March 7, 2008. In addition, NWO committed to increase the line of credit to $6,000,000 under certain circumstances. On February 28, 2008, this was replaced by a new line of credit for $4,000,000 plus the additional $2,000,000 commitment for additional financing with repayment due on or before March 31, 2009. Repayment of the line of credit and the additional financing commitment was subsequently extended to March 31, 2010. As of December 31, 2008 the Company had borrowed $1,900,000 under this line of credit and had accrued interest of $46,022 on that outstanding balance.

(7)	Supplemental Financial Data — Oil and Gas Producing Activities

The following information is presented in accordance with Statement of Financial Accounting Standards No. 69, ‘Disclosure about Oil and Gas Producing Activities.’

Disclosures About Capitalized Costs and Costs Incurred

Currently, Oceanic is not conducting exploration activities other than litigation activities and the application to expand the Timor Gap concession. The Company is actively pursuing legal claims arising from the alleged misdeeds of certain ConocoPhillips companies that prevented Oceanic from competing for rights to

OCEANIC EXPLORATION COMPANY AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

explore for and produce oil and gas within the Timor Gap. Except for the East Timor properties referred to in Note 4, no currently held concessions have been developed into operational oil or gas fields. There are no capitalized costs related to oil and gas producing activities recorded on the financial records.

Costs recorded as exploration expense are primarily related to litigation activities and the application to expand the Timor Gap concession (see Note 4). For the years ended December 31, 2008, 2007 and 2006, Oceanic recorded exploration costs (primarily legal and consulting fees) as follows:

Year	Amount

2006	$1,839,231
2007	1,125,575
2008	1,804,141

Total	$4,768,947

(8)	Information Concerning Business Segments

Oceanic operates as one business segment. The Company’s oil and gas exploration activities have generally consisted of exploration of concessions through various forms of joint arrangements with unrelated companies, whereby the parties agree to share the costs of exploration, as well as the costs of, and any revenue from, a discovery. For various reasons, Oceanic has not been able to participate in exploration and development of any of their concessions since 1994.

(9)	Significant Customers

As of December 31, 2008, 2007 and 2006, Oceanic had accounts receivable only from related parties. Accordingly, there were no unrelated customers who were considered to be significant.

(10)	Commitments and Contingencies

Prior to 1985, Oceanic had subsidiaries operating in the United Kingdom (UK). During 1985, the subsidiaries disposed of an interest in a license. Oceanic has been advised that there may be taxable capital gains resulting from the transaction. Review of UK tax law indicated that there does not appear to be a statute of limitations with respect to tax liability and collection of taxes. The Company has accrued the estimated capital gains tax liability and continues to accrue interest on that liability. Oceanic believes that the UK tax authorities are unlikely to collect any potential taxable UK capital gain tax in the U.S. The Company also has no plans on resuming future operations in the UK. Resuming operations in the UK could result in an attempt to collect this potential tax liability by the UK tax authorities.

In addition, the Company may be involved from time to time in various claims and lawsuits incidental to its business. In the opinion of Oceanic’s management, no claims or lawsuits, not previously disclosed, exist at December 31, 2008 that will result in a material adverse effect on the financial position or operating results of the Company.

OCEANIC EXPLORATION COMPANY
AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

	March 31,	December 31,
	2009	2008
	(unaudited)	(audited)

ASSETS
Cash	$270,715	$162,858
Due from affiliates	24,250	13,191
Prepaid expenses and other	35,134	40,567

Total current assets	330,099	216,616
Oil and gas property interests (note 6)	—	—
Furniture, fixtures and equipment	73,390	73,390
Less accumulated depreciation	(51,967)	(50,516)

	21,423	22,874

Total assets	$351,522	$239,490

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Accounts payable	$36,834	$33,337
Accrued expenses	327,501	363,947
Accrued expenses — security for legal costs (note 2)	238,483	245,197
Note payable, related party — NWO Resources, Inc., including accrued interest (note 4)	2,481,058	1,946,022

Total current liabilities	3,083,876	2,588,503
United Kingdom taxes payable, including accrued interest (note 7)	617,603	624,433
Other non-current liabilities	6,169	6,963

Total non-current liabilities	623,772	631,396
Commitments and contingencies (notes 2, 3, 5 and 7)	—	—

Total liabilities	3,707,648	3,219,899

Stockholders’ (deficit) equity
Preferred stock, $10 par value. Authorized 600,000 shares; no shares issued	—	—
Common stock, $.0625 par value. Authorized 100,000,000 shares; 59,688,881 shares issued and outstanding	3,730,555	3,730,555
Capital in excess of par value	8,165,609	8,165,609
Accumulated deficit	(15,252,290)	(14,876,573)

Total stockholders’ (deficit)	(3,356,126)	(2,980,409)

Total liabilities and stockholders’ (deficit)	$351,522	$239,490

See accompanying notes to the condensed consolidated financial statements.

OCEANIC EXPLORATION COMPANY
AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

	Three Months Ended March 31,
	2009	2008
	(unaudited)	(unaudited)

Revenue:
Management revenue — related parties	$301,500	$266,955

Costs and expenses:
Exploration expenses (note 2)	216,858	432,319
Amortization and depreciation	1,451	1,222
General and administrative	428,505	484,391

	646,814	917,932

Operating loss	(345,314)	(650,977)
Other income (expense):
Interest income and realized gains	5,214	12,730
Interest expense and financing costs (note 4)	(39,923)	(6,832)
Foreign currency gains (losses)	4,306	22,843

	(30,403)	28,741

Loss before income taxes	(375,717)	(622,236)
Income tax expense (note 5)	—	—

Net loss	$(375,717)	$(622,236)

Basic and diluted loss per common share	$(0.01)	$(0.01)
Weighted average number of common shares outstanding	59,688,881	59,688,881

See accompanying notes to the condensed consolidated financial statements

OCEANIC EXPLORATION COMPANY
AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

	Three Months Ended
	March 31,
	2009	2008
	(unaudited)	(unaudited)

Cash flows from operating activities:
Net loss	$(375,717)	$(622,236)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization and depreciation	1,451	1,222
Accrued interest payable to NWO Resources, Inc.	35,036	—
Changes in operating assets and liabilities:
Increase in due from affiliates	(11,059)	(8)
Decrease (increase) in prepaid expenses and other assets	5,433	(1,000)
Increase in accounts payable	3,497	18,607
(Decrease) increase in accrued expenses	(36,446)	13,517
(Decrease) increase in security for legal costs	(6,714)	6,930
(Decrease) increase in United Kingdom taxes payable, including accrued interest payable	(6,830)	5,577
Decrease in other non-current liabilities	(794)	(713)

Net cash used in operating activities	(392,143)	(578,104)
Cash used in investing activities:
Purchase of fixed assets	—	(9,141)

Cash flows from financing activities:
Proceeds from issuance of note payable, related party — NWO Resources, Inc.	500,000	—

Net increase (decrease) in cash	107,857	(587,245)
Cash at beginning of period	162,858	912,672

Cash at end of period	$270,715	$325,427

See accompanying notes to condensed consolidated financial statements.

OCEANIC EXPLORATION COMPANY AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
March 31, 2009

(1)	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The consolidated balance sheet as of December 31, 2008 that has been derived from audited financial statements, and the unaudited interim condensed consolidated financial statements included herein, have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and note disclosures normally included in annual financial statements, prepared in accordance with accounting principles generally accepted in the United States of America, have been condensed or omitted pursuant to those rules and regulations, although Oceanic Exploration Company (Oceanic) believes that the disclosures made are adequate to make the information presented not misleading. In the opinion of management, all adjustments consisting of normal recurring accruals have been made which are necessary for the fair presentation of the periods included. Interim results are not necessarily indicative of results for a full year. The information included herein should be read in conjunction with the financial statements and notes thereto included in the December 31, 2008 Form 10-K.

Oceanic operates as one business segment. All of Oceanic’s revenue is derived from management contracts with related parties. Oceanic’s oil and gas exploration activities have generally consisted of exploration of concessions through various forms of joint arrangements with unrelated companies, whereby the parties agree to share the costs of exploration, as well as the costs of, and any revenue from, a discovery. For various reasons, Oceanic has not participated in exploration and development of any of its concessions since 1994.

As of March 31, 2009 and December 31, 2008, Oceanic had accounts receivable only from related parties. Accordingly, there were no unrelated customers who were considered to be significant.

(2)	EXPLORATION EXPENSES

In 1974, Petrotimor Companhia de Petróleos, S.A. (Pertotimor), a 99% owned subsidiary of Oceanic, was granted an exclusive offshore concession by Portugal to explore for and develop oil and gas in an approximately 14.8 million-acre area between East Timor and Australia known as the ’Timor Gap.’ At that time, Portugal had administrative control over East Timor. On January 5, 1976, following Indonesia’s unlawful invasion and occupation of East Timor, Petrotimor applied for and obtained on April 14, 1976, Portugal’s consent to a suspension of performance under the concession agreement based upon force majeure. This force majeure status remained in effect until at least October 25, 1999.

Commercial Opportunity in East Timor.  Oceanic submitted an application for an Expansion of Seabed Concession to the transitional government of East Timor in October 2001 requesting that Petrotimor’s 1974 concession area be expanded to include the additional maritime areas within the properly determined seabed delimitation of East Timor. Oceanic believes that, under international law, East Timor is entitled to exercise sovereign jurisdiction over its seabed and to have an Exclusive Economic Zone as codified in the 1982 United Nations Convention on the Law of the Sea. Oceanic believes that by so doing, East Timor could acquire jurisdiction over hydrocarbon reserves containing approximately 12 trillion cubic feet of natural gas and associated condensate.

Neither the transitional government, nor any subsequent East Timor government, has recognized Petrotimor’s concession in East Timor. Oceanic has never received any formal response acknowledging the application for an Expansion of Seabed Concession. An article carried on the Dow Jones Newswires on September 26, 2002 quotes a ‘senior East Timor government official’ as stating that the government does not recognize this concession. Oceanic has not been officially advised of the status of the application or if the current East Timor government is even considering it. A formal response may never be issued, or Oceanic could receive an unfavorable response.

OCEANIC EXPLORATION COMPANY AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

If the East Timor government were to recognize the concession and grant the application, it would expand the 1974 Petrotimor concession to correspond with the offshore area over which East Timor is entitled to claim sovereign rights under international law. Oceanic sponsored a seminar in East Timor in 2001 for the purpose of explaining appropriate maritime boundaries under applicable international law and the resulting benefits to East Timor if such boundaries were to be enforced.

In August 2001, Oceanic and Petrotimor commenced litigation in the Federal Court of Australia (Australian Federal Court) regarding the Timor Gap concession. On February 3, 2003, the Australian Federal Court issued decisions in which it declared that it lacked jurisdiction to hear Oceanic’s claims. As part of the Australian litigation, Oceanic was required to provide bank guarantees as security for the defendants’ litigation costs. The Australian and New Zealand Banking Group (ANZ Bank) in Sydney, Australia provided the guarantees. On March 18, 2009, Oceanic reached a tentative settlement in the amount of AUS$800,000 that it must pay for these litigation costs. Of this amount, AUS$550,000 (including the deposit with the ANZ Bank of AUS$451,000) was paid in April 2009. The remaining AUS$250,000 is accrued as of March 31, 2009 and will be paid when arrangements have been finalized.

During the three months ended March 31, 2009 and 2008, Oceanic incurred expenses of $216,858 and $432,319, respectively, mostly related to legal, consulting and commercial activities associated with oil and gas interests in the Timor Gap. These expenses have been recorded as exploration expenses in the accompanying statements.

Although Oceanic is not currently directly involved in any other oil and gas exploration or production activities, Oceanic continues to evaluate potential exploration and production activities elsewhere in the world. Oceanic did not receive any revenue from oil and gas properties in 2008 and it is not currently conducting any activities that would result in material oil and gas revenue in 2009.

(3)	PENDING LITIGATION

On March 1, 2004, Oceanic and Petrotimor filed a complaint in the United States District Court for the District of Columbia (DC Federal Court) regarding their 14.8 million-acre Timor Gap concession. Oceanic and Petrotimor, as plaintiffs, brought this action to redress the harm caused by the defendants’ (collectively including ConocoPhillips, Inc. and designated subsidiaries, the Timor Sea Designated Authority for the Joint Petroleum Development Area, the Timor Gap Joint Authority for the Zone of Cooperation, PT Pertamina and BP Migas) theft, misappropriation and conversion of oil and gas resources within the Timor Gap.

Oceanic filed a Second Amended Complaint (the Complaint) with the DC Federal Court on March 1, 2005. The Complaint reflected claims that the misdeeds of the defendants effectively prevented Oceanic from competing for rights to explore for and produce oil and gas within the Timor Gap.

On September 21, 2006, the DC Federal Court dismissed certain defendants and certain of Oceanic’s claims and ordered that the remaining defendants file an Answer or other Responsive Pleading to the Complaint.

On February 5, 2007, the DC Federal Court granted the motion of the remaining defendants, ConocoPhillips, Inc. and ConocoPhillips Company (ConocoPhillips), to transfer the case to the United States District Court for the Southern District of Texas (Texas Federal Court).

The defendants subsequently filed a motion for judgment on the pleadings. On April 16, 2008, the Texas Federal Court issued an Opinion on Dismissal and an Interlocutory Order providing that Oceanic take nothing from defendants. On April 22, 2008, the Texas Federal Court entered a Final Judgment dismissing the case. On May 15, 2008, Oceanic filed a Notice of Appeal. On August 19, 2008, Oceanic filed their Opening Brief with the United States Court of Appeals for the Fifth Circuit (Court of Appeals). The defendants/appellees filed their Brief in response on October 6, 2008. Oceanic filed their Reply Brief on October 21, 2008. The

OCEANIC EXPLORATION COMPANY AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

parties presented oral arguments on their respective positions on March 30, 2009, and are currently awaiting a decision by the Court of Appeals. Oceanic anticipates that if its appeal is successful, the defendants/appellees will continue to deny the allegations of the Complaint and will otherwise vigorously defend against Oceanic’s claims. Oceanic understands that pursuing this lawsuit to its fullest extent could take substantial time by Oceanic personnel, and Oceanic could incur substantial expense. However, Oceanic believes that the possibility of a favorable judgment justifies this substantial commitment of time and expense.

(4)	NOTE PAYABLE — RELATED PARTY

On March 7, 2007, Oceanic established a new line of credit evidenced by a promissory note with NWO Resources, Inc. (NWO), in the amount of $4,000,000 at an interest rate of 2% over prime rate with repayment due on or before March 7, 2008. In addition, NWO committed to increase the line of credit to $6,000,000 under certain circumstances. On February 28, 2008, this was replaced by a new line of credit for $4,000,000 plus the additional $2,000,000 commitment for additional financing with repayment due on or before March 31, 2009. Repayment of the line of credit and the additional financing commitment was subsequently extended to March 31, 2010. As of March 31, 2009 and May 15, 2009, $2,400,000 and $2,500,000, respectively, were outstanding under this line of credit, with additional accrued interest of $81,058 and $100,683, respectively.

At the projected level of cash expenditures, Oceanic will need sources of additional funding. Oceanic is considering a rights offering or other equity offering to repay the line of credit and provide working capital. On May 13, 2009, Oceanic filed a Registration Statement relating to a potential future rights offering. The securities described in the Registration Statement will only be offered by prospectus. However, Oceanic’s ability to raise capital may be affected by the litigation described above, and there is no assurance that the Registration Statement will become effective or that the rights offering will commence or be successfully completed. Oceanic believes that the cash on hand at May 15, 2009, and cash generated from 2009 revenues, plus draws from the line of credit and proceeds from a rights offering, if successful, will be sufficient to fund operations beyond December 31, 2009.

(5)	INCOME TAXES

Oceanic and NWO maintain a tax-sharing agreement with the same provisions applicable to all subsidiaries included in NWO’s consolidated return. To calculate its tax provision, Oceanic first estimates what its taxes would have been if NWO did not file a consolidated return with Oceanic. This specifically includes an estimate of Oceanic’s share of book-tax differences, which apply ratably to all NWO subsidiaries. The provision will include a tax benefit from losses to the extent of previous profits, but only to the extent such profits were included in the NWO consolidated return. To the extent a tax benefit for Oceanic’s losses has not been previously allowed, and Oceanic has profits in a future year, the benefit of the loss will be included in the provision to the extent the loss would provide a tax benefit to Oceanic on a stand-alone basis and to the extent that the prior year tax losses could be carried forward under United States tax rules.

In evaluating the realizability of the net deferred tax assets, Oceanic takes into account a number of factors, primarily relating to the ability to generate taxable income. Where it is determined that it is likely that Oceanic will be unable to realize deferred tax assets, a valuation allowance is established against the portion of the deferred tax asset. Because it cannot be accurately determined when or if Oceanic will become profitable, a valuation allowance was provided against the entire deferred income tax asset attributable to the net operating loss incurred during the three months ended March 31, 2009 and 2008.

(6)	OIL AND GAS INTERESTS

Oceanic holds various interests in concessions or leases for oil and gas exploration around the world as described in the December 31, 2008 Form 10-K. Costs for these oil and gas property interests have been charged to expense in prior years so no amounts are reflected on the balance sheet. Although Oceanic is not

OCEANIC EXPLORATION COMPANY AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

currently conducting any direct exploration activities, it continues to evaluate potential exploration and production activities elsewhere in the world.

(7)	COMMITMENTS AND CONTINGENCIES

Prior to 1985, Oceanic had subsidiaries operating in the United Kingdom (UK). During 1985, the subsidiaries disposed of an interest in a license. Oceanic has been advised that there may be taxable capital gains resulting from the transaction. A review of UK tax law indicated that there did not appear to be a statute of limitations with respect to tax liability and collection of taxes. Oceanic has accrued the estimated capital gains tax liability and continues to accrue interest on that liability. Oceanic believes that the UK tax authorities are unlikely to collect any taxable UK capital gains tax in the U.S. Oceanic has no current plans on resuming future operations in the UK.

In addition, Oceanic may be involved from time to time in various claims and lawsuits incidental to its business. In the opinion of Oceanic’s management, no claims or lawsuits, not previously disclosed, exist at March 31, 2009 that will result in a material adverse effect on the financial position or operating results of Oceanic.

(8)	TRANSACTIONS WITH RELATED PARTIES

Oceanic provides bookkeeping, administrative and day-to-day management services to San Miguel Valley Corporation (San Miguel), a real estate company. Oceanic also provides management, professional and administrative services to Cordillera Corporation (Cordillera), a holding company. Oceanic’s management is responsible for the day-to-day management of real estate and other activities of Cordillera. Oceanic’s subsidiary, Petrotimor, provides exploration and consulting services to Harvard International Resources, Ltd. (HIRL), a related company. These contracts have no contractual termination date, but management cannot be certain that some or all of these contracts will continue in the future. Most of the management contracts contain clauses requiring 60-days termination notice. Oceanic’s Chairman of the Board of Directors and Chief Executive Officer, James N. Blue, is affiliated with each of these corporations.

Management Fee Revenue
For the three months ended March 31,

	2009		2008
	(Unaudited)

San Miguel Valley Corporation	$132,000	44%	$133,290	50%
Cordillera Corporation	162,000	54%	124,500	47%
Harvard International Resources, Ltd.	7,500	2%	9,165	3%

Total management fee revenue	$301,500		$266,955

Except for the contract with HIRL, all labor services are provided at payroll cost plus benefits and include a 5% markup on that total to cover the administrative expenses. This charge is calculated annually based on the prior year’s costs. All expenses are billed at cost. The contract with HIRL differs from the management contracts with the other related companies, as it is a flat charge of $2,500 per month plus expenses directly incurred in providing those consulting services. These expenses totaled $0 and $1,665 for the three months ended March 31, 2009 and 2008, respectively. The purpose for the management agreements is to avoid duplication of functions and costs for the economic benefit of all of the companies involved.

Effective June 30, 2007, Oceanic entered into a Services Agreement with General Atomics (GA), a company controlled by Oceanic’s Chairman of the Board of Directors and Chief Executive Officer. This agreement specifies that Oceanic will pay GA for the services of Stephen M. Duncan to serve as President of

OCEANIC EXPLORATION COMPANY AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Oceanic at a fixed rate of $7,500 per month. The agreement has no contractual termination date, but can be terminated with 30 days notice by either party. Oceanic recorded expenses of $22,500 for each of the three-month periods ended March 31, 2009 and 2008, for payments made to GA for Stephen M. Duncan’s services.

Karsten Blue, son of Oceanic’s Chairman of the Board of Directors and Chief Executive Officer, coordinates various activities relating to the Timor Gap matters. On July 31, 2007, Oceanic entered into a Services Agreement with GA. The agreement specifies a fixed amount for Karsten Blue’s services at $6,500 per month and has no contractual termination date. Oceanic expensed $19,500 for each of the three month periods ended March 31, 2009 and 2008, for Karsten Blue’s services.

Oceanic leases approximately 5,191 square feet of office space in an office building located at 7800 East Dorado Place, Suite 250, Englewood, Colorado 80111. Sorrento West Properties, Inc., a related company, owns the office building. The lease has been extended to October 31, 2009 at a rate of $16.50 per square foot. Oceanic also subleases 940 square feet of space from Cordillera in the same building. This sublease has been extended to March 31, 2010 at an annual rate of $12.00 per square foot. Oceanic’s facilities are adequate for their current needs. Rent expense, including a prorated share of building operating expenses, for the three months ended March 31, 2009 and 2008 was $23,282 and $21,858, respectively.

On March 7, 2007, Oceanic established a line of credit evidenced by a promissory note with NWO, in the amount of $4,000,000 at an interest rate of 2% over prime rate with repayment due on or before March 7, 2008. In addition, NWO committed to increase the line of credit to $6,000,000 under certain circumstances. On February 28, 2008, this was replaced by a new line of credit for $4,000,000 plus the additional $2,000,000 commitment for additional financing with repayment due on or before March 31, 2009. Repayment of the line of credit and the additional financing commitment was subsequently extended to March 31, 2010. As of March 31, 2009 and May 15, 2009, Oceanic had borrowed $2,400,000 and $2,500,000, respectively, under this line of credit with accrued interest of $81,058 and $100,683, respectively, on this outstanding balance.

(9)	NEW ACCOUNTING PRONOUNCEMENTS

Effective January 1, 2008, Oceanic adopted Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (SFAS No. 157), which defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles, and expands disclosure about fair value measurements. SFAS No. 157 establishes a fair value hierarchy that prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority (Level 1) to unadjusted quoted prices in active markets for identical assets and liabilities, and gives the lowest priority (Level 3) to unobservable inputs. The adoption of SFAS No. 157 did not have a significant effect on Oceanic’s consolidated financial statements.

Also, effective January 1, 2008, Oceanic adopted Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities, including an amendment of FASB Statement No. 115” (SFAS No. 15). SFAS No. 159 expands the use of fair value measurement by permitting items at fair value that are not currently required to be measured at fair value. Oceanic did not elect the fair value option for any of its financial assets or liabilities.

In December 2007, the Financial Accounting Standards Board (FASB) released Statement of Financial Accounting Standards No. 141(R), “Business Combinations” (SFAS No. 141 (R)), to establish accounting and reporting standards to improve the relevance, comparability and transparency of financial information that an acquirer would provide in its consolidated financial statements from a business combination. SFAS No. 141 (R) is effective for fiscal years beginning after December 15, 2008 and should be applied prospectively for all business combinations entered into after the date of adoption. Oceanic adopted SFAS 141(R) on January 1, 2009 and it did not have any impact on its financial position, results of operations or cash flows.

Other accounting standards that have been recently issued by the FASB or other standards-setting bodies do not apply to Oceanic’s operations or financial statements. Other accounting standards proposed by the

OCEANIC EXPLORATION COMPANY AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on Oceanic’s consolidated financial statements upon adoption.

(10)	SUBSEQUENT EVENT

On May 13, 2009, Oceanic filed a Form S-1 to offer existing shareholders the opportunity to purchase additional shares of stock for the purpose of raising up to approximately $6,080,000. The majority of the proceeds from this rights offering will be used to repay NWO for prior advances on a line of credit and to pursue the U.S. Timor Gap Litigation.

APPENDIX I

FORM OF SUBSCRIPTION AGREEMENT

PLEASE CAREFULLY REVIEW THE INSTRUCTIONS

OCEANIC EXPLORATION COMPANY SUBSCRIPTION AGREEMENT

This Subscription Agreement represents a subscription to acquire the number of shares of common stock of Oceanic Exploration Company (Oceanic) set forth below at a subscription price of $.32 per share for the total subscription price set forth below. The registered owner named below is entitled to subscribe for full shares of common stock pursuant to subscription rights granted to stockholders upon the terms and conditions set forth in the related Prospectus. For each share of common stock subscribed for, the subscription price of $.32 must be forwarded to Oceanic Exploration Company.

THE SUBSCRIPTION RIGHTS EXPIRE AT 5:00 p.m. DENVER, COLORADO TIME ON [AUGUST 21, 2009]. NO SUBSCRIPTION AGREEMENTS WILL BE ACCEPTED THEREAFTER.

Stockholder Name:

Stockholder Address:

Stockholder Social Security Number or EIN Number:

Number of Shares Owned By
Stockholder on [July 16, 2009]:

Number of Shares Subject To
Basic Subscription Rights:

Section 1 — SUBSCRIPTION AND SIGNATURE

I hereby irrevocably subscribe for the number of shares of common stock as indicated below, on the terms specified in the related Prospectus.

a.	Subscription:	Shares
b.	Over-Subscription: (no more than 19,000,000 less the number subscribed for in (a))	Shares
c.	Total Subscription (a + b):	Shares
d.	Total Cost (c x $.32):	$

Signature of Stockholder:                       Telephone Number: (          )

Section 2 — ADDRESS FOR DELIVERY OF STOCK CERTIFICATE IF DIFFERENT FROM ABOVE

Stock will be issued in the name of the record holder.  If the record holder is your broker, the stock will be issued in the name of your broker and posted to your account. If the record holder is a trust, the stock will be issued in the name of the trust.

Payment for the shares must be made by wire transfer, certified check, bank draft (cashier’s check) drawn upon a U.S. bank or a money order payable to ‘Oceanic Exploration Company’ or by postal, telegraphic or express money order. Please contact Lori Brundage, CFO, for wiring instructions at the address listed earlier. Personal checks will not be accepted and will be returned to you.

Allow for sufficient mailing time for the Subscription Agreement payment to be received by us before the Expiration Date at 5:00 p.m., MDT, [August 21, 2009], after which time the rights will be void and valueless.

INSTRUCTIONS FOR USE OF SUBSCRIPTION AGREEMENT

Each stockholder of Oceanic Exploration Company has the right to subscribe for 0.318317 shares of common stock for each full share of common stock of Oceanic (the Rights) owned of record at the close of business on [July 16, 2009] (the Record Date). The number of shares of common stock you are entitled to subscribe for appears on the front of the Subscription Agreement or can be calculated by multiplying the number of shares of common stock owned of record on the Record Date by 0.318317 and rounding up to the nearest whole number. The Subscription Price of $.32 is needed to subscribe for each share of common stock. You may also subscribe for common stock pursuant to an Over-Subscription Privilege. To exercise your Rights, you must complete the appropriate sections on the Subscription Agreement. See the Prospectus for detailed information on these options. If you wish to exercise your Rights or the Over-Subscription Privilege, you must do so by no later than 5:00 p.m., MDT, Denver, Colorado time on [August 21, 2009]. Rights may be exercised only through Oceanic. As described below, the Rights are not transferable.

TO EXERCISE YOUR RIGHTS-PLEASE COMPLETE AND
RETURN THE SUBSCRIPTION AGREEMENT

1. Complete SECTION 1-SUBSCRIPTION AND SIGNATURE.

a. Basic Subscription Rights.  Enter the number of shares you intend to purchase under your Basic Subscription Rights. The maximum number of shares you may purchase on Basic Subscription appears on the front of the Subscription Agreement or can be calculated by multiplying the number of shares of common stock owned of record on the Record Date by 0.318317 and rounding up to the nearest whole number.

b. Over-Subscription.  Enter the number of shares you desire to purchase under your Over-Subscription Privilege. The Over-Subscription Privilege is available only if you exercised all of your Basic Subscription Rights. The maximum number of shares that you can purchase on Over-Subscription is 19,000,000 shares less the number of shares you purchased on Basic Subscription Rights. The number of shares that will actually be purchased by you will be subject to a pro rata allocation, based on the number of shares you requested through the Over-Subscription Privilege in proportion to the total number of shares that you and other over-subscribing stockholders requested through the Over-Subscription Privilege, if there are not enough shares remaining after the Basic Subscription Rights to completely fill all requests for purchases on Over-Subscription. However, if your pro rata allocation exceeds the number of shares you requested in the Over-Subscription, then you will receive only the number of shares that you requested, and the remaining shares from your pro rata allocation will be divided among other stockholders exercising their Over-Subscription Privileges.

When you send in your Subscription Agreement, you must also send the full purchase price for the number of additional shares that you have requested to purchase (in addition to the payment due for shares purchased through your Basic Subscription Privilege). We retain the discretion to issue less than the total number of shares that may be available for Over-Subscription requests in order to comply with state securities laws.

NWO Resources, Inc. (NWO), Oceanic’s principal stockholder, has stated its intention to fully exercise its Basic Subscription Rights and, if the rights offering is under subscribed, it may purchase additional shares that are not subscribed for by other stockholders in the rights offering, to the extent that shares are available. NWO has indicated that there is no minimum number of shares that other stockholders must subscribe for before it will consider purchasing the additional shares. NWO is not obligated to exercise its basic subscription privileges or purchase all unsubscribed shares and may later determine not to do so.

c. Total Subscription.  Enter the total number of shares you want to purchase in the offer. This number is the sum of the number of shares you are purchasing on Basic Subscription Rights plus the number of shares you desire to purchase on Over-Subscription.

d. Total Cost.  Enter the total cost of your subscription. Your total cost is the dollar number obtained when you multiply the number of shares shown under Total Subscription by $.32, the Subscription Price per share.

2. Sign the Subscription Agreement in the space provided at the bottom of Section 1. Include your daytime telephone number in the space provided.

3. Enclose the executed Subscription Agreement, together with a wire transfer, certified check, bank draft (cashier’s check) drawn on a U.S. bank, or money order made payable to Oceanic Exploration Company in the amount of the Total Cost (Item d. of Section 1). Please contact Lori Brundage, CFO, for wiring instructions at the address listed earlier. If you use your own envelope, address it to Oceanic Exploration Company, 7800 East Dorado Place, Suite 250, Englewood, Colorado 80111. You may also personally deliver your Subscription Agreement and payment to Oceanic Exploration Company, at the same address.

4. Mail or deliver your executed Subscription Agreement and payment for the Total Cost on a timely basis so that it is received by Oceanic by no later than 5:00 p.m., MDT, in Denver, Colorado on [August 21, 2009] (the Expiration Date). If we have not received your Subscription Agreement and payment for the Total Cost by 5:00 p.m., Mountain Daylight time on the Expiration Date, you will not be entitled to purchase shares pursuant to the Rights. Accordingly, if you are sending your executed Subscription Agreement and payment by mail, please allow sufficient time for them to be received in our offices prior to 5:00 p.m. on the Expiration Date.

No Minimum Any or All Offering

The Rights Offering is being made on an any or all basis, which means that we may accept any subscription received even if all 19,000,000 shares of common stock offered are not subscribed for in the Rights Offering.

No Recommendation

We are not making any recommendation as to whether or not you should exercise your Rights. You should make your decision based on your own assessment of your best interests.

Cancellation Right

The Board of Directors of Oceanic may cancel the rights offering in its sole discretion at any time prior to or on the Expiration Date for any reason (including a change in the market price of the common stock). If Oceanic cancels the Rights offering, any funds you paid will be refunded within 15 business days, without interest.

Non-transferability of Subscription Rights

Except in the limited circumstance described below, only you may exercise the Basic Subscription Privilege and the Over-Subscription Privilege. You may not sell, give away or otherwise transfer the Basic Subscription Privilege or the Over-Subscription Privilege.

Notwithstanding the foregoing, your Rights may be transferred by operation of law or through involuntary transfers. For example, a transfer of rights to the estate of the recipient upon the death of the recipient would be permitted. If the Rights are transferred as permitted, evidence satisfactory to us that the transfer was proper must be received by us prior to the expiration date of the rights offering.

Shares Held for Others

If you are a broker, a trustee or a depository for securities, or you otherwise hold shares of common stock for the account of others as a nominee holder, you should notify the beneficial owner of such shares as soon as possible to obtain instructions with respect to their subscription rights, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial owner so instructs, you should complete the Subscription Agreement and submit it to us with the proper payment.

If you are a beneficial owner of common stock held by a nominee holder, such as a broker, trustee or a depository for securities, we will ask your broker, dealer, trustee or other nominee to notify you of this rights offering. If you wish to purchase shares through this rights offering, you should contact the holder and ask him or her to effect transactions in accordance with your instructions.

Ambiguities in Exercise of Subscription Rights

If you do not specify the number of shares of common stock being subscribed for in your Subscription Agreement, or if your payment is not sufficient to pay the total purchase price for all of the shares that you indicated you wished to purchase, you will be deemed to have subscribed for the maximum number of shares of common stock that could be subscribed for with the payment received from you. If your payment exceeds the total purchase price for all of the shares of common stock shown in your subscription agreement, your payment will be applied, until depleted, to subscribe for shares of common stock in the following order:

(1) to subscribe for the number of shares, if any, that you indicated on the subscription certificate that you wished to purchase through your Basic Subscription Privilege;

(2) to subscribe for shares of common stock until your Basic Subscription Privilege has been fully exercised;

(3) to subscribe for additional shares of common stock pursuant to the Over-Subscription Privilege (subject to any applicable proration). Any excess payment remaining after the foregoing allocation will be returned to you as soon as practicable by mail, without interest or deduction.

Regulatory Limitation

Oceanic will not issue shares of common stock in the rights offering to California residents who do not meet the suitability requirements described in the prospectus. State securities laws require an offering to be registered or exempt in each state where the rights offering is made. We believe we have complied with the registration or exemption requirements in all fifty states and the District of Columbia. This offering is not valid for residents of other countries outside of the United States. If you are resident in another jurisdiction, Oceanic will not be required to issue common stock to you pursuant to the rights offering if it is advised by counsel that the cost of compliance with the local securities laws will substantially exceed your subscription amount.

Oceanic Exploration Company’s Decision

All questions concerning the timeliness, validity, form and eligibility of any exercise of subscription will be determined by Oceanic, and its determinations will be final and binding. In its sole discretion, Oceanic may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as it may determine, or reject the purported exercise of any subscription right by reason of any defect or irregularity in such exercise. Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as Oceanic determines in its sole discretion. Oceanic will not be under any duty to notify you of any defect or irregularity in connection with the submission of a Subscription Agreement or incur any liability for failure to give such notification.

No Revocation

Once you have exercised your Basic Subscription Privilege or Over-Subscription Privilege, YOU MAY NOT REVOKE THAT EXERCISE EVEN IF THE SUBSCRIPTION PERIOD HAS NOT YET ENDED. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of common stock at the subscription price of $.32 per share.

Shares of Common Stock Outstanding after the Rights Offering

Assuming Oceanic issues all of the shares of common stock offered in the rights offering, approximately 78,688,881 shares of common stock will be issued and outstanding. This would represent an approximate 32% increase in the number of outstanding shares of common stock. IF YOU DO NOT FULLY EXERCISE

YOUR BASIC SUBSCRIPTION PRIVILEGE BUT OTHERS DO, THE PERCENTAGE OF COMMON STOCK THAT YOU HOLD WILL DECREASE.

Fees and Expenses

You are responsible for paying commissions, fees, taxes or other expenses incurred in connection with the exercise of the subscription rights. Oceanic will not pay these expenses.

Rejection Right

Oceanic reserves the right to reject any Subscription Agreement and payment not properly submitted. Oceanic has no duty to give notification of defects in any Subscription Agreement or payment and will have no liability for failure to give such notification. Oceanic will return any Subscription Agreement or payment not properly submitted.

STOCKHOLDERS SHOULD CAREFULLY REVIEW THE RELATED PROSPECTUS PRIOR TO MAKING AN INVESTMENT DECISION WITH RESPECT TO THE RIGHTS REFERRED TO IN THIS SUBSCRIPTION AGREEMENT.

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The estimated expenses in connection with this rights offering are set forth below:

Expenses	Amount

Securities and Exchange Commission filing fee	$340
Blue Sky fees and expenses	$2,200
Accounting fees and expenses	$13,500
Legal fees and expenses	$50,000
Transfer agent and registrar fees and expenses	$2,000
Printing and electronic transmission expenses	$9,500
Postage	$2,000
Miscellaneous	$460

Total	$80,000

Item 14.	Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware provides that a corporation may indemnify its officers, directors, employees and agents (or persons who have served, at the corporation’s request, as officers, directors, employees or agents of another corporation) against the expenses, including attorneys’ fees, actually and reasonably incurred by them in connection with the defense of any action by reason of being or having been directors, officers, employees or agents, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceedings, had no reason to believe his conduct was unlawful, except that if such action shall be in the right of the corporation, no such indemnification shall be provided as to any claim, issue or matter as to which such person shall have been adjudged to have been liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware, or any other court in which the lawsuit was brought, shall determine upon application that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. Our Bylaws provide that we shall indemnify our officers and directors to the fullest extent permitted by the Delaware Law.

Insofar as indemnification for liabilities under the Securities Act of 1933 (the Securities Act) may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission (SEC), such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15.	Recent Sales of Unregistered Securities

We have not sold any securities within the past three years without registration under the Securities Act.

Item 16.	Exhibits

(a) Exhibits filed herewith are listed below and if not located in another previously filed registration statement or report, are attached to this registration statement at the pages set out below. The ’Exhibit Number’ below refers to the Exhibit Table in Item 601 of Regulation S-K.

Exhibit
Number	Name of Exhibit	Location

3.1	Certificate of Incorporation (including all amendments)	Exhibit 3 of the Report on Form 10-K for the year ended September 30, 1980 (SEC File No. 000-06540).
3.2	Bylaws (including all amendments)	Exhibit 3.1 of Form 8 (Amendment No. 1 to 10-K Report) dated June 1, 1982 (SEC File No. 000-06540).
3.3	Form of Amended and Restated Certificate of Incorporation	Exhibit 3.3 of Amendment No. 1 to Form SB-2 filed October 3, 2002.
3.4	Certificate of Amendment to Amended and Restated Certificate of Incorporation	Exhibit 3.4 for the 10-QSB for quarter ended June 30, 2006.
5.1	Opinion of Callister Nebeker & McCullough
10.1	Memorandum of Agreement dated June 30, 1976 between Oceanic Exploration Company and Denison Mines Limited	Exhibit 9.2 of the report on Form 10-K for the year ended September 30, 1976 (SEC File No. 000-06540).
10.2	Letter Agreement dated July 28, 1976 amending Agreement of June 30, 1976	Exhibit 9.3 of the Report on Form 10-K for the year ended September 30, 1976 (SEC File No. 000-06540).
10.3	Amendment dated August 27, 1976 to Agreement of June 30, 1976	Exhibit 9.4 of the Report on Form 10-K for the year ended September 30, 1976 (SEC File No. 000-06540).
10.4	Management Agreement with Cordillera Corporation dated January 1, 2000	Exhibit 10.2 of the Report of Form 10-QSB for the quarter ended March 31, 2000.
10.5	Management Agreement with San Miguel Valley Corporation dated January 1, 2000	Exhibit 10.3 of the Report of Form 10-QSB for the quarter ended March 31, 2000.
10.10	Office Building Lease with Sorrento West Properties, Inc. dated September 1, 2000	Exhibit 10 of the Report on Form 10-QSB for the quarter ended September 30, 2000.
10.11	Amendment to Office Building Lease	Exhibit 10.11 of the Report on Form 10-KSB for the year ended December 31, 2005
10.14	Concession Contract between the Portuguese Government (by the Minister for Overseas) and Petrotimor Companhia de Petróleos, S.A. dated December 11, 1974	Exhibit 10.14 of Form SB-2 filed August 19, 2002.
10.16	Farm-out Agreement with Enterprise Oil Exploration Limited and NMX Resources (Overseas) Limited dated September 22, 1989	Exhibit 10.4 of the Report on Form 10-KSB for the year ended March 31, 1995.
10.17	Letter Agreement with Enterprise Oil Exploration Limited and NMX Resources (Overseas) Limited dated September 22, 1989	Exhibit 10.5 of the Report on Form 10-KSB for the year ended March 31, 1995.
10.18	Letter of Indemnification with Enterprise Oil Exploration Limited and NMX Resources (Overseas) Limited dated September 22, 1989	Exhibit 10.6 of the Report on Form 10-KSB for the year ended March 31, 1995.
10.20	Cordillera and Affiliated Companies 401(k) Deferred Compensation Plan amended and restated as of January 1, 2001	Exhibit 10.20 of Amendment No. 1 to Form SB-2 filed October 3, 2002.

Exhibit
Number	Name of Exhibit	Location

10.21	Cordillera and Affiliated Companies Money Purchase Pension Plan amended and restated as of January 1, 2001	Exhibit 10.21 of Amendment No. 1 to Form SB-2 filed October 3, 2002.
10.22	Cordillera and Affiliated Companies 401(k) Deferred Compensation Plan Restated Adoption Agreement for Oceanic Exploration Company and Oceanic International Properties Corporation effective January 1, 2001	Exhibit 10.22 of Amendment No. 1 to Form SB-2 filed October 3, 2002.
10.23	Cordillera and Affiliated Companies Money Purchase Pension Plan Restated Adoption Agreement for Oceanic Exploration Company and Oceanic International Properties Corporation effective January 1, 2001	Exhibit 10.23 of Amendment No. 1 to Form SB-2 filed October 3, 2002.
10.24	Services Agreement between Oceanic Exploration Company and Cordillera Corporation dated September 1, 2002	Exhibit 10.24 of Amendment No. 1 to Form SB-2 filed October 3, 2002.
10.26	Consulting Agreement between Petrotimor Companhia de Petróleos, S.A. and Harvard International Resources, Ltd. dated October 1, 2003	Exhibit 10.26 of the report on Form 10-KSB for the year ended December 31, 2003.
10.27	Business Consultant Agreement between Petrotimor Companhia de Petróleos, S.A. and Dr. John L. Redmond dated October 1, 2003	Exhibit 10.27 of the report on Form 10-KSB for the year ended December 31, 2003.
10.28	Income Tax Accounting Agreement between NWO Resources and Oceanic Exploration Company dated October 1, 2003	Exhibit 10.28 of the report on Form 10-KSB for the year ended December 31, 2003.
10.32	Promissory Note (Line of Credit) between NWO Resources and Oceanic Exploration Company dated March 7, 2007	Exhibit 10.32 of the report on Form 10-KSB for the year ended December 31, 2006.
10.33	Services Agreement Between Oceanic Exploration Company and General Atomics for Stephen M. Duncan	Exhibit 10.33 of the report on Form 10-QSB for the quarter ended June 30, 2007.
10.34	Services Agreement Between Oceanic Exploration Company and General Atomics for Karsten Blue	Exhibit 10.34 of the report on Form 10-QSB for the quarter ended June 30, 2007.
10.35	Promissory Note (Line of Credit) between NWO Resources and Oceanic Exploration Company dated February 28, 2008	Exhibit 10.35 of the report on Form 10-KSB for the year ended December 31, 2007.
10.36	Second Amendment to Office Lease for Additional Square Footage	Exhibit 10.36 of the report on Form 10-QSB for the year ended December 31, 2007.
10.37	Services Agreement with General Atomics for Legal Services	Exhibit 10.37 of the report on Form 10-Q for the quarter ended March 31, 2008.
10.38	Sublease Agreement with Cordillera Corporation dated April 1, 2008	Exhibit 10.38 of the report on Form 10-Q for the quarter ended March 31, 2008.
10.39	Third Amendment to Office Building Lease dated October 22, 2008	Exhibit 10.39 of the report on Form 10-Q for the quarter ended September 30, 2008.
10.40	Amendment to Sublease Agreement dated October 22, 2008	Exhibit 10.40 of the report on Form 10-Q for the quarter ended September 30, 2008.
10.41	Extension of Promissory Note (Line of Credit) between NWO Resources and Oceanic Exploration Company dated March 11, 2009	Exhibit 10.41 of the report on Form 10-K for the year ended December 31, 2008.

Exhibit
Number	Name of Exhibit	Location

21.1	Subsidiaries of Oceanic Exploration Company	Exhibit 21.1 of the Registration Statement on Form SB-2, File No. 333-114681.
23.1	Consent of Ehrhardt Keefe Steiner & Hottman PC	Exhibit 23.1 of the Registration Statement on Form S-1, File No. 333-159202
23.2	Consent of Grant Thornton LLP	Exhibit 23.2 of the Registration Statement on Form S-1, File No. 333-159202
23.3	Consent of Callister Nebeker & McCullough (included in Exhibit 5.1)
23.4	Consent of Ehrhardt Keefe Steiner & Hottman PC
23.5	Consent of Grant Thornton LLP
24.1	Power of Attorney	Page II-4
99.1	Code of Ethics for Directors, Management and Employees	Exhibit 99.1 of the Report on Form 10-KSB for the year ended December 31, 2003.
99.2	Securities Trading Policy/Timely Reporting of Events	Exhibit 99.1 of the Report on Form 10-KSB for the year ended December 31, 2003.

Item 28.	Undertakings

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, lawsuit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to supplement the prospectus, after the end of the subscription period, to set forth the results of the subscription offer and the number of shares of common stock acquired by NWO, if any. If NWO makes any subsequent public offering of the common stock registered under this registration statement, we will file a post-effective amendment to state the terms of such offering.

The undersigned registrant hereby undertakes that (1) for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared it effective and (2) for purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Stephen M. Duncan and Lori A. Brundage and each or any one of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Englewood, state of Colorado, on June 19, 2009.

OCEANIC EXPLORATION COMPANY

By:	/s/ Stephen M. Duncan
Stephen M. Duncan
President

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date stated.

Signature	Title	Date

/s/ Stephen M. Duncan Stephen M. Duncan	President and Director (Principal Executive Officer)	June 19, 2009

/s/ Lori A. Brundage Lori A. Brundage	Treasurer and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	June 19, 2009

/s/ Stephen M. Duncan, Attorney in Fact James N. Blue	Chairman of the Board of Directors and Chief Executive Officer	June 19, 2009

/s/ Stephen M. Duncan, Attorney in Fact John L. Redmond Ph.D.	Vice President — International Exploration and Director	June 19, 2009

/s/ Stephen M. Duncan, Attorney in Fact Sidney H. Stires	Director	June 19, 2009

/s/ Stephen M. Duncan, Attorney in Fact Gene E. Burke, M.D.	Director	June 19, 2009